Exhibit 10.2

Execution Version

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dated 17 July 2025

NCL NEXTGEN CLASS II LTD.
as Borrower

ncl corporation ltd.

as Guarantor

BNP PARIBAS

Crédit Agricole Corporate and Investment Bank

as Joint Coordinators

Cassa Depositi e Prestiti S.P.A.

Crédit Agricole Corporate and Investment Bank

BNP PARIBAS

CAIXABANK, S.A., SUCCURSALE IN ITALIA

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., MILAN BRANCH

BANCO SANTANDER, S.A.

as Joint Bookrunners

Cassa Depositi e Prestiti S.P.A.

Crédit Agricole Corporate and Investment Bank

BNP PARIBAS

CAIXABANK, S.A., SUCCURSALE IN ITALIA

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., MILAN BRANCH

BANCO SANTANDER, S.A.

KFW IPEX-BANK GMBH

INTESA SANPAOLO BANK LUXEMBOURG S.A.

as Mandated Lead Arrangers

COMMERZBANK AG, NEW YORK BRANCH

HSBC BANK PLC
as Lead Arrangers

UNICREDIT S.P.A.

BANCO BPM

JP MORGAN CHASE BANK N.A., LONDON BRANCH

as Arrangers

The Banks and Financial Institutions listed in schedule 1

as Original Lenders

Crédit Agricole Corporate and Investment Bank

as Facility Agent and ECA Agent

Crédit Agricole Corporate and Investment Bank

as Security Agent

Sace Facility Agreement

relating to the part financing of a cruise vessel with Hull No. [*]
currently under construction by Fincantieri S.p.A.

Index

Clause		Page

Section 1 Interpretation		4
1	Definitions and Interpretation	4
Section 2 The Facility		43
2	The Facility	43
3	Purpose	43
4	Conditions of Utilisation	44
Section 3 Utilisation		54
5	Utilisation	54
Section 4 Repayment, Prepayment and Cancellation		56
6	Repayment	56
7	Prepayment and Cancellation	56
Section 5 Costs of Utilisation		62
8	Interest	62
9	Interest Periods	65
10	Changes to the Calculation of Interest	65
11	Fees	73
Section 6 Additional Payment Obligations		75
12	Tax Gross-up and Indemnities	75
13	Increased Costs	79
14	Other Indemnities	82
15	Mitigation by the Lenders	85
16	Costs and Expenses	85
Section 7 Guarantee		87
17	Guarantee and Indemnity	87
Section 8 Representations, Undertakings and Events of Default		91
18	Representations	91
19	Repetition of Representations	99
20	Information Undertakings	99
21	Financial Covenants	103
22	General Undertakings	107
23	Ship Undertakings	117
24	Insurance Undertakings	124
25	Security Value Maintenance	128
26	Events of Default	129
27	ECA Provisions	134
Section 9 Changes to Parties		138
28	Changes to the Lenders	138
29	Changes to the Transaction Obligors	144
Section 10 The Finance Parties		145
30	Role of the Agent and the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers and the Arrangers	145
31	The Security Agent	157
32	Conduct of Business by the Finance Parties	170
33	Sharing among the Finance Parties	170
Section 11 Administration		173
34	Payment Mechanics	173
35	Set-Off	176
36	Notices	176

37	Calculations and Certificates	179
38	Partial Invalidity	179
39	Remedies and Waivers	179
40	Amendments and Waivers	179
41	Confidential Information	185
42	Confidentiality of Funding Rates	183
43	Counterparts	189
44	Bail In	190
Section 12 Governing Law and Enforcement		193
45	Governing Law	193
46	Enforcement	193
47	Waiver of Immunity	193

Schedules

Schedule 1 The Original Parties	197
Part A The Obligors	197
Part B The Original Lenders	198
Schedule 2 Requests	200
Part A Form of Disbursement Request	200
Part B Form of Premium Request	201
Schedule 3 Form of Builder Qualifying Certificate	203
Schedule 4 Form of Transfer Certificate	205
Schedule 5 Form of Assignment Agreement	207
Schedule 6 Form of Compliance Certificate	209
Schedule 7 Documents to be produced by the Builder to the Agent on Delivery	211
Schedule 8 Timetables	212

Execution

Execution Page	213

THIS AGREEMENT is made on 17 July 2025.

(1)	NCL NEXTGEN CLASS II LTD., an exempted company incorporated under the laws of Bermuda whose registered office is at Park Place, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda, as borrower (the "Borrower")

(2)	NCL CORPORATION LTD., an exempted company incorporated under the laws of Bermuda with its registered office at Park Place, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda, as guarantor (the "Guarantor")

(3)	BNP PARIBAS and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as joint coordinators (the "Joint Coordinators")

(4)	CASSA DEPOSITI E PRESTITI S.P.A., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, BNP PARIBAS, CAIXABANK, S.A., SUCCURSALE IN ITALIA, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., MILAN BRANCH and BANCO SANTANDER, S.A. as joint bookrunners (the "Joint Bookrunners")

(5)	CASSA DEPOSITI E PRESTITI S.P.A., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, BNP PARIBAS, CAIXABANK, S.A., SUCCURSALE IN ITALIA, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., MILAN BRANCH, BANCO SANTANDER, S.A., KFW IPEX-BANK GMBH and INTESA SANPAOLO BANK LUXEMBOURG S.A. as mandated lead arrangers (the "Mandated Lead Arrangers)

(6)	COMMERZBANK AG, NEW YORK BRANCH and HSBC BANK PLC as lead arrangers (the "Lead Arrangers)

(7)	UNICREDIT S.P.A., BANCO BPM and JP MORGAN CHASE BANK N.A., LONDON BRANCH as arrangers (the "Arrangers")

(8)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Parties), as lenders (the "Original Lenders")

(9)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at 12 Place des États-Unis, CS 70052, 92547 Montrouge Cedex, France, as facility agent for the other Finance Parties (the "Facility Agent")

(10)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at 12 Place des États-Unis, CS 70052, 92547 Montrouge Cedex, France, as ECA agent for the other Finance Parties (the "ECA Agent" and, together with the Facility Agent, the "Agent")

(11)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its office at 12 Place des États-Unis, CS 70052, 92547 Montrouge Cedex, France, as security agent for the Secured Parties (the "Security Agent")

Background

(A)	By the Shipbuilding Contract the Builder has agreed to design, construct and deliver, and the Borrower has agreed to purchase, the Ship, which is to be delivered to the Borrower on the Intended Delivery Date, subject to any adjustments of such delivery date in accordance with the Shipbuilding Contract.

(B)	The total price payable by the Borrower to the Builder under the Shipbuilding Contract is two billion, two hundred and eighty-nine million and seven hundred thousand Euros (€2,289,700,000) (the "Initial Contract Price") payable on the following terms:

(i)	as to [*] per cent, being [*], which will have been fully paid by the date on which the Shipbuilding Contract becomes effective in accordance with its terms (or any other date that is further agreed between the Borrower and the Builder);

(ii)	as to [*] per cent, being [*], on the date falling 43 months prior to the Intended Delivery Date;

(iii)	as to [*] per cent, being [*], on the date falling 30 months prior to the Intended Delivery Date;

(iv)	as to [*] per cent, being [*], on the date falling 15 months prior to the Intended Delivery Date; and

(v)	as to [*] per cent, being [*], on delivery of the Ship on the Delivery Date (the "Delivery Instalment"),

as each such event is described in the Shipbuilding Contract.

(C)	The Initial Contract Price may be decreased at delivery of the Ship under Articles 8, 13, 14, 16, 17, 19 and 20 of the Shipbuilding Contract (in aggregate the "Liquidated Damages") or by mutual agreement between the parties (the Initial Contract Price adjusted as aforesaid being the "Contract Price"). For the avoidance of doubt, under the Shipbuilding Contract the price of the Ship may be increased or decreased pursuant to Article 24 thereof but, for the purposes of this Agreement, the Contract Price will not include any increase in the price in respect of the Initial Contract Price under Article 24 of the Shipbuilding Contract or any other increase agreed under the Shipbuilding Contract and will therefore not exceed at any time the aggregate amount of €2,289,700,000.00.

(D)	The Lenders have agreed to make available to the Borrower a Dollar loan facility for the purpose of assisting the Borrower in financing the Dollar Equivalent of up to eighty per cent. (80%) of the Contract Price and of the ECA Premium, up to the ECA Premium Financed Amount.

Operative Provisions

Section 1

Interpretation

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI of the Protocol of 1997 to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Anti-Corruption Laws" means the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997 and any relevant implementing laws and regulations and any similar laws or regulations in any jurisdiction relating to bribery of foreign and domestic public officials, bribery in the private sector, corruption or any similar practices.

"Approved Broker" means Clarkson Platou, Barry Rogliano Salles, Fearnleys AS, Rocca & Partners, Brax Shipbrokers AS (or any Affiliate of such person through which valuations are commonly issued) or such other shipbroker or ship valuer experienced in valuing cruise ships nominated by the Borrower and approved by the Agent (acting with the authorisation of the Majority Lenders).

"Approved Classification Society" means Bureau Veritas, DNV, Rina or Lloyd's Register or any other classification society approved in writing by the Agent, provided that the Agent shall not unreasonably withhold or delay consent if the classification society is a member of the International Association of Classification Societies.

"Approved Flag" means the Bermudian flag, the Marshall Islands flag, the Bahamian flag or such other flag as the Agent may, with the approval of the Italian Authorities and at least four Lenders representing as a minimum the Majority Lenders, approve from time to time.

"Approved Manager" means any of the Borrower, NCL Corporation Ltd., NCL (Bahamas) Ltd. or other member of the Group as manager of the Ship, or any company which is not a member of the Group which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager of the Ship.

"Approved Manager's Undertaking" means, in the event that the Approved Manager is a company other than the Borrower, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Agent, which will include, without limitation, an agreement by the Approved Manager to subordinate its rights against the Ship and the Borrower to the rights of the Secured Parties under the Finance Documents, in the agreed form.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Availability Period" means the period from (and including) the earlier of:

(a)	the SIMEST Margin Contribution Notification Date; and

(b)	the Cut-Off Date,

to (and including) the earlier of:

(a)	the Delivery Date;

(b)

(i)	4 April 2033; or

(ii)	further to a request from the Borrower and subject to the consent of all the Lenders and the Italian Authorities, such later date as may be confirmed in writing by the Agent to the Borrower and subject to any amendment or other documentation or action that the Finance Parties or any of the Italian Authorities may require in that respect; and

(c)	the date on which the Total Commitments are fully borrowed, cancelled or terminated.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bareboat Charter" means the bareboat charter of the Ship by the Borrower as owner to the Charterer as bareboat charterer, which shall be entered into no later than the Delivery Date in the form approved by the Agent before the Delivery Date with such reasonable changes thereto as the Agent (acting with the authorisation of the Majority Lenders) may approve from time to time.

"Base Rate" means one Euro for one point two nine five (1.295) Dollars.

"Bermudian Transaction Obligors" means the Borrower, the Shareholder and the Guarantor.

"Borrower Account" means any account designated in writing as such by a Borrower Authorised Signatory for and on behalf of the Borrower.

"Borrower Authorised Signatory" means any person:

(a)	authorised to execute any document to be delivered pursuant to or in connection with this Agreement on the Borrower's behalf; and

(b)	in respect of whom the Agent has received evidence satisfactory to it of such authority and a specimen signature.

"Break Costs" means:

(a)	in respect of a Fixed Rate Loan, the amount (if any) by which:

(i)	the interest (excluding the Fixed Rate Margin, but including any Fixed Rate Margin Negative Reference Rate Component) which a Lender should have received (taking into account, the SIMEST Margin Contribution and the Reference Rate Component which that Lender would have received under the IMUA) for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of a Floating Rate Loan:

(i)	other than in the case that interest in respect of that Floating Rate Loan is determined on the basis of the Daily Simple SOFR, the amount (if any) by which:

(A)	the interest (excluding the Floating Rate Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; or

(ii)	in the case that interest in respect of that Floating Rate Loan is determined on the basis of the Daily Simple SOFR, the difference (if positive), calculated by the Lenders and notified by them to the Agent, between the actual cost for the Lenders of the funding for the relevant Loan or Loans and the rate of interest for the monies to be invested by the Lenders, applied to the amounts so prepaid for the period from the said prepayment until the last day of the Interest Period during which the prepayment occurs (if prepayment does not occur on the last day of that Interest Period), details of any such calculation being supplied to the Borrower by the Agent on behalf of the Lenders.

"Builder" means Fincantieri S.p.A., a company incorporated in Italy with registered office in Trieste, via Genova, 1, and having fiscal code 00397130584.

"Builder Account" means any account designated in writing as such by a Builder Authorised Signatory for and on behalf of the Builder.

"Builder Authorised Signatory" means any person:

(a)	authorised to execute any document to be delivered pursuant to or in connection with this Agreement on the Builder's behalf; and

(b)	in respect of whom the Agent has received evidence satisfactory to it of such authority and a specimen signature.

"Builder Qualifying Certificate" means a certificate substantially in the form set out in Schedule 3 (Form of Builder Qualifying Certificate).

"Business Day" means:

(a)	a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Frankfurt, Paris, New York, Miami, Bermuda, Milan, Brussels, Madrid, Rome and Luxembourg; and

(b)	in relation to:

(i)	the fixing of an interest rate by reference to the Reference Rate;

(ii)	any date for payment or purchase of an amount relating to a Loan where interest is being calculated by reference to Daily Simple SOFR; or

(iii)	the determination of the first day or the last day of an Interest Period for a Loan where interest is being calculated by reference to Daily Simple SOFR or otherwise in relation to the determination of the length of such an Interest Period, a day which is also a US Government Securities Business Day relating to the relevant Loan.

"Capital Stock" means:

(a)	in the case of a corporation or company, corporate stock or shares;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

"Cash Payment" means an amount at least equal to twenty per cent. (20%) of the Contract Price.

"CDP" means Cassa depositi e prestiti S.p.A.

"CDP Code of Ethics" means the code of ethics adopted by CDP, available on CDP's website (www.cdp.it).

"CDP Event" means:

(a)	any representation made or deemed to be made by an Obligor in Clause 18.31 (Italian compliance representations) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; or

(b)	an Obligor breaches Clause 22.24 (Italian compliance undertakings).

"CDP Group Anti-Corruption Policy" means the anti-corruption policy relating to principles and measures adopted by CDP and each of its Subsidiaries that are subject to its direction and coordination pursuant to article 2497 et seq. of the Italian Civil Code, available on CDP's website (www.cdp.it).

"CDP Model" means the principles of the compliance system adopted by CDP pursuant to Legislative Decree 231, available on CDP's website (www.cdp.it).

"Central Bank Rate" means:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

"Central Bank Rate Adjustment" means in relation to the Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent), of the Central Bank Rate Spreads for the five (5) most immediately preceding US Government Securities Business Days for which SOFR is available.

"Central Bank Rate Spread" means in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of:

(a)	SOFR for that US Government Securities Business Day; and

(b)	the Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

"Certified Copy" means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the officers (including secretaries) or any attorney-in-fact for the time being of that company, or any official licensed to certify or authenticate documents.

"Charged Property" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Charterer" means NCL (Bahamas) Ltd., an exempted company incorporated in Bermuda whose registered office is at Park Place, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda or other member of the Group approved by the Agent in writing prior to execution of a Bareboat Charter with such entity.

"CIRR" means the applicable Commercial Interest Reference Rate for a financing denominated in Dollars as set out in the IMUA and established and calculated according to the provisions of the OECD Arrangement on Officially Supported Export Credits, to be notified by SIMEST to the Agent (through the ECA Agent) and expected to be five point zero eight per cent. (5.08%) per annum for the purpose of the Facility.

"Code" means the United States Internal Revenue Code of 1986.

"Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part B (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Borrower, any Transaction Obligor, the Group, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Borrower and the Agent.

"Consolidated Total Assets" means, as of any date, the total assets of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Guarantor as of such date.

"Constitutional Documents" means, as applicable, the certificate of formation, the memorandum of association and the bye-laws, or the certificate of continuance and the limited liability company agreement.

"Contract Price" has the meaning given in Recital (C).

"Conversion Rate" means the rate determined by the Agent on the Conversion Rate Fixing Date and notified to the Borrower as being the lower of:

(a)	the Base Rate; or

(b)	the FOREX Contracts Weighted Average Rate.

"Conversion Rate Fixing Date" means the date falling sixty (60) days before the Intended Delivery Date.

"Cut-Off Date" means 8 August 2025 (or such later date as the Borrower and the Agent, acting on the instructions of all the Lenders may agree).

"Daily Rate" means for any US Government Securities Business Day:

(a)	SOFR for that US Government Securities Business Day; or

(b)	if SOFR is not available for that US Government Securities Business Day, the percentage rate per annum which is the aggregate of:

(i)	the Central Bank Rate for that US Government Securities Business Day; and

(ii)	the applicable Central Bank Rate Adjustment; or

(c)	if paragraph (b) above applies but the Central Bank Rate for that US Government Securities Business Day is not available, the percentage rate per annum which is the aggregate of:

(i)	the most recent Central Bank Rate for a day which is no more than five (5) US Government Securities Business Days before that US Government Securities Business Day; and

(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to five (5) decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

"Daily Simple SOFR" means, for any day, a rate per annum equal to the Daily Rate for the day that is:

(a)	for as long as the IMUA is in full force and effect, ten (10) US Government Securities Business Days; or

(b)	if the IMUA ceases to be in full force and effect, five (5) US Government Securities Business Days,

prior to (i) if such day is a US Government Securities Business Day, that day or (ii) if such day is not a US Government Securities Business Day, the US Government Securities Business Day immediately preceding such day.

"Default" means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Delivery Date" means the date and time of delivery of the Ship by the Builder to the Borrower as stated in the Protocol of Delivery and Acceptance.

"Delivery Instalment" has the meaning given to such term in Recital (B).

"Disbursement Loan" means a Loan the proceeds of which are to be credited to a Builder Account in respect of amounts due to the Builder from the Borrower under the Shipbuilding Contract for Eligible Goods and Services.

"Disbursement Request" means a notice substantially in the form set out in Part A (Form of Disbursement Request) of Schedule 2 (Requests).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"Dollar Equivalent" means, in relation to an amount in EUR, such amount converted into Dollars as calculated by the Agent on the Conversion Rate Fixing Date at the Conversion Rate.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower, the Agent or the Security Agent (as the case may be) by the Charterer as bareboat charterer (or any replacement charterer and/or bareboat charter, as the case may be) and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	all freight, hire, fare and passage moneys, compensation payable to the Borrower, the Agent or the Security Agent (as the case may be) in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings;

(c)	all moneys which are at any time payable to the Borrower in respect of the general average contribution; and

(d)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"ECA Cover Document" means the insurance policy governed by Italian law issued or to be issued by SACE (in its own name and also for the account of the Republic of Italy) in favour of the Agent (for the benefit of the Lenders, in form and substance satisfactory to the Lenders), whereby the Export Credit Agency, in coinsurance regime, without joint and several liability, agree to insure, on the terms and conditions thereof, one hundred per cent. (100%) (in respect of commercial and political risks) of the principal and interest (other than default interest) in accordance with the terms thereof.

"ECA Mandatory Prepayment Event" means each of the following events or circumstances:

(a)	it is, or becomes unlawful, for the Export Credit Agency to perform any of its obligations under the ECA Cover Document or for a Finance Party to receive the benefit of the ECA Cover Document;

(b)	any obligation, or obligations, of the Export Credit Agency under the ECA Cover Document is not/are not, or cease(s) to be, legal, valid, binding or enforceable or the ECA Cover Document is not or ceases to be in full force and effect;

(c)	the Export Credit Agency avoids, rescinds, repudiates, suspends, cancels or terminates all or part of the ECA Cover Document or evidences an intention to or purports to avoid, rescind, repudiate, suspend, cancel or terminate all or part of the ECA Cover Document; or

(d)	at any time, any obligation of SACE under the ECA Cover Document ceases to be guaranteed or counter-guaranteed by the Republic of Italy in accordance with the provisions of the Italian law applicable to the ECA and/or the ECA Cover Document.

"ECA Premium" means the amounts due to the Export Credit Agency as premium pursuant to the ECA Cover Document.

"ECA Premium Financed Amount" means the lower of (i) [*] (which, at the date of this Agreement and having applied the Base Rate, is [*]), and (ii) the aggregate ECA Premium that would be payable based on the applicable ECA Premium Pricing Rate determined in accordance with the Guarantor’s Rating at the relevant times, in accordance with Clause 11.5 (ECA Premium).

"ECA Premium Pricing Rate" has the meaning given to such term in sub-paragraph (ii) of paragraph (a) of Clause 11.5 (ECA Premium).

"ECA Required Documents" means:

(a)	a duly completed and executed Builder Qualifying Certificate; and

(b)	each of the other documents, information and other evidence specified in or required to be enclosed with such Builder Qualifying Certificate.

"ECA Transfer" means an assignment of rights, or a transfer of rights and obligations, under a Finance Document, by a Lender to the Export Credit Agency pursuant to Clause 28 (Changes to the Lenders).

"Eligible Goods and Services" means Italian Goods and Services and EU and Non-EU Goods and Services which are supplied or rendered or to be supplied or rendered by the Builder to the Borrower pursuant to the Shipbuilding Contract for the design, construction and delivery of the Ship.

"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group.

"Environmental Approval" means any present or future permit, ruling, variance or other authorisation required under Environmental Laws.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law relating vessel disposal, energy efficiency, carbon reduction, emissions, emissions trading, pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Equator Principles" means the standards entitled "A financial industry benchmark for determining, assessing and managing environmental and social risk in projects" dated June 2013 and adopted by certain financial institutions, as the same may be amended or supplemented from time to time.

"EU and Non-EU Goods and Services" means goods produced in the European Union (but not the Republic of Italy) or outside of the European Union (but not in the Borrower's country) and services rendered by persons ordinarily resident in the European Union (but not the Republic of Italy) or outside of the European Union (but not in the Borrower's country) for an amount, in aggregate, not higher than five hundred and three million, seven hundred and thirty-four thousand Euros (€503,734,000.00).

"EU Blocking Regulation" means:

(a)	Regulation (EU) No. 2271/96 of the European Parliament and of the Council of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based on or resulting therefrom;

(b)	Regulation (EU) No 2271/96 of the European Parliament and of the Council of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based on or resulting therefrom, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; and/or

(c)	any other applicable anti-boycott or similar blocking statute.

"EU Ship Recycling Regulation" means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

"Event of Default" means any event or circumstance specified as such in Clause 26 (Events of Default).

"Existing Indebtedness" means Financial Indebtedness referred to in the financial statements of the Guarantor delivered to the Agent prior to the date of this Agreement.

"Export Credit Agency" means each of:

(a)	SACE (acting in its own name and/or for the account of the Republic of Italy); and

(b)	the Republic of Italy (including acting independently and/or through SACE),

each in their respective capacities under and pursuant to Italian law and the ECA Cover Document, including their respective successors, permitted transferees or assignees, and the use of the term "Export Credit Agency", in the singular, shall be a reference to them, in their respective capacities, whether acting together or individually.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Fallback Interest Payment" means the aggregate amount of interest that is, or is scheduled to become, payable under paragraph (d) of Clause 10.1 (Unavailability of Term SOFR) and relates to a Loan.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code and any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; and

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between any Finance Party and the Borrower, setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	each Security Document;

(d)	the Approved Manager's Undertaking;

(e)	any Compliance Certificate;

(f)	any Utilisation Request;

(g)	any Transfer Certificate; and

(h)	any Assignment Agreement,

and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the ECA Agent, a Joint Bookrunner, a Joint Coordinator, a Mandated Lead Arranger, a Lead Arranger, an Arranger, the Security Agent or a Lender.

"Financial Indebtedness" means, in relation to a person (the "debtor"), an indebtedness of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person; or

(g)	arising from receivables sold or discounted (other than receivables to the extent they are sold on a non-recourse basis).

"First Financial Quarter" means the financial quarter ending immediately prior to or on the date falling forty five (45) days before the Utilisation Date.

"First Instalment" means the first instalment of the ECA Premium as more particularly described in paragraph (a)(i) of Clause 11.5 (ECA Premium).

"First Repayment Date" means the date falling six Months after the Starting Point of Credit.

"Fixed Interest Rate" means, in respect of any Interest Period, the rate per annum determined by the Agent to be the aggregate of:

(a)	the Fixed Rate Margin; and

(b)	the CIRR.

"Fixed Rate Loan" means any Loan or, if applicable, Unpaid Sum, in respect of which the applicable rate of interest is the Fixed Interest Rate.

"Fixed Rate Margin" means the difference between the Floating Rate Margin and the applicable SIMEST Margin Contribution provided that, if with respect to any Interest Period, the Reference Rate Component applied by SIMEST under the IMUA is less than zero, then (as no zero-floor provision shall apply under the IMUA) the Fixed Rate Margin for that Interest Period shall be increased by the applicable Fixed Rate Margin Negative Reference Rate Component. The Fixed Rate Margin Negative Reference Rate Component shall be notified to the Borrower by the Agent promptly upon the communication received from SIMEST.

"Fixed Rate Margin Negative Reference Rate Component" means, with respect to an Interest Period for which the Reference Rate Component under the IMUA is negative, an amount equal to the positive difference between zero and the Reference Rate Component applied by SIMEST under the IMUA for that Interest Period.

"Floating Interest Rate" means, in respect of any Interest Period, the rate per annum determined by the Agent to be the aggregate of the applicable:

(a)	Floating Rate Margin; and

(b)	Reference Rate.

"Floating Rate Loan" means any Loan or, if applicable, Unpaid Sum, in respect of which the applicable rate of interest is the Floating Interest Rate.

"Floating Rate Margin" means one point fifty-five per cent. (1.55%) per annum.

"FOREX Contracts" means each actual purchase contract, spot or forward contract and any other contract, such as an option or collar arrangement, which is entered into in the foreign exchange markets for the acquisition of euro intended to pay the Delivery Instalment under the Shipbuilding Contract, which:

(a)	matures not later than the Intended Delivery Date, provided that option arrangements may mature up to one month after such date if at the time such contract is entered into there exists a reasonable uncertainty as to the date on which the Ship will be delivered;

(b)	is entered into by the Borrower or the Guarantor or a combination of the foregoing not later than two (2) days before the relevant Conversion Rate Fixing Date so that the Borrower, directly or through the Guarantor, purchases or may purchase euro with Dollars at a pre-agreed rate; and

(c)	is notified to the Agent within ten (10) days of its execution but in any event no later than the day preceding the Conversion Rate Fixing Date, with a Certified Copy of each such contract being delivered to the Agent at such time.

"FOREX Contracts Weighted Average Rate" means the rate determined by the Agent on the Conversion Rate Fixing Date in accordance with the following principles which (inter alia) are intended to take into account any maturity mismatch between the maturity of the FOREX Contracts and the Utilisation Date as well as FOREX Contracts that are unwound as part of the hedging strategy of the Borrower:

(a)	FOREX Contracts that are spot or forward foreign exchange contracts, if any, shall be valued at the contract value (taking into account any rescheduling);

(b)	the difference between the euro amount available under paragraph (a) above and the euro amount balance payable to the Builder on the Delivery Date is assumed to be purchased at the official daily fixing rate of the European Central Bank for the purchase of euro with Dollars as displayed on World Markets Reuters (or such other pages as may replace that page on that service or a successor service) at or around 1 p.m. (London time) on the Conversion Rate Fixing Date;

(c)	any FOREX Contract which is an option or collar arrangement and is not unwound at the Conversion Rate Fixing Date will be marked to market and the resulting profit or loss shall reduce or increase the Dollar countervalue of the purchased euro; and

(d)	any FOREX Contract which is an option or collar arrangement and is sold or purchased back at the time FOREX Contract(s) are entered into for an identical euro amount shall be accounted for the net premium cost or profit, as the case may be.

Any marked to market valuation, as required in paragraph (c) above, shall be performed by Crédit Agricole Corporate and Investment Bank's dedicated desk in accordance with market practices. The Borrower shall have the right to request indicative valuations from time to time prior to the Conversion Rate Fixing Date.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to sub-paragraphs (i)(B) or (ii)(B) of paragraph (a) of Clause 10.3 (Cost of funds).

"GAAP" means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

"General Assignment" means an assignment of, inter alia, any Management Agreement, the Bareboat Charter, the Earnings, the Insurances and any Requisition Compensation, executed or to be executed by the Borrower, the Charterer and, in the event that the Approved Manager is not a member of the Group and is named as a co-assured in the Insurances, the Approved Manager in favour of the Security Agent in the agreed form.

"German Blocking Provisions" means Section 7 of the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung), section 4 para 1 no 3 foreign trade law (AWG) (Außenwirtschaftsgesetz) and any other applicable anti-boycott or similar blocking statute imposed by the Federal Republic of Germany.

"Group" means the Guarantor, the Borrower and the Subsidiaries of the Guarantor for the time being.

"Guarantor’s Rating" has the meaning given to such term in Clause 11.5(b) (ECA Premium).

"Historic Term SOFR" means, in relation to a Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five (5) US Government Securities Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for the Ship issued under Annex VI.

"Illicit Origin" means any origin which is illicit or fraudulent, or in breach of Sanctions including without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud.

"IMUA" means the interest make up agreement to be entered into between SIMEST and the ECA Agent (for itself and on behalf of, and in the name of, the Lenders) in form and substance acceptable to the ECA Agent, the Facility Agent and the Lenders.

"IMUA Event" means each of the following events:

(a)	this Agreement has been terminated or a Fixed Rate Loan has become due and payable pursuant to Clause 26.22 (Acceleration) as a consequence of an Event of Default and the ECA Cover Document no longer provides coverage at the Fixed Interest Rate according to the original repayment schedule of that Fixed Rate Loan;

(b)	the Borrower has voluntarily either cancelled the whole or any part of the Available Commitments or prepaid all or part of a Fixed Rate Loan prior to the Termination Date;

(c)	the Fixed Interest Rate applicable to a Loan has been converted into the Floating Interest Rate or any other fixed or floating market rate;

(d)	this Agreement has been performed or amended (other than with the prior consent of SIMEST) in a manner that substantially departs from the provisions of the IMUA and, to that effect, the Facility is no longer eligible (in whole or in part) to benefit from the IMUA;

(e)	the Shipbuilding Contract has been performed or amended (other than with the prior consent of SIMEST) in a manner that substantially departs from the terms and conditions specified in the application form filed with SIMEST for the entry into the IMUA and, to that effect, the Facility is no longer eligible (in whole or in part) to benefit from the IMUA;

(f)	the goods supplied by the Builder under and pursuant to the Shipbuilding Contract have been returned (in whole or in part) by or on behalf of the Borrower to the Builder;

(g)	the Borrower has been made subject to a preventive injunction or has been convicted for any criminal or administrative offence in each case for violation of (i) Legislative Decree 231, or (ii) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997; or

(h)	any other event or circumstance, that pursuant to the IMUA and/or any applicable law or regulation causes (i) the termination of the IMUA by SIMEST, (ii) the cancellation or termination of, or the withdrawal by SIMEST from, the IMUA, and/or (iii) the IMUA to be no longer in force and effect (in each case whether in whole or in part).

"IMUA Event Date" means the date on which the IMUA, or the subsidy thereunder has ceased or has been revoked or terminated and/or the IMUA has been terminated, withdrawn or cancelled (in whole or in part) or has otherwise ceased to be in full force and effect.

"Initial Contract Price" has the meaning given in Recital (B).

"Insurances" means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from any of such policies, contracts or entries, including any rights to a return of a premium.

"Intended Delivery Date" means 5 August 2032 (the date on which the Ship will be ready for delivery pursuant to the Shipbuilding Contract as at the date of this Agreement) or any other date notified by the Borrower to the Agent in accordance with paragraph (a) of Clause 4.5 (No later than sixty (60) days before the Intended Delivery Date) or paragraph (c) of Clause 4.7 (No later than five (5) Business Days before the Intended Delivery Date) as being the date on which the Builder and the Borrower have agreed that the Ship will be ready for delivery pursuant to the Shipbuilding Contract.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default interest).

"Interpolated Historic Term SOFR" means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR (as of a day which is not more than five (5) US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recent SOFR for a day which is no more than five (5) US Government Securities Business Days (and no less than two (2) US Government Securities Business Days) before the Quotation Day; and

(b)	the most recent applicable Term SOFR (as of a day which is not more than five (5) US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

"Interpolated Term SOFR" means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is five (5) US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

"Inventory of Hazardous Materials" means an inventory certificate or statement of compliance (as applicable) issued by the relevant classification society or shipyard authority which is supplemented by a list of any and all materials known to be potentially hazardous utilised in the construction of, or otherwise installed on, the Ship, pursuant to the requirements of the EU Ship Recycling Regulation.

"ISM Code" means the International Safety Management Code for the safe operation of ships and for pollution prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code adopted by the International Maritime Organisation (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"Italian Authority" means the Export Credit Agency or SIMEST.

"Italian Goods and Services" means goods produced in the Republic of Italy and services rendered by persons ordinarily resident in the Republic of Italy for an amount not lower than one billion, seven hundred and eighty-five million, nine hundred and sixty-six thousand Euros (€1,785,966,000.00).

"Italian Support Document" means the ECA Cover Document or the IMUA.

"Legislative Decree 231" means the Italian legislative decree of 8 June 2001, no. 231 (Disciplina della responsabilità amministrativa delle persone giurdiche, delle società e delle associazioni anche prive di personalità giuridica, a norma dell'articolo 11 della legge 29 settembre 2000, n.300) as amended from time to time, on administrative vicarious liability of corporate entities.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 28 (Changes to the Lenders),

which, in each case, has not ceased to be a Party in accordance with this Agreement.

"Liquidated Damages" has the meaning given in Recital (C).

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 ⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 ⅔ per cent. of the Total Commitments immediately prior to the reduction).

"Management Agreement" means the management agreement (if any) entered or to be entered into between the Borrower or the Charterer (as disponent owner) and an Approved Manager which is not a member of the Group with respect to the Ship on terms reasonably acceptable to the Majority Lenders and the Export Credit Agency.

"Maritime Registry" means the maritime registry which the Borrower will specify to the Lenders no later than 90 days before the Intended Delivery Date, being that of an Approved Flag.

"Market Disruption Rate" means the percentage rate per annum which is the Reference Rate.

"Material Adverse Effect" means the occurrence of any event or circumstance which reasonably would be expected to have a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of any Transaction Obligor or the Group as a whole; or

(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document; or

(c)	the validity, legality or enforceability of, or the effectiveness, or ranking of any Security granted or intended to be granted pursuant to any, of the Finance Documents or the rights or remedies of any Secured Party under any of the Finance Documents and/or Italian Support Documents.

"Material Provisions" means Article 1 (Subject of the Contract), Article 2 (Vessel's Classification – Rules and Regulations – Certificates), Article 8 (Delivery), Article 9 (Price), Article 13 (Speed – Liquidated Damages), Article 14 (Deadweight – Liquidated Damages), Article 17 (Fuel Oil Consumption – Liquidated Damages), Article 19 (Maximum Amount of Liquidated Damages), Article 20 (Termination of the Contract – Liquidated Damages to be paid by the Builder), Article 23 (Insurance), Article 25 (Guarantee – Liability), Article 26 (Permissible Delay), Article 29 (Assignment of the Contract) and Article 30 (Law of the Contract – Disputes) of the Shipbuilding Contract.

"Minimum Safeguards" means the OECD Guidelines for Multinational Enterprises, the UN Guiding Principles on Business and Human Rights, including the principles and rights set out in the eight fundamental conventions identified in the Declaration of the International Labour Organisation on Fundamental Principles and Rights at Work and the International Bill of Human Rights.

"Minimum SIMEST Margin Contribution" means zero point ninety-nine per cent. (0.99%) per annum.

"Minor Modification" means a modification of the plans or the specification or the construction of the Ship under Article 24 of the Shipbuilding Contract, resulting in a Contract Price increase or decrease of less than one hundred million Euros (€100,000,000.00).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end, if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

and "Monthly" shall be construed accordingly. The above rules will only apply to the last Month of any period.

"Mortgage" means the first priority mortgage on the Ship acceptable for registration on the Approved Flag and, if applicable, deed of covenant, executed or to be executed by the Borrower in favour of the Security Agent in the agreed form.

"New Lender" has the meaning given to that term in Clause 28 (Changes to the Lenders).

"Obligor" means the Borrower and/or the Guarantor.

"Original Jurisdiction" means, in relation to a Transaction Obligor, the jurisdiction under whose laws that Transaction Obligor is incorporated, formed or continued, as the case may be, as at the date of this Agreement.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Participating Member State" means any member state of the European Union that has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement from time to time.

"Permitted Financial Indebtedness" means any Financial Indebtedness:

(a)	incurred under the Finance Documents; or

(b)	permitted pursuant to Clause 22.11 (Financial Indebtedness and subordination of indebtedness).

"Permitted Security Interests" means:

(a)	in the case of the Borrower:

(i)	any of the Security Interests referred to in sub-paragraph (A) of paragraph (c) of this definition; and

(ii)	any of the Security referred to in sub-paragraphs (B), (C), (E), (H) and (I) of paragraph (c) of this definition if, by reason of any chartering or management arrangements for the Ship approved by the Agent pursuant to the provisions of this Agreement, such Security are created by the Borrower in the case of sub-paragraphs (C) or (E) of paragraph (c) of this definition or incurred by the Borrower in the case of sub-paragraphs (B), (H) or (I) of paragraph (c) of this definition; and

(b)	in the case of the Guarantor:

(i)	any of the Security Interests referred to in sub-paragraphs (A), (D), (F) and (G) of paragraph (c) of this definition; and

(ii)	any of the Security referred to in sub-paragraphs (C), (E), (H) and (I) of paragraph (c) of this definition if, by reason of any chartering or management arrangements for the Ship approved by the Agent pursuant to the provisions of this Agreement, such Security are created by the Guarantor in the case of sub-paragraphs (C) or (E) of paragraph (c) of this definition or incurred by the Guarantor in the case of sub-paragraphs (H) or (I) of paragraph (c) of this definition;

(c)

(A)	any Security created by or pursuant to the Finance Documents and any deposits or other Security placed or incurred in connection with any bond or other surety from time to time provided to the US Federal Maritime Commission in order to comply with laws, regulations and rules applicable to the operators of passenger vessels operating to or from ports in the United States of America;

(B)	liens on the Ship up to an aggregate amount at any time not exceeding one hundred million Dollars ($100,000,000) for current crew's wages and salvage and liens incurred in the ordinary course of trading the Ship provided that the value of any one lien on the Ship does not exceed fifty million Dollars ($50,000,000);

(C)	any deposits or pledges up to an aggregate amount at any time not exceeding the greater of:

(1)	fifty million Dollars ($50,000,000); and

(2)	zero point two five per cent. (0.25%) of the Consolidated Total Assets as of the end of each relevant fiscal quarter,

to secure the performance of bids, tenders, bonds or contracts required in the ordinary course of business;

(D)	any other Security including in relation to the Existing Indebtedness over the assets of any Transaction Obligor other than the Borrower notified by the Borrower or any of the Obligors to the Agent and accepted by it prior to the date of this Agreement;

(E)	(without prejudice to the provisions of Clause 22.11 (Financial Indebtedness and subordination of indebtedness)) liens on assets leased, acquired or upgraded after the date of this Agreement or assets newly constructed or converted after the date of this Agreement provided that (i) such liens secure Financial Indebtedness otherwise permitted under this Agreement, (ii) such liens are incurred at the time of such lease, acquisition, upgrade, construction or conversion and (iii) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased;

(F)	other liens arising in the ordinary course of business of the Group unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established provided that:

(1)	the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in this paragraph (F) does not exceed the greater of (x) fifty million Dollars ($50,000,000) and (y) zero point two five per cent. (0.25%) of the Consolidated Total Assets as of the end of each relevant fiscal quarter; and

(2)	such cash and/or other property is not an asset of the Borrower;

(G)	subject to the other provisions of this Agreement, any Security in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Guarantor or is merged with or into the Guarantor or any of its Subsidiaries;

(H)	liens in favour of credit card companies on unearned customer deposits pursuant to agreements therewith; and

(I)	liens in favour of customers on unearned customer deposits.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

"Post-Delivery Assignment" means an assignment of the rights of the Borrower in respect of the post-delivery guarantee liability of the Builder under Article 25 of the Shipbuilding Contract executed or to be executed by the Borrower in favour of the Security Agent in the agreed form.

"Premium Loan" means the initial Loan made for the purpose set out in paragraphs (a) and (b) of Clause 3.1 (Purpose).

"Premium Request" means a notice substantially in the form set out in Part B (Form of Premium Request) of Schedule 2 (Requests).

"Prohibited Jurisdiction" means any country or territory which is at any time, or whose government is at any time, the target of country-wide or territory-wide Sanctions.

"Prohibited Payment" means:

(a)	any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of Sanctions, any laws of the Republic of Italy, England and Wales, Bermuda, the Council of the European Union, Germany, the United States of America or any other applicable jurisdiction; or

(b)	any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997.

"Prohibited Person" means any person that is the subject of any Sanctions, including any person that (i) appears on any Sanctions list of prohibited persons, (ii) is directly or indirectly owned 50 per cent. or more by, or directly or indirectly controlled by, one or more persons covered by sub-section (i) above, or (iii) is located, is resident in or is incorporated or formed, as the case may be, under the laws of a Prohibited Jurisdiction.

"Protocol of Delivery and Acceptance" means the protocol of delivery and acceptance of the Ship to be signed by the Borrower and the Builder in accordance with Article 8 of the Shipbuilding Contract.

"Quotation Day" means in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Quoted Tenor" means, in relation to Term SOFR any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Rating Fixing Date" means the date falling sixty (60) days before the Intended Delivery Date.

"Rating Notice" means a notice provided by the Borrower to the Agent and signed by a Borrower Authorised Signatory, providing the Guarantor's Rating.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Rate" means, in relation to a Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to paragraphs (a) to (c) (inclusive) of Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero (except with respect to the IMUA).

"Reference Rate Component" means the reference rate per annum identified in the IMUA as "Tasso di Mercato", or any alternative reference rate agreed in accordance with the IMUA, on the basis of which the contribution under the IMUA is calculated.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government Securities.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Repayment Date" means:

(a)	the First Repayment Date;

(b)	each date falling at six Monthly intervals after the First Repayment Date; and

(c)	the Termination Date.

"Repayment Instalment" means an instalment for repayment of the Loans specified in Clause 6.1 (Repayment of Loans).

"Repeating Representations" means each of the representations set out in Clause 18 (Representations) (apart from the representation at Clause 18.9 (No filing or stamp taxes) and Clause 18.10 (Deduction of tax), which shall only be made on the date of this Agreement and shall not be repeated) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".

"Restricted Finance Party" means a Finance Party which serves a notice pursuant to paragraph (a) of Clause 1.10 (Sanctions – Restricted Finance Party).

"SACE" means SACE S.p.A., a company with sole shareholder, having legal personality under private law, with its headquarters in Piazza Poli 37/42, 00187 Rome, Italy and registered with the Rome Register of Businesses under registration number 923591.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Sanctions" means any financial, economic or trade sanctions, embargoes or other restrictions relating to trading, doing business, investment, exporting, importing, travelling, financing or making assets available (or other activities similar to or connected with any of the foregoing), enacted, administered, implemented and/or enforced from time to time by any of the following (and including through any relevant sanctions authority):

(a)	the United Kingdom, the Hong Kong Monetary Authority, the European Union or the Council of the European Union, the United Nations or its Security Council or any member state of the European Union or Switzerland; or

(b)	the US, including the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC).

"Second Instalment" means the second instalment of the ECA Premium as more particularly described in paragraph (a)(ii) of Clause 11.5 (ECA Premium).

"Secured Obligations" means all obligations at any time due, owing or incurred by any Transaction Obligor to any Secured Party under the Finance Documents, including the obligations set out in Clause 31.2 (Parallel debt (covenant to pay the Security Agent)) whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

"Secured Parties" means each Finance Party from time to time party to this Agreement, any Receiver or Delegate, SIMEST and the Export Credit Agency.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Documents" means each of:

(a)	the General Assignment;

(b)	the Mortgage;

(c)	the Post-Delivery Assignment;

(d)	any Subordinated Debt Security;

(e)	the Share Charge;

(f)	any other document (whether or not it creates Security) which is executed as security for, or for the purpose of establishing any priority or subordination arrangement in relation to, the Secured Obligations; or

(g)	any other document designated as such by the Agent and the Borrower.

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien, assignment, hypothecation or any other security interest of any kind or other agreement or arrangement having the effect of conferring security;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower or any Transaction Obligor under the Finance Documents have been fully and irrevocably paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any other Transaction Obligor has any future or contingent liability under any other provision of this Agreement or another Finance Document; and

(d)	the Agent does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or any other Transaction Obligor or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by Transaction Security.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Obligations to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties;

(c)	the Security Agent's interest in any turnover trust created under the Finance Documents;

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties, except:

(i)	rights intended for the sole benefit of the Security Agent; and

(ii)	any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

"Security Requirement" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Agent) which is at any relevant time one hundred and twenty-five per cent. (125%) of the aggregate amount of the Loans.

"Security Value" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Agent) which, at any relevant time, is the aggregate of (i) the charter free market value of the Ship as most recently determined in accordance with Clause 23.4 (Valuation of the Ship); and (ii) the market value of any additional security for the time being actually provided to the Agent pursuant to Clause 25 (Security Value Maintenance).

"Share Charge" means a Bermudian law document executed or to be executed by the Shareholder in favour of the Security Agent and creating Security over all shares of the Borrower in agreed form.

"Shareholder" means NCL International, Ltd., a Bermuda company with its registered office is at Park Place, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda.

"Ship" means the passenger cruise ship currently designated with Hull No. [*] (as more particularly described in the Shipbuilding Contract) to be constructed under the Shipbuilding Contract and to be delivered to, and purchased by, the Borrower and registered in its name under an Approved Flag.

"Shipbuilding Contract" means the shipbuilding contract dated 4 February 2025 (as amended or supplemented from time to time) between the Builder and the Borrower, for the design, construction and delivery of the Ship.

"SIMEST" means SIMEST S.p.A. – Società Italiana per le Imprese all'Estero, acting as manager of public funds on behalf of the Italian Ministry of Finance in accordance with the Italian Legislative Decree No. 143/98 and its amendments, a società per azioni under the management and coordination of Cassa depositi e prestiti S.p.A. and organised under the laws of the Republic of Italy, whose registered office is at Corso Vittorio Emanuele II, No. 323, 00186 Rome, Italy.

"SIMEST Builder Declaration" means a declaration issued by the Builder as more particularly described in paragraph 4.4(d) of Clause 4.4 (No later than ninety (90) days before the Intended Delivery Date).

"SIMEST Break Costs" has the meaning given to such term in paragraph (b) of Clause 10.9 (SIMEST Break Costs).

"SIMEST Margin Contribution" means the margin contribution approved and granted by SIMEST to the Lenders under and pursuant to the terms of the IMUA, being equal to such percentage per annum as notified to the Borrower on the SIMEST Margin Contribution Notification Date.

"SIMEST Margin Contribution Notification Date" means the date on which SIMEST notifies the Borrower and the Agent in writing of the SIMEST Margin Contribution.

"SIMEST Refund Amounts" means any amount that is required to be refunded by the Borrower under the IMUA upon the occurrence of any of the events and circumstances specified in Clause 10.10 (SIMEST Refund Amounts).

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).

"Starting Point of Credit" means the earlier of:

(a)	the Delivery Date; and

(b)	4 April 2033; and

(c)	the date on which the Total Commitments have been reduced to zero.

"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

"Subordinated Debt Security" has the meaning given in sub-paragraph (ii) of paragraph (b) of Clause 22.11 (Financial Indebtedness and subordination of indebtedness).

"Subsidiary" has the following meaning:

a company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Termination Date" means the Repayment Date falling 144 Months after the Starting Point of Credit.

"Total Commitments" means the aggregate of:

(a)	the Dollar Equivalent of one billion, eight hundred and thirty-one million, seven hundred and sixty thousand Euros (€1,831,760,000) (which, at the date of this Agreement and having applied the Base Rate, is two billion, three hundred and seventy-two million, one hundred and twenty-nine thousand, two hundred Dollars ($2,372,129,200.00)); and

(b)	the ECA Premium Financed Amount,

which, at the date of this Agreement and having applied the Base Rate, is [*].

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower's full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower's full control.

"Total Loss Date" means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers (or deemed or agreed to be given); and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent acting reasonably and in consultation with the Borrower that the event constituting the total loss occurred.

"Transaction Documents" means the Finance Documents and the Underlying Documents.

"Transaction Obligors" means the Borrower, the Guarantor, the Shareholder, the Charterer and (in the event that the Approved Manager is a member of the Group) the Approved Manager.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"UCP" means Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce, latest version in force (currently "UCP 600").

"Underlying Documents" means the Shipbuilding Contract, any Management Agreement, the Bareboat Charter and any charter and associated guarantee in respect of which a notice of assignment is required to be served under the terms of the General Assignment.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a Disbursement Request or a Premium Request.

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", the "Facility Agent", the "ECA Agent", the "Security Agent", any "Joint Coordinator", any "Joint Bookrunner", any "Mandated Lead Arranger", any "Lead Arranger", any "Arranger", any "Finance Party", any "Secured Party", any "Lender", any "Obligor", any "Transaction Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	"SACE" the "Republic of Italy", "Export Credit Agency", "SIMEST" or any "Italian Authority", shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and/or the relevant Italian Support Document;

(iii)	an "agency" shall be construed so as to include any governmental, intergovernmental or supranational agency, authority, body, central bank, commission, department, ministry, organisation, statutory corporation or tribunal (including any political sub-division, national, regional or municipal government and any administrative, fiscal, judicial, regulatory or self-regulatory body or person);

(iv)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(v)	"assets" includes present and future properties, revenues and rights of every description;

(vi)	the "ECA Cover Document", the "IMUA" an "Italian Support Document", a "Finance Document", a "Transaction Document" or any other agreement, document or instrument is a reference to that Finance Document, Transaction Document, the ECA Cover Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	any "demand" under this Agreement shall be given in writing and unless the demand is designated as emanating from a Party, shall be given by the Agent;

(viii)	a "group of Lenders" includes all the Lenders;

(ix)	"guarantee" means (other than in Clause 17 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(x)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xiii)	a "regulation" includes any regulation, rule, official directive, request, recommendation or guideline (whether or not having the force of law) of any agency;

(xiv)	a Lender's "cost of funds" in relation to its participation in the Loan or any parts of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

(xv)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xvi)	a time of day is a reference to Paris time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency symbols and definitions

(a)	"€", "EUR", "euro" and "Euro" denote the single currency of the Participating Member States.

(b)	"$", "USD", "Dollar" and "dollar" denote the lawful currency of the United States of America.

1.4	Construction of insurance terms

In this Agreement:

(a)	"approved" means, for the purposes of Clause 24 (Insurance Undertakings), approved in writing by the Facility Agent.

(b)	"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

(c)	"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 24 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

(d)	"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

(e)	"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

(f)	"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls)(1/10/83) or any equivalent provisions.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	The Export Credit Agency is a third party in accordance with the Third Parties Act and may rely on the following clauses of this Agreement (except for the obligations and restrictions imposed on any Finance Party under such Clauses, which obligations and restrictions shall not apply to the Export Credit Agency):

(i)	Clause 8.5 (Default interest);

(ii)	Clause 11.5 (ECA Premium);

(iii)	Clause 12.2 (Tax gross-up);

(iv)	Clause 12.3 (Tax indemnity);

(v)	Clause 12.5 (Stamp taxes);

(vi)	Clause 12.6 (VAT);

(vii)	Clause 13 (Increased Costs);

(viii)	Clause 14.1 (Currency Indemnity);

(ix)	Clause 14.2 (Other Indemnities);

(x)	Clause 14.5 (Indemnity to the Italian Authorities);

(xi)	Clause 16.1 (Transaction expenses);

(xii)	Clause 16.2 (Amendment costs);

(xiii)	Clause 16.4 (Enforcement costs);

(xiv)	Clause 17 (Guarantee and Indemnity);

(xv)	Clause 20.7 ("Know your customer" checks);

(xvi)	Clause 27.3 (Obligations Absolute);

(xvii)	Clause 28.1 (Assignments and transfers by the Lenders);

(xviii)	Clause 28.2 (Conditions of assignment or transfer);

(xix)	Clause 28.8 (Assignments and transfers to the Export Credit Agency and by the Export Credit Agency);

(xx)	Clause 34.7 (No set-off by Transaction Obligors);

(xxi)	Clause 40 (Amendments and Waivers);

(xxii)	Clause 41.3 (Disclosure by the Italian Authorities);

(xxiii)	Clause 41.4 (ECA Confidential Information);

(xxiv)	Clause 45 (Governing law);

(xxv)	Clause 46 (Enforcement);

(xxvi)	Clause 47 (Waiver of Immunity); and

(xxvii)	any other provision of this Agreement which expressly confers rights on the Export Credit Agency.

(c)	SIMEST is a third party in accordance with the Third Parties Act and may rely on the following clauses of this Agreement (except for the obligations and restrictions imposed on any Finance Party under such Clauses, which obligations and restrictions shall not apply to SIMEST):

(i)	Clause 8.5 (Default interest);

(ii)	Clause 10.9 (SIMEST Break Costs)

(iii)	Clause 10.10 (SIMEST Refund Amounts)

(iv)	Clause 12.2 (Tax gross-up);

(v)	Clause 12.3 (Tax indemnity);

(vi)	Clause 12.5 (Stamp taxes);

(vii)	Clause 12.6 (VAT);

(viii)	Clause 13 (Increased Costs);

(ix)	Clause 14.1 (Currency Indemnity);

(x)	Clause 14.2 (Other Indemnities);

(xi)	Clause 14.5 (Indemnity to the Italian Authorities);

(xii)	Clause 16.1 (Transaction expenses);

(xiii)	Clause 16.2 (Amendment costs);

(xiv)	Clause 16.4 (Enforcement costs);

(xv)	Clause 17 (Guarantee and Indemnity);

(xvi)	Clause 20.7 ("Know your customer" checks);

(xvii)	Clause 28.1 (Assignments and transfers by the Lenders);

(xviii)	Clause 28.2 (Conditions of assignment or transfer);

(xix)	Clause 34.7 (No set-off by Transaction Obligors);

(xx)	Clause 40 (Amendments and Waivers);

(xxi)	Clause 41.3 (Disclosure by the Italian Authorities);

(xxii)	Clause 45 (Governing law);

(xxiii)	Clause 46 (Enforcement);

(xxiv)	Clause 47 (Waiver of Immunity); and

(xxv)	any other provision of this Agreement and any other Finance Document which expressly confers rights on SIMEST.

(d)	Any amendment or waiver which relates to the rights of an Italian Authority under this Agreement, including those referred to in paragraphs (b) and (c) above, may not be effected without the consent of that Italian Authority.

(e)	Subject to paragraph (d) above and Clause 40 (Amendments and Waivers), the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(f)	Any Receiver, Delegate, Affiliate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), paragraph (b) of Clause 30.10 (Exclusion of liability) or paragraph (b) of Clause 31.12 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.6	Independence of the Finance Documents

Each Obligor acknowledges that its obligations under the Finance Documents:

(a)	are independent and separate from the Shipbuilding Contract and any other document or agreement (other than any Finance Document);

(b)	are not subject to, or dependent upon, the execution or performance by the Builder or any other person of its obligations under the Shipbuilding Contract or any other document, contract or arrangement related to it; and

(c)	will not be affected or discharged by:

(i)	any matter affecting the Builder, the Borrower or any other person or the Shipbuilding Contract or any other document, contract or arrangement related to them;

(ii)	non-performance, breach, frustration or invalidity of, or the destruction, non-completion or non-functioning of any of the goods and services to be supplied, or rendered, under, the Shipbuilding Contract or any other document, contract or arrangement related to it;

(iii)	any dispute under the Shipbuilding Contract or any other document, contract or arrangement related to it, or any claim which the Borrower, the Builder or any other person may have against, or consider that it has against, the Builder or any other person under or in relation to the Shipbuilding Contract or any other document, contract or arrangement related to it;

(iv)	any administration, bankruptcy, insolvency, liquidation or similar proceedings commenced against the Builder or any other person party to the Shipbuilding Contract, or being applicable to any transactions contemplated thereunder, or the Builder or any other person party to the Shipbuilding Contract or any transactions contemplated thereunder being insolvent; or

(v)	any unenforceability, illegality or invalidity of any obligation of the Builder, the Borrower or any other person under the Shipbuilding Contract or any other document, contract or arrangement related thereto.

1.7	Italian Authorities override

(a)	Notwithstanding anything to the contrary in any Finance Document, nothing in any Finance Document shall oblige any Finance Party to act (or omit to act) in a manner that is inconsistent with any requirement of any Italian Authority under or in connection with any Italian Support Document and, in particular, each Finance Party shall:

(i)	be authorised to take all such actions as it may consider necessary to ensure that all requirements of the Italian Authorities under or in connection with the respective Italian Support Documents are complied with; and

(ii)	not be obliged to do anything if, in its opinion, to do so could (A) result in a breach of any requirement of the Italian Authorities under or in connection with the respective Italian Support Document, (B) affect the validity of any Italian Support Document or (C) otherwise result in an IMUA Event or an ECA Mandatory Prepayment Event.

(b)	Nothing in this Clause 1.7 (Italian Authorities override) shall affect the obligations of the Transaction Obligors under the Finance Documents.

1.8	Instructions from SACE and SIMEST

(a)	The Parties acknowledge and agree that, in accordance with the terms of the ECA Cover Document and the IMUA, SACE and SIMEST may, at any time, instruct a Finance Party (whether directly or by notice to the Agent) to suspend or to cease to perform any or all of its obligations under this Agreement or any other Finance Document. That Finance Party will be required to comply with any such instruction. Each Party agrees that it will not hold any Finance Party responsible for complying with any such instruction.

(b)	Each Obligor acknowledges and agrees that:

(i)	a Finance Party may be required to exercise, or to refrain from exercising, its rights, powers, authorities and discretions under, and performing its obligations under, or in connection with, this Agreement or any other Finance Document, in accordance with any instructions given to it by SACE and SIMEST in accordance with the provisions of the ECA Cover Document and the IMUA; and

(ii)	a Finance Party will not be acting or making any determination unreasonably if such action or such determination is made in accordance with the ECA Cover Document and the IMUA or any instructions given to it by SACE and SIMEST in accordance with the provisions of the ECA Cover Document and the IMUA.

1.9	Role of SACE

(a)	The Parties acknowledge and confirm that, pursuant to and by effect of the provisions of Law Decree No. 23 of 8 April 2020, converted with amendments by Law no. 40 of 5 June 2020, which amended Article 6 of Law Decree 269/2003:

(i)	any reference to SACE in this Agreement shall be construed as a reference to both SACE (acting in its own name and/or for the account of the Republic of Italy) and the Republic of Italy (including acting independently and/or through SACE), and their successors in title, permitted assigns and permitted transferees under the Finance Documents and/or the ECA Cover Document;

(ii)	any communication or notice to any Export Credit Agency relating to the Finance Documents or the ECA Cover Document, in connection with SACE's own guarantee portion and/or the guarantee portion of the Republic of Italy, under the ECA Cover Document, must be given through the Agent and addressed solely to SACE, pursuant to the provisions of Article 6, paragraph 9-ter, of Law Decree No. 269 of 2003; and

(iii)	the exercise of the rights, discretions, claims and actions under the Finance Documents or the obligations, rights, discretions, claims and actions under the ECA Cover Document, including, without limitation, the collection of any amount as well as the management of the phases following the payment of the indemnification, including the exercise of rights against the Borrower and the credit recovery activity following subrogation, are carried out by SACE, also for the account of the Republic of Italy and SACE may exercise, including in judicial or arbitral proceedings, rights and actions connected with claims relating to the ECA Cover Document, including, without limitation, rights and actions to which the Republic of Italy is entitled pursuant to the ECA Cover Document. It is also understood that the payment of the indemnification is made by SACE on its own account and for the account of the Republic of Italy, without joint liability, with reference to the respective quotas.

(b)	The Parties acknowledge that the guarantee obligations of SACE and the Republic of Italy under the ECA Cover Document are on a several (senza vincolo di solidarietà) basis and that SACE acts, for the purpose of their respective rights, discretions, claims and actions under Finance Documents and their respective obligations, rights, discretions, claims and actions under the ECA Cover Document, in compliance with the provisions of Article 6, paragraphs 9-bis and 9-ter of Italian Law Decree No. 269 of 2003.

(c)	The parties acknowledge that any communication or notice of any Export Credit Agency to the Agent, relating to the Finance Documents or the ECA Cover Document, shall be given by SACE.

1.10	Sanctions – Restricted Finance Party

(a)	A Finance Party that is incorporated in the Federal Republic of Germany or is otherwise subject to the EU Blocking Regulation may notify the Agent in writing that it elects that any provisions with respect to Sanctions, including, without limitation, the undertakings and covenants given under Clause 22.1 (Sanctions and Illicit Payments), Clause 22.2 (Prohibited Payments), Clause 22.21 (Compliance with laws etc.) or provisions contained in Clause 14.2 (Other indemnities) or Clause 7.1 (Illegality and Sanctions) and the representations and warranties given under Clause 18.18 (No breach of laws), Clause 18.23 (No funds of Illicit Origin), Clause 18.24 (No Prohibited Payments), and Clause 18.27 (AML and Sanctions) respectively (the "Sanctions Provisions") shall only ensure to the benefit of, and be applicable to, that Finance Party to the extent that such provisions would not result in: (i) any violation of, conflict with or liability under the EU Blocking Regulation; or (ii) in the case of a Finance Party that is incorporated in the Federal Republic of Germany only, a violation or conflict with the German Blocking Provisions.

(b)	The Parties hereby agree that KfW IPEX-Bank GmbH is deemed to have given notice to the Agent in accordance with paragraph (a) above.

(c)	If a Finance Party elects to be a Restricted Finance Party, in respect of any proposed requirement to comply, enforcement, waiver, non-waiver, consent, variation or amendment of or in relation to a Finance Document relating to any Sanctions Provision (a "Relevant Action"), the Restricted Finance Party shall notify the Agent in writing whether or not it shall be deemed to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve the Relevant Action and upon receipt by the Agent of such notice such Restricted Finance Party shall be so deemed for such purposes.

Section 2

The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a Dollar term loan facility not exceeding an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party and Italian Authority under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party and/or Italian Authority from a Transaction Obligor is a separate and independent debt in respect of which a Finance Party and/or Italian Authority (as the case may be) shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party and Italian Authority include any debt owing to that Finance Party or Italian Authority (as the case may be) under the Finance Documents and, for the avoidance of doubt, any Loan or any other amount owed by a Transaction Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) or SACE's portion or the Republic of Italy's portion of insurance cover under the ECA Cover Document (including any such amount payable to SACE for the account of the Republic of Italy) or any amount due to SIMEST under the IMUA is a debt owing to that Finance Party or Italian Authority (as the case may be) by that Transaction Obligor.

(c)	A Finance Party or Italian Authority may, except, as far as the Finance Parties are concerned, as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility exclusively towards:

(a)	the payment to the Export Credit Agency (through the Agent) of the Second Instalment of the ECA Premium; and/or

(b)	the reimbursement to the Borrower of the First Instalment of the ECA Premium paid by the Borrower, provided that the amount borrowed by the Borrower in respect of the payment of the Second Instalment and/or the reimbursement of the First Instalment in accordance with this paragraph and paragraph (a) above shall not exceed, in aggregate, the ECA Premium Financed Amount; and/or

(c)	the financing of the Dollar Equivalent of amounts payable to the Builder under the Shipbuilding Contract in respect of Eligible Goods and Services, up to an aggregate maximum amount equal to the Dollar Equivalent of eighty per cent. (80%) of the Contract Price, and in any case not exceeding, in aggregate, the Dollar Equivalent of EUR 1,831,760,000.00, provided that no amounts borrowed may be applied towards financing or reimbursing any amount of the Cash Payment.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	General

The Borrower may only draw a Loan when the following conditions have been fulfilled to the satisfaction of the Agent and provided no Event of Default or ECA Mandatory Prepayment Event or, in respect of a Fixed Rate Loan only, an IMUA Event shall have occurred and remains unremedied or is likely to occur as a consequence of the drawing of that Loan:

4.2	No later than the date of this Agreement

The Agent shall have received no later than the date of this Agreement:

(a)	an opinion from legal counsel acceptable to the Secured Parties as to the laws of Bermuda in form and substance satisfactory to the Agent and the Secured Parties, together with the company documentation of the Bermudian Transaction Obligors supporting the opinion, including but without limitation the Constitutional Documents and a certificate of a competent officer or manager of each of the Bermudian Transaction Obligors containing specimen signatures of the persons authorised to sign the documents on behalf of each of the Bermudian Transaction Obligors, including, without limitation:

(i)	the Bermudian Transaction Obligors have been duly formed and are validly existing as companies under the laws of Bermuda;

(ii)	the Finance Documents to which each Bermudian Transaction Obligor is a party to fall within the scope of the Bermudian Transaction Obligors’ purpose as defined by their Constitutional Documents;

(iii)	each Bermudian Transaction Obligor’s representatives were on the date of this Agreement fully empowered and authorised to sign, deliver and perform the Finance Documents to which it is a party;

(iv)	either all administrative requirements applicable to the Bermudian Transaction Obligors (whether in Bermuda or elsewhere), concerning the transfer of funds abroad and acquisitions of Dollars to meet their obligations hereunder have been complied with, or that there are no such requirements;

(v)	no withholding tax or stamp duty implications arise by virtue of the Bermudian Transaction Obligors entering into the Finance Documents to which they are a party respectively;

(vi)	a judgment of an English court in relation to this Agreement and any relevant Finance Documents to which each Bermudian Transaction Obligor is a party will be recognised by and acknowledged by the courts in Bermuda; and

(vii)	the Finance Documents to which each Bermudian Transaction Obligor is a party constitute the legal, valid and binding obligations of that Bermudian Transaction Obligor enforceable in accordance with its terms, and containing such qualifications and assumptions as are standard for opinions of this type;

(b)	an opinion from legal counsel to the Secured Parties as to English law in form and substance satisfactory to the Agent and the Secured Parties in respect of, inter alia, the validity and enforceability of this Agreement;

(c)	an opinion from legal counsel to the Secured Parties as to Bermudian law in form and substance satisfactory to the Agent and the Secured Parties in respect of, inter alia, the validity and enforceability of the Share Charge;

(d)	an agreed form version of the opinion to be issued by legal counsel to the Finance Parties as to Italian law in form and substance satisfactory to the Agent and the Finance Parties in respect of the ECA Cover Document and the IMUA and compliance with the principles governing the eligibility of credit risk mitigation techniques as per Article 194, paragraph 1, of the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013;

(e)	a Certified Copy of the executed Shipbuilding Contract;

(f)	such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the Borrower and the Builder of the Shipbuilding Contract and of all documents to be executed by the Borrower and the Builder;

(g)	a confirmation from HT Corporate Services Limited, currently of 107 Cheapside, London, EC2V 6DN, (or any replacement process agent satisfactory to the Agent acting reasonably) that it will act for the Borrower and the Guarantor as agent for service of process in England in respect of this Agreement and any other Finance Document;

(h)	duly executed originals of the Share Charge and of each document to be submitted pursuant to it;

(i)	a notification, signed by a Borrower Authorised Signatory, specifying which of the Fixed Interest Rate or the Floating Interest Rate shall be applicable to all Loans until the date of payment of the final Repayment Instalment of the Loan in accordance with the provisions of Clause 8.1 (Fixed or Floating Interest Rate);

(j)	such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or Italian Authority) or any Lender or Italian Authority (for itself) in order for the Agent and such Lender or Italian Authority to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents;

(k)	evidence that the initial portion of the Structuring Fees (as defined in the relevant Fee Letter) has been or will be paid in accordance with Clause 11.2 (Structuring fees); and

(l)	evidence that the Agent Structuring Fee (as defined in the relevant Fee Letter), has been or will be paid in accordance with terms of the relevant Fee Letter.

4.3	No later than three (3) years before the Intended Delivery Date

Evidence that the remaining portion of the Structuring Fees (as defined in the relevant Fee Letter) has been or will be paid in accordance with Clause 11.2 (Structuring fees).

4.4	No later than ninety (90) days before the Intended Delivery Date

The Agent shall have received no later than ninety (90) days before the Intended Delivery Date:

(a)	notification from the Borrower of its chosen Maritime Registry; and

(b)	notification of the Approved Manager;

(c)	an original of the ECA Cover Document;

(d)	an original of the IMUA relative to the Loan in full force and effect duly executed by the parties thereto and all the documents required pursuant to the IMUA (including the letter of indemnity substantially in the form annexed as annex A thereto ("Lettera di Manleva dell'Esportatore") to the IMUA and the SIMEST Builder Declaration in the form annexed as annex C thereto ("Dichiarazione di Esportazione") issued by the Builder and any other document required by SIMEST for the purpose of effectiveness of the IMUA);

(e)	an Italian law tax opinion from legal counsel to the Finance Parties in respect of the tax treatment of payments under the ECA Cover Document; and

(f)	evidence that the First Instalment has been paid.

4.5	No later than sixty (60) days before the Intended Delivery Date

The Agent shall have received from the Borrower no later than sixty (60) days before the Intended Delivery Date:

(a)	notification of the Intended Delivery Date; and

(b)	a Bermudian tax opinion from legal counsel to the Secured Parties in respect of the tax treatment of the entry by the Bermudian incorporated Borrower into this Agreement and the other Finance Documents substantially in the form notified to the Borrower on or around the date of this Agreement and updated to reflect any changes in law.

(c)	if applicable, an agreed form version of the Subordinated Debt Security; and

(d)	the agreed form version of any opinions to be issued by legal counsel to the Secured Parties relating to, inter alia, the due execution, validity and enforceability of the Subordinated Debt Security (if applicable), in form and substance satisfactory to the Agent and the Secured Parties.

4.6	No later than fifteen (15) Business Days before the Intended Delivery Date

The Agent shall have received no later than fifteen (15) Business Days before the Intended Delivery Date:

(a)	from the Guarantor, a duly completed Compliance Certificate;

(b)	insurance documents in form and substance satisfactory to the Lenders confirming that the Insurances have been effected and will be in full force and effect on the Delivery Date and including notably, a draft report from BankServe Insurance Services (or a similar provider) as to their insurance review of the Ship.

4.7	No later than five (5) Business Days before the Intended Delivery Date

The Agent shall have received no later than five (5) Business Days before the Intended Delivery Date:

(a)	each Utilisation Request from the Borrower, signed by a Borrower Authorised Signatory, specifying the amount of the Loan to be drawn down;

(b)	a Certified Copy of any amendments to the Shipbuilding Contract which are not Minor Modifications and of the power of attorney pursuant to which the Borrower Authorised Signatory signed the relevant Utilisation Request and a specimen of his signature; and

(c)	a final confirmation of the Intended Delivery Date signed by a Borrower Authorised Signatory, and counter-signed by a Builder Authorised Signatory.

4.8	No later than the Delivery Date

The Agent shall have received no later than the Delivery Date:

(a)	if applicable, a duly executed original of the Subordinated Debt Security;

(b)	any opinions from legal counsel to the Secured Parties relating to the due execution, validity and enforceability of the Subordinated Debt Security, in form and substance satisfactory to the Agent and the Secured Parties;

(c)	evidence that any part of the ECA Premium that is not an ECA Premium Financed Amount and that is due and payable has been received by the Agent by the Delivery Date;

(d)	evidence of payment to and receipt by the Builder of:

(i)	the four (4) pre-delivery instalments of the Contract Price; and

(ii)	any other part of the Contract Price as at the Delivery Date not being financed hereunder;

(e)	evidence of payment of all amounts which are due and payable hereunder by the Borrower on or prior to the Delivery Date;

(f)	a certificate from the Borrower, signed by an authorised representative of the Borrower, confirming that the representations and warranties contained in Clause 18 (Representations) are true and correct as of the Delivery Date in consideration of the facts and circumstances existing as of the Delivery Date;

(g)	a certificate from the Borrower confirming that:

(i)	the Shipbuilding Contract continues to be in full force and effect;

(ii)	no default or mandatory prepayment event pursuant to Clause 7 (Prepayment and Cancellation) is continuing or would result from the advance of the Loan;

(iii)	the Repeating Representations are true; and

(iv)	the representations to be made on the Delivery Date pursuant to Clause 18.32 (Representations on the Delivery Date) are true;

(h)	written confirmation from the ECA Agent that there is no outstanding notice from the Export Credit Agency which terminates, cancels or repudiates, withdraws or suspends the ECA Cover Document (or any part of it) or states that the ECA Cover Document is not effective or not guaranteed by the Republic of Italy;

(i)	in respect of a Utilisation Request for a Fixed Rate Loan, written confirmation from the ECA Agent that there is no outstanding notice from SIMEST which terminates, cancels or repudiates, withdraws or suspends or declares the revocation or cessation of the IMUA or the subsidy thereunder;

(j)	an original or a Certified Copy of each of the ECA Required Documents and the Agent shall be satisfied that the ECA Required Documents on their face appear properly completed and comply with the requirements of this Agreement and the requirements of the ECA Cover Document, provided always that the obligations of the Lenders to make the Loan available on the Delivery Date are subject to the Lenders remaining satisfied that each of the ECA Cover Document and the IMUA will cover the Loan following the advance of the Loan and the documents listed in Schedule 7 (Documents to be produced by the Builder to the Agent on Delivery) have been or will be delivered to the Agent on or before the Delivery Date.

4.9	At Delivery

Immediately prior to the delivery of the Ship by the Builder to the Borrower, the Agent shall have received:

(a)	evidence that immediately following delivery:

(i)	the Ship will be registered in the name of the Borrower in the Maritime Registry;

(ii)	title to the Ship will be held by the Borrower free of all Security other than any maritime lien in respect of crew's wages and trade debts arising out of equipment, consumable and other stores placed on board the Ship prior to or concurrently with delivery, none of which is overdue;

(iii)	the Mortgage will be duly registered in the Maritime Registry and constitutes a first priority security interest over the Ship and that all taxes and fees payable to the Maritime Registry in respect of the Ship have been paid in full; and

(iv)	the opinions mentioned in paragraphs (b) to (e) of Clause 4.10 (Immediately following Delivery on the Delivery Date), in draft form immediately prior to the delivery of the Ship, and the documents mentioned in paragraph (f) of Clause 4.10 (Immediately following Delivery on the Delivery Date) will be issued to and received by the Agent;

(b)	a Certified Copy of a classification certificate (or interim classification certificate) showing the Ship to be classed in accordance with paragraph (c) of Clause 18.32 (Representations on the Delivery Date);

(c)	duly executed originals of the General Assignment, any Approved Manager's Undertaking and the Post-Delivery Assignment together with relevant notices of assignment and the acknowledgement of the notice of assignment to be issued pursuant to the General Assignment and the Post-Delivery Assignment;

(d)	a Certified Copy of any executed Management Agreement, the Bareboat Charter and any related security pursuant to paragraph (b) of Clause 23.1 (Pooling of earnings and charters) (if applicable) and any time charterparty in respect of the Ship;

(e)	copies of the Inventory of Hazardous Materials, a Certified Copy of any current certificate of financial responsibility in respect of the Ship issued under OPA (which shall be obtained when required for the Ship’s arrival into the USA), a valid Safety Management Certificate (or interim Safety Management Certificate) issued to the Ship in respect of its management by the Approved Manager pursuant to the ISM Code, a valid Document of Compliance (or interim Document of Compliance) issued to the Approved Manager in respect of ships of the same type as the Ship pursuant to the ISM Code, a valid International Ship Security Certificate issued to the Ship in accordance with the ISPS Code and a valid IAPPC issued to the Ship in accordance with Annex VI and, if entered into, any carrier initiative agreement with the United States' Customs and Border Protection under the Customs-Trade Partnership Against Terrorism (C-TPAT) programme along with any other documents required under the ISM Code and the ISPS Code;

(f)	a Certified Copy of the power of attorney pursuant to which the Borrower Authorised Signatory signed the documents referred to in this Clause 4.9 (At Delivery) and to which the Borrower is a party and a specimen of his or their signature(s); and

(g)	a confirmation from HT Corporate Services Limited, currently of 107 Cheapside, London, EC2V 6DN, UK (or any replacement process agent satisfactory to the Agent acting reasonably) that it will act for each of the relevant Transaction Obligors as agent for service of process in England in respect of the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment and the Post-Delivery Assignment.

4.10	Immediately following Delivery on the Delivery Date

Immediately following the delivery of the Ship by the Builder to the Borrower on the Delivery Date, the Agent shall receive:

(a)	a duly executed original of the Mortgage;

(b)	an opinion from legal counsel acceptable to the Secured Parties as to the law of the Maritime Registry in form and substance satisfactory to the Agent and the Secured Parties confirming, inter alia:

(i)	the valid registration of the Ship in the Maritime Registry; and

(ii)	the Mortgage over the Ship is a first priority security and has been validly registered in the Maritime Registry;

(c)	an opinion from legal counsel to the Secured Parties as to English law in form and substance satisfactory to the Agent and the Secured Parties in respect, inter alia, of the validity and enforceability of the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the Post-Delivery Assignment and any other relevant Security Document entered into at delivery;

(d)	an opinion from legal counsel to the Finance Parties as to Italian law in form and substance satisfactory to the Agent and the Finance Parties in respect of the ECA Cover Document and the IMUA and compliance with the principles governing the eligibility of credit risk mitigation techniques as per Article 194, paragraph 1, of the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013;

(e)	an opinion from legal counsel acceptable to the Secured Parties as to the laws of Bermuda in form and substance satisfactory to the Agent and the Secured Parties, together with the company documentation of the Bermudian Transaction Obligors including, but without limitation, the Constitutional Documents and a certificate of a competent officer or manager of each of the Bermudian Transaction Obligors entering into the documents set out in sub-paragraph (i) below containing specimen signatures of the persons authorised to sign the relevant documents on behalf of each of the Bermudian Transaction Obligors (as applicable), confirming that, without limitation:

(i)	the Mortgage, the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the Post-Delivery Assignment and the Bareboat Charter (if applicable) fall within the scope of the Borrower's company purpose as defined by its Constitutional Documents and are binding on it; and

(ii)	the relevant Bermudian Transaction Obligors' representatives are fully empowered to sign, as applicable, the Protocol of Delivery and Acceptance, the Mortgage, the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the Post-Delivery Assignment and the Bareboat Charter (if applicable) and any related security pursuant to paragraph (b) of Clause 23.1 (Pooling of earnings and charters); and

(iii)	that the Bermudian Transaction Obligors have been duly formed and are validly existing as companies under the laws of Bermuda and containing such qualifications and assumptions as are standard for opinions of this type;

(f)	the final report from BankServe Insurance Services (or a similar provider) as to their insurance review of the Ship; and

(g)	the documents listed in Schedule 7 (Documents to be produced by the Builder to the Agent on Delivery).

4.11	Notification of satisfaction of conditions precedent

The Agent shall notify the Lenders, the Export Credit Agency and SIMEST, as applicable, promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in this Clause 4 (Conditions of Utilisation).

4.12	Waiver of conditions precedent

If the Majority Lenders, at their discretion, subject to the prior written consent of the Export Credit Agency and SIMEST (if required under the IMUA), permit a Loan to be borrowed before any of the conditions precedent referred to in Clause 4 (Conditions of Utilisation) has been satisfied, the Borrower shall ensure that that condition is satisfied within five (5) Business Days after the date (as specified in the relevant part of Clause 4 (Conditions of Utilisation)) or such later date as the Agent may agree in writing with the Borrower.

4.13	Conditions subsequent

The Borrower shall, by no later than 30 August 2025, arrange to have its bye-laws amended in form and substance satisfactory to legal counsel to the Secured Parties as to Bermudian law.

4.14	Changes to the Export Credit Agency's or SIMEST's requirements

(a)	If the Export Credit Agency or SIMEST notifies the Agent in writing of a change of the ECA Cover Document or the IMUA (as applicable), or gives instructions to the ECA Agent with the effect that, in the opinion of the Agent, this Agreement or certain documents which the Borrower is or may be required to provide for the purpose of drawing a Loan under this Agreement shall be amended to comply with such change or instructions, then the ECA Agent shall promptly notify the Borrower of such a change in the Export Credit Agency's or SIMEST's requirements (as applicable) and of the relevant amendments to be made to this Agreement or any such documents as the Agent considers appropriate.

(b)	If the Agent notifies the Borrower of any proposed changes to this Agreement under paragraph (a) above, and provided that:

(i)	all the Lenders and the Borrower agree with such changes; and

(ii)	the Borrower indemnifies and holds harmless the Agent and the Lenders for any reasonable costs that it may incur arising from or in connection with any such amendments (including legal fees),

then such changes will be made to this Agreement in accordance with the terms hereof.

(c)	If, in the opinion of the Lenders, there are any provisions of this Agreement that contradict or conflict with any provision of the ECA Cover Document or the IMUA (as applicable), such that compliance by any Finance Party with the terms of the ECA Cover Document or the IMUA (as applicable) may result in a breach by such Finance Party of any of the terms of this Agreement or to an extent that the same may have the effect of rendering all or any part of the ECA Cover Document or the IMUA (as applicable) void, voidable or otherwise not in full force and effect, the Borrower agrees that any relevant terms of this Agreement will be amended to the extent agreed in writing between the Borrower and the Agent to ensure compliance with the terms of the ECA Cover Document or the IMUA (as applicable).

4.15	No claim against the Finance Parties

The Borrower agrees that the Finance Parties may act on the instructions of the Italian Authorities in relation to this Agreement.

4.16	Examination and reliance on documents by the Agent

(a)	The Agent shall ensure that an officer or employee or other person designated by it as its authorised representative is present at the Builder on the Delivery Date for the purpose of examining originals (or Certified Copies) of the ECA Required Documents duly signed by the parties thereto and collecting copies thereof (which copies shall be certified as true copies by a Borrower Authorised Signatory and/or a Builder Authorised Signatory, as applicable).

(b)	The Agent shall be entitled (but not obliged) to rely and act upon any documentation or information provided under this Clause 4 (Conditions of Utilisation), which appears on its face to have been duly completed.

(c)	The Agent's responsibility to the Borrower and the Lenders for the examination of any Utilisation Request, and, when applicable, the documents provided by any person other than the Borrower in connection with the Utilisation Request, shall be limited to the examination of their apparent compliance with the terms and conditions thereof in accordance with Articles 14 (Standard of examination of documents) and 34 (Disclaimer on effectiveness of documents) of the "Uniform Customs and Practice for Documentary Credits" (currently publication number 600 of the International Chamber of Commerce, latest edition) (except that no time limit for examination of documents shall apply).

(d)	The Agent and the Lenders shall not be obliged to enquire as to, or be responsible for, the validity, truthfulness and genuineness and (where the relevant document is a conformed copy) conformity to the original of any Utilisation Request or any other document which appears on its face to be in order, or of any signatures thereon or any of the statements set out therein and shall be entitled to rely on the accuracy of any such statements.

(e)	In case of any discrepancy in any such documents, the Agent shall notify the Borrower in writing thereof and shall request its approval of such discrepancy in writing.

The Agent and the Lenders shall not be responsible for any delay in making available any Loans resulting from any requirement for the delivery of further information or documents reasonably required by the Agent for the relevant conditions precedent in this Agreement to be satisfied.

4.17	Borrower's irrevocable payment instructions

(a)	The Lenders shall not be obliged to fulfil their obligation to make a Loan available other than in accordance with Clause 3 (Purpose), this Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation).

(b)	The Borrower hereby instructs the Lenders in accordance with this Clause 4.17 (Borrower's irrevocable payment instructions):

(i)	through the Agent, to pay to the Builder, all or part of eighty per cent. (80%) of the amount of the Delivery Instalment due to the Builder under the Shipbuilding Contract in one (1) Loan;

(ii)	through the Agent, to reimburse the Borrower any amount of the ECA Premium paid by the Borrower to the Export Credit Agency in accordance with paragraph (b) of Clause 3.1 (Purpose); and

(iii)	to pay to the Agent on behalf of the Lenders for onward payment to the Export Credit Agency (such payment to the Export Credit Agency to be made for value on the Utilisation Date), by drawing under this Agreement, the relevant portion of the ECA Premium outstanding on the Utilisation Date.

(c)	Payment to the Builder of the amounts drawn under paragraph (b)(i) of this Clause 4.17 (Borrower's irrevocable payment instructions) above shall be made on the Utilisation Date during usual banking hours in Italy to the Builder Account and after receipt and verification by the Agent of the documents provided under Schedule 7 (Documents to be produced by the Builder to the Agent on Delivery).

(d)	Save as contemplated in Clause 4.18 (Modification of payment terms) below, the payment instruction contained in this Clause 4.17 (Borrower's irrevocable payment instructions) is irrevocable.

4.18	Modification of payment terms

The Borrower expressly acknowledges that the payment terms set out in this Clause 4 (Conditions of Utilisation) may only be modified with the agreement of the Italian Authorities, the Agent, the Security Agent, the Lenders and the Borrower in the case of paragraph (a) of Clause 4.17 (Borrower's irrevocable payment instructions) and with the agreement of the Italian Authorities, the Agent, the Lenders and the Borrower in the case of paragraphs (b) and (c) of Clause 4.17 (Borrower's irrevocable payment instructions), provided that it is the intention of the Borrower, the Lenders, the Security Agent and the Agent that prior to the Conversion Rate Fixing Date agreement shall be reached with those financial institutions with whom the Borrower has entered into the FOREX Contracts (the "Counterparties") in order that the Euro payments due from the Counterparties under the FOREX Contracts shall be paid to the Agent for holding in escrow and to be released by the Agent simultaneously with (i) the payment of the Loan to the Builder denominated in Euro and (ii) the payment to the Counterparties of the Dollars due to them under the relevant FOREX Contracts out of the Dollar amount available under paragraph (a) of Clause 4.17 (Borrower's irrevocable payment instructions), subject to the Borrower having deposited with the Agent before the Utilisation Date, if and to the extent required, any Dollar and/or Euro amounts as may be needed to ensure the payment in full of both the balance of the Loan in Euro and the Dollars owed to the Counterparties under all the relevant FOREX Contracts.

4.19	Maximum number of Loans and other limitations

(a)	There will be no more than three (3) Loans under this Agreement, which shall be drawn on the Delivery Date as follows:

(i)	one (1) Premium Loan for the First Instalment of the ECA Premium, if applicable;

(ii)	one (1) Premium Loan for the Second Instalment of the ECA Premium; and/or

(iii)	one (1) Disbursement Loan for the Delivery Instalment.

(b)	The amount of the Disbursement Loan shall not exceed the Dollar Equivalent of eighty per cent. (80%) of the amount of the Contract Price due to the Builder under the Shipbuilding Contract.

(c)	The Lenders shall not be under any obligation to lend any Loan to the Borrower if prior to the making of that Loan any of the events specified in Article 20.2 of the Shipbuilding Contract occurs.

(d)	The Lenders shall not be under any obligation to lend any Loan to the Borrower unless the full amount of the relevant portion of the ECA Premium has been paid in accordance with this Agreement and the ECA Cover Document.

Section 3

Utilisation

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of:

(a)	in respect of the Disbursement Loan, a duly completed Disbursement Request; or

(b)	in respect of a Premium Loan, a duly completed Premium Request,

in each case not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	it identifies whether the proposed Utilisation is a Disbursement Loan or a Premium Loan; and

(iv)	it provides for the proceeds of the proposed Utilisation to be credited to:

(A)	(in respect of the Disbursement Loan) the Builder Account;

(B)	(in respect of a Premium Loan for the purpose of Clause 3.1(a)) the account of SACE;

(C)	and (in respect of a Premium Loan purported to reimburse to the Borrower the relevant portion of the upfront payment of the ECA Premium paid by the Borrower to SACE for the purpose of paragraph (b) of Clause 3.1 (Purpose)), the Borrower Account; and

(v)	it is signed by a Borrower Authorised Signatory.

(b)	The Borrower shall supply the Agent with any additional documents or other evidence reasonably requested by it in connection with a proposed Utilisation.

(c)	Only one Loan may be requested in each Utilisation Request.

(d)	All Utilisation Requests shall be submitted on the same date and shall specify the same Utilisation Date.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

5.4	Notification of ECA Premium

The Agent shall notify the Borrower of the amount and the portion of the ECA Premium payable to the Export Credit Agency in respect of the ECA Cover Document, as notified by the Export Credit Agency to the Agent.

5.5	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.7	Disbursement Loans and Premium Loans

If:

(a)	a Disbursement Loan is made available, in accordance with paragraph (a) of Clause 34.3 (Distributions in respect of Utilisations); or

(b)	a Premium Loan is made available, in accordance with sub-paragraph (i) of paragraph (b) of Clause 34.3 (Distributions in respect of Utilisations),

the Borrower acknowledges that it will be obliged to repay that Disbursement Loan or that Premium Loan (as the case may be) in full in accordance with the terms of this Agreement.

5.8	Conversion Rate for Loan

The Dollar amounts of the Loans shall be calculated by the Agent on the Conversion Rate Fixing Date in accordance with the definitions of "Conversion Rate" in Clause 1.1 (Definitions).

5.9	Completion of a Builder Qualifying Certificate

(a)	Each Builder Qualifying Certificate will not be regarded as having been duly completed unless:

(i)	it has been signed by a Builder Authorised Signatory; and

(ii)	it itemises, inter alia, the value of the Eligible Goods and Services to be financed by the Loan requested under the Disbursement Request; and

(iii)	it includes, inter alia, a certification of the Builder that the amount paid or to be paid (as applicable) by the Borrower to the Builder in respect of Italian Goods and Services shall not be less than one billion, seven hundred and eighty-five million, nine hundred and sixty-six thousand Euros (€1,785,966,000.00).

Section 4

Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of Loans

(a)	The Borrower shall repay the Loans in twenty-four (24) semi-annual equal instalments by repaying on each Repayment Date an amount which reduces the amount of any outstanding Loans by an amount equal to 1/24 of the Loans borrowed by the Borrower from the date falling six Months after the Starting Point of Credit.

(b)	Any amounts outstanding on the Termination Date shall be repaid on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	Prepayment and Cancellation

7.1	Illegality and Sanctions

(a)	If:

(i)	in any applicable jurisdiction, it is or becomes unlawful or contrary to any law or regulation (including as a result of the application of Sanctions) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan; or

(ii)	in any applicable jurisdiction, it becomes unlawful or contrary to any law or regulation (including as a result of the application of Sanctions) for any Lender to maintain its participation in any Loan; or

(iii)	a Lender becomes a Prohibited Person as a result of funding or performing any of its obligations under this Agreement or maintaining its participation in any Loan,

then:

(A)	that Lender shall promptly notify the Agent upon becoming aware of that event; and

(B)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled.

(b)	If any of the circumstances specified in sub-paragraph (ii) or (iii) of paragraph (a) above occurs, then, to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.10 (Right of Replacement or Repayment and Cancellation in relation to a Single Lender), the Lender shall act in accordance with Clause 15.1 (Mitigation). To the extent no alternative arrangements have been agreed in accordance with Clause 15.1 (Mitigation), the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has so notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent pursuant to paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Further illegality

(a)	If it is or becomes or may become unlawful or contrary to any law, regulation or Sanctions in any applicable jurisdiction for any Affiliate of a Lender if that Lender performs any of its obligations as contemplated by this Agreement or funds or maintains its participation in any Loan:

(i)	that Lender may notify the Agent upon becoming aware of that event; and

(ii)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled.

(b)	If any of the events in sub-paragraph (i) of paragraph (a) of Clause 7.1 (Illegality and Sanctions) and paragraph (a) of Clause 7.2 (Further illegality) above occurs, without prejudice to the provisions of sub-paragraphs (A) and (B) of paragraph (a) of Clause 7.1 (Illegality and Sanctions) and paragraph (a) of Clause 7.2 (Further illegality) above, to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.10 (Right of Replacement or Repayment and Cancellation in relation to a Single Lender), the Lender shall act in accordance with Clause 15.1 (Mitigation). To the extent no alternative arrangements have been agreed in accordance with Clause 15.1 (Mitigation), the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has so notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent pursuant to paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.3	Change of control

(a)	If a Change of Control occurs:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation; and

(iii)	if a Lender so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, by not less than five (5) days' notice to the Borrower, cancel the Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

(b)	For the purposes of paragraph (a) above, "Change of Control" means any circumstance in which a person or "group" (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) acquires beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Guarantor's equity interests.

(c)	In this Clause 7.3 (Change of control), "Exchange Act" means the Securities Exchange Act of 1934 (15 USC §78a et seq.) as in effect on the date of this Agreement.

7.4	ECA Mandatory Prepayment Event

If an ECA Mandatory Prepayment Event occurs:

(a)	the Agent shall promptly notify the Borrower and the Lenders upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)	if a Lender so requires, and notifies the Agent, the Agent shall:

(i)	cancel the Available Commitment of that Lender; and

(ii)	declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon such Available Commitment will be immediately cancelled, the Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

7.5	CDP Event

If a CDP Event occurs:

(a)	CDP shall not be obliged to fund a Utilisation; and

(b)	if CDP so requires, the Agent shall, by not less than twenty (20) Business Days' notice to the Borrower, cancel CDP's Commitments and declare that CDP's participation in all outstanding Loans, together with accrued interest and all other relevant amounts accrued thereon, immediately due and payable, at which time CDP's Commitments will be cancelled and the amount of such outstanding Loans will become immediately due and payable.

7.6	Premium refund

The Parties agree that any refund received from SACE under the ECA Cover Document shall, within fifteen (15) Business Days of receipt by the Lenders or the Agent, be applied in mandatory prepayment of the Loans. As soon as reasonably practicable after applying such refund, the relevant Lender or the Agent (as applicable) shall notify the Borrower of the same.

7.7	Mandatory prepayment – Sale and Total Loss

The Borrower shall be obliged to prepay all outstanding Loans if the Ship is sold (without prejudice to Clause 22.5 (Disposals)) or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 120 days, or any other date as agreed in writing between the Agent and the Borrower, after the Total Loss Date and the date of receipt by the Agent or the Security Agent (as the case may be) of the proceeds of insurance relating to such Total Loss.

7.8	Voluntary cancellation

Subject to the payment of SIMEST Break Costs, if any, the Borrower may, if it gives the Agent not less than thirty-five (35) days' prior notice if the Fixed Interest Rate is applicable or not less than three (3) Business Days’ prior notice if the Floating Interest Rate is applicable (or such shorter period as the Majority Lenders may agree), cancel the whole or any part of the Available Facility. Any cancellation under this Clause 7.8 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably.

7.9	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than 35 days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount equal to the amount of a Repayment Instalment).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	Any prepayment of Loans pursuant to this Clause 7.9 shall be subject to paragraph (b) of Clause 7.11 (Restrictions).

7.10	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Transaction Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues and with the prior consent of the Italian Authorities, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality and Sanctions) or Clause 7.2 (Further illegality) to any Lender,

the Borrower may on five (5) Business Days' prior notice to the Agent and that Lender and with the prior consent of the Italian Authorities, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs or (where applicable) SIMEST Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in sub-paragraph (iv) of paragraph (e) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.11	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, SIMEST Break Cost and SIMEST Refund Amounts, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay any Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate, and to the Italian Authorities.

(g)	If all or part of any Lender's participation in a Loan is repaid or prepaid, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.12	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.6 (Premium refund) and Clause 7.9 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan and shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.

Section 5

Costs of Utilisation

8	Interest

8.1	Fixed or Floating Interest Rate

The Borrower shall provide notification, signed by a Borrower Authorised Signatory, to the Agent on the date of this Agreement specifying which of the Fixed Interest Rate or the Floating Interest Rate shall be applicable to all Loans until the date of payment of the final Repayment Instalment of each Loan.

8.2	Calculation of interest

Subject to Clause 8.1 (Fixed or Floating Interest Rate), the rate of interest on each Loan for each Interest Period is:

(a)	in the event that the Borrower has selected the Fixed Interest Rate in accordance with Clause 8.1 (Fixed or Floating Interest Rate), the Fixed Interest Rate; or

(b)	in the event that the Borrower has selected the Floating Interest Rate in accordance with Clause 8.1 (Fixed or Floating Interest Rate), the Floating Interest Rate.

8.3	Switch from the Fixed Interest Rate to the Floating Interest Rate

If the Borrower has specified a Fixed Interest Rate pursuant to Clause 8.1 (Fixed or Floating Interest Rate) but thereafter:

(i)	the SIMEST Margin Contribution provided on the SIMEST Margin Contribution Notification Date is lower than the Minimum SIMEST Margin Contribution;

(ii)	SIMEST does not provide a notification of the SIMEST Margin Contribution by the Cut-Off Date;

(iii)	the Agent notifies the Borrower in writing that:

(A)	the IMUA has been revoked, terminated, withdrawn or cancelled (in whole or in part) or has otherwise ceased to be in full force and effect; or

(B)	the IMUA has been revoked, terminated, withdrawn or cancelled (in whole or in part) or has otherwise ceased to be in full force and effect in respect of one (1) or more specific Fixed Rate Loan(s); or

(iv)	SIMEST has failed to make a payment to the Lenders pursuant to the IMUA,

(in this Clause the Loans affected by any of the circumstances specified in sub-paragraphs (i),(ii),(iii)(A),(iii)(B) or (iv) above are the "Relevant Loans") then:

(v)	in the circumstances specified in sub-paragraph (i) above, the Borrower may submit a further notification to the Agent, signed by a Borrower Authorised Signatory, on the SIMEST Margin Contribution Notification Date stating that the SIMEST Margin Contribution provided on the SIMEST Margin Contribution Notification Date is lower than the Minimum SIMEST Margin Contribution, and the notification indicating the Fixed Interest Rate submitted by the Borrower in accordance with Clause 8.1 (Fixed or Floating Interest Rate) shall be cancelled and deemed null and void with immediate effect and the Floating Interest Rate shall be applicable to all Loans until the date of payment of the final Repayment Instalment of the Loan without any further action required by any Party; and

(vi)	in the circumstances specified in sub-paragraph (ii) above, the notification indicating the Fixed Interest Rate submitted by the Borrower in accordance with Clause 8.1 (Fixed or Floating Interest Rate) shall be automatically cancelled and deemed null and void with immediate effect and the Floating Interest Rate shall be applicable to all Loans until the date of payment of the final Repayment Instalment of the Loan without any further action required by any Party;

(vii)	unless the IMUA applies to that Loan notwithstanding the occurrence of any circumstances specified in paragraph (iv) above, each such Loan made on or after the IMUA Event Date shall be a Floating Rate Loan; and

(viii)	in respect of each Relevant Loan outstanding on the IMUA Event Date:

(1)	each such Relevant Loan shall, on the IMUA Event Date, be redesignated as a Floating Rate Loan (without any change to the principal amount of such Relevant Loan as a result of such redesignation);

(2)	each such Relevant Loan shall be deemed for all purposes to be a Floating Rate Loan on and from the IMUA Event Date;

(3)	for the purposes of this Clause 8.3 (Switch from the Fixed Interest Rate to the Floating Interest Rate), interest on such Relevant Loan shall be deemed to have accrued at all times from the IMUA Event Date as if such Relevant Loan were a Floating Rate Loan for the relevant Interest Period; and

(4)	the Borrower shall pay, in accordance with Clause 8.4 (Payment of Interest), (i) interest calculated on the basis of the Fixed Interest Rate on such Relevant Loan up to and including the IMUA Event Date, (ii) interest calculated on the basis of the Floating Interest Rate on such Relevant Loan starting from the IMUA Event Date, (iii) any Break Costs (if any) and (iv) subject to paragraph (ix) below, any SIMEST Break Costs and/or SIMEST Refund Amounts (if payable by the Borrower pursuant to Clause 10.9 (SIMEST Break Costs) and Clause 10.10 (SIMEST Refund Amounts), respectively).

(ix)	The Borrower shall not pay any SIMEST Break Costs or be liable for any other fees or charges to SIMEST in the event of the circumstances specified in sub-paragraph (v) or (vi) of this Clause 8.3 (Switch from the Fixed Interest Rate to the Floating Interest Rate) occurring.

8.4	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.5	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document (including in connection with, or pursuant to, the IMUA) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Floating Rate Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.5 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.6	Notification of Interest Periods and Interest Rate

(a)	Save where paragraph (d) of Clause 10.1 (Unavailability of Term SOFR) applies, the Agent shall notify the Borrower and each Lender of each interest rate and the duration of each Interest Period as soon as reasonably practicable after each is determined and no later than the Quotation Day.

(b)	In respect of any Fallback Interest Payment, the Agent shall promptly upon a Fallback Interest Payment being determinable notify:

(i)	the Borrower of that Fallback Interest Payment;

(ii)	each Lender of the proportion of that Fallback Interest Payment which relates to that Lender's participation in the Loan or the relevant part of the Loan; and

(iii)	the Lenders and the Borrower of each applicable Daily Simple SOFR relating to the determination of that Fallback Interest Payment.

(c)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan or any part of the Loan.

This Clause 8.6 (Notification of Interest Periods and Interest Rate) shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

8.7	Notification of IMUA Event

Following the occurrence of an IMUA Event, the Agent shall:

(a)	promptly upon becoming aware of the occurrence of that IMUA Event, notify the Borrower and the Lenders and SACE of that occurrence; and

(b)	promptly upon becoming aware of the IMUA Event Date applicable to that IMUA Event, notify the Borrower and the Lenders and SACE of that date.

8.8	Acknowledgement

For the avoidance of doubt, the Borrower acknowledges that no provision in this Agreement is intended to grant any discretion to the Borrower to switch from the Fixed Interest Rate to the Floating Interest Rate or from the Floating Interest Rate to the Fixed Interest Rate in respect of any Loan.

9	Interest Periods

The period for which each Loan is outstanding shall be divided into successive Interest Periods, each of which (other than the first Interest Period for that Loan, which shall begin on its Utilisation Date) shall start on the last day of such preceding period.

9.1	Duration

(a)	The first Interest Period for each Loan will start on the Utilisation Date, and each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(b)	The last day of an Interest Period for a Loan shall be the date falling six Months after the first day of that Interest Period.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods relate to Loans and end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10	Changes to the Calculation of Interest

10.1	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)	Historic Term SOFR: If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Loan.

(c)	Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(d)	Daily Simple SOFR: If, after giving effect to paragraph (c) above, no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Historic Term SOFR, that Loan shall bear interest for any day of the relevant Interest Period at a rate per annum equal to the aggregate of the applicable (i) Daily Simple SOFR; and (ii) Floating Rate Margin.

(e)	Cost of funds: If paragraph (d) above applies but it is not possible to calculate the Daily Simple SOFR, there shall be no Reference Rate for that Loan and Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Market disruption

If:

(a)	before close of business in London on the Quotation Day for the relevant Interest Period, in the case that, subject to paragraph (b) below, the relevant Loan is then a Floating Rate Loan; or

(b)	at any time, in the case that the relevant Loan:

(i)	is a Fixed Rate Loan; or

(ii)	becomes, during the relevant Interest Period, a Floating Rate Loan pursuant to Clause 8.3 (Switch from the Fixed Interest Rate to the Floating Interest Rate),

the Agent receives notification from a Lender or Lenders (whose participations in the relevant Loan exceed 50 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of:

(A)	the Market Disruption Rate (in any of the cases specified in paragraph (a) and sub-paragraph (b)(ii) above); or

(B)	the Reference Rate Component, as calculated in accordance with the IMUA, plus any applicable Fixed Rate Margin Negative Reference Rate Component (in the case specified in paragraph (b)(i) above),

then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 (Cost of funds) applies:

(i)	(in the case of a Floating Rate Loan) the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(A)	the applicable Floating Rate Margin; and

(B)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan from whatever source it may reasonably select; and

(ii)	(in the case of a Fixed Rate Loan), the Borrower, in addition to interest due in accordance with Clause 8 (Interest), shall pay to each Lender, within ten (10) Business Days of notice of the Agent, an amount equal to the percentage rate per annum (applied on each Lender's share of the Loan for the relevant Interest Period) which is the difference of:

(A)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event no later than twenty (20) Business Days after the payment by SIMEST of the contribution under the IMUA in respect of the Loan for that Interest Period (and taking into account any delay of SIMEST in paying the relevant contribution), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan from whatever source it may reasonably select; and

(B)	the Reference Rate Component plus the Fixed Rate Margin Negative Reference Rate Component.

(b)	If this Clause 10.3 (Cost of funds) applies and the Agent or the Borrower so requires, the Agent, the Borrower and SIMEST shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	If this Clause 10.3 (Cost of funds) applies and the Agent or the Borrower requires the entry into negotiations as contemplated in paragraph (b) above and either (i) the Agent, the Borrower and SIMEST do not come to an agreement or (ii) not all the Lenders consent to the substitute or alternative basis agreed pursuant to paragraph (b) above then the applicable Reference Rate shall continue to be determined pursuant to the definition of "Reference Rate".

(d)	Subject to Clause 40.4 (Changes to the reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(e)	If paragraph (f) below does not apply and any rate notified to the Agent under sub-paragraphs (i)(B) or (ii)(B) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(f)	If this Clause 10.3 (Cost of funds) applies pursuant to Clause 10.2 (Market disruption) and a Lender's Funding Rate is less than the Market Disruption Rate (if such Loan is a Floating Rate Loan) or the aggregate of the Reference Rate Component, as calculated in accordance with the IMUA and any applicable Fixed Rate Margin Negative Reference Rate Component (in the case that such Loan is a Fixed Rate Loan), that Lender's cost of funds relating to its participation in the relevant Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (i)(B) of paragraph (a) above, to be the Market Disruption Rate for that Loan and, for the purposes of sub-paragraph (ii)(A) of paragraph (a) above, the aggregate of the Reference Rate Component, as calculated in accordance with the IMUA, and any applicable Fixed Rate Margin Negative Reference Rate Component.

(g)	If this Clause 10.3 (Cost of funds) applies but any Lender does not notify a rate to the Agent by the time specified in sub-paragraph (i)(B) of paragraph (a) above or sub-paragraph (ii)(B) of paragraph (a) above, the relevant rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

10.4	Fixed Rate Loans

(a)	The Borrower shall, within five (5) Business Days of demand, indemnify the Agent and each Lender in respect of any loss incurred by it in the event that the Reference Rate Component payable under the IMUA for the relevant currency and the relevant period may not be determined as a result of the screen rate referred to in the IMUA being unavailable and an alternative means of determining such amount not being agreed between the Finance Parties and SIMEST.

(b)	The Borrower shall, within thirty (30) days of demand, indemnify the Agent and each Lender in respect of any loss incurred by it as a result of SIMEST making any deduction or withholding for or on account of any taxes on any amount paid by it to the Agent or the Lenders under the IMUA. Each such Lender shall notify the Agent on becoming so aware of any such deduction or withholding and any payment payable to that Lender pursuant to this Clause 10.4 (Fixed Rate Loans).

(c)	The Agent shall promptly notify the Borrower, upon becoming aware, of the occurrence of any event described in paragraphs (a) or (b) above. In case of an event described in paragraph (b) above, each Finance Party making a claim thereunder shall request that SIMEST provide an original receipt (or copy thereof) evidencing that the payment has been duly remitted to the appropriate authority. To the extent the same shall have been provided to it by SIMEST, that Finance Party shall forward to the Borrower the original receipt (or copy thereof) evidencing that the payment has been duly remitted to the appropriate authority.

(d)	Following receipt of any notice from the Agent described in paragraph (c) above, the Borrower may (with the prior written consent of the Export Credit Agency) request the Agent to terminate the IMUA, with effect from the Relevant Termination Date (as defined below), by giving not less than thirty (30) days' prior written notice to SIMEST, following which:

(i)	Paragraph (iii)(B) of Clause 8.3 (Switch from the Fixed Interest Rate to the Floating Interest Rate) shall apply, as if references therein to the IMUA Event Date were references to the first day of the Interest Period immediately following the expiry of such thirty (30) day notice period (such date being the "Relevant Termination Date"); and

(ii)	the Borrower shall, within three (3) Business Days of demand, reimburse each Finance Party and SIMEST for the amount of all costs and expenses of whatever nature incurred by that Finance Party or SIMEST (as applicable) as a result of the operation of this paragraph (ii) (including all Break Costs, SIMEST Break Costs, any SIMEST Refund Amount and all other amounts payable under the IMUA).

10.5	Notification to the Borrower

If Clause 10.3 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

10.6	Break Costs

(a)	The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to any Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.7	Suspension of the IMUA

(a)	If:

(i)	SIMEST has notified the Agent that a formal internal proceeding has been commenced by SIMEST for the termination or revocation of the IMUA in respect of a Fixed Rate Loan (the "SIMEST Proceeding") and that, pending the conclusion of the SIMEST Proceeding, the subsidy under the IMUA shall be suspended (the date specified in such notice being the "SIMEST Contribution Suspension Date"); and

(ii)	SIMEST has notified the Agent that the decision taken at the conclusion of the SIMEST Proceeding is that the subsidy shall be revoked or terminated and with respect to the period starting from the SIMEST Contribution Suspension Date and ending on the date on which the Agent has been notified by SIMEST that the SIMEST Proceeding is concluded (such period being the "SIMEST Contribution Suspension Period"), SIMEST has made a net interest payment to the Lenders under the IMUA, then the Borrower shall pay to the Agent (for remittance to SIMEST) within ten (10) Business Days of a request by the Agent, an amount equal to the net amount of interest that SIMEST has paid to the Lenders under the IMUA during the SIMEST Contribution Suspension Period.

(b)	The Agent shall promptly notify the Borrower upon becoming aware of the suspension of the subsidy under the IMUA under paragraph (a) above and shall provide the Borrower with the calculation evidencing any amount payable under this Clause 10.7 (Suspension of the IMUA).

10.8	Non-payment under the IMUA

(a)	If:

(i)	the interest rate is calculated at the Fixed Interest Rate; and

(ii)	SIMEST does not make a net payment to the Lenders under the IMUA and such failure to make a net payment of interest is not remedied within five (5) Business Days of the date on which such net payment is due and payable under the terms of the IMUA, then the Agent shall promptly notify the Borrower upon becoming aware of that event (each being a "SIMEST Non-Payment Event") and the Borrower shall pay to the Agent within five (5) Business Days of a request by the Agent an amount equal to the net amount of interest that SIMEST should have paid to the Lenders under the IMUA in respect of the period starting from the SIMEST Non-Payment Event and for so long as that SIMEST Non-Payment Event is continuing.

(b)	If the Borrower makes a payment pursuant to paragraph (a) above, the Agent and each Lender shall, upon the request of the Borrower, use all reasonable endeavours to procure that SIMEST pays the amount owed but unpaid by it under the IMUA. If the Agent or any Lender recovers any amount from SIMEST in respect of the amount paid by the Borrower pursuant to paragraph (a) above, it shall promptly pay such amount to the Borrower.

10.9	SIMEST Break Costs

(a)	Subject to paragraph (e) below, if SIMEST has notified the Agent that the IMUA has been revoked or terminated in full or in part and/or the IMUA has otherwise ceased to be in full force and effect, in each case due to:

(i)	an event specified in paragraphs (a), (b) and/or (c) of the definition of IMUA Event (each being a "IMUA Termination Event"); or

(ii)	an event specified in paragraphs (d), (e), (f), (g) and/or (h) of the definition of IMUA Event (each being a "IMUA Revocation Event"), which is attributable (in whole or in part) to an act or an omission of the Borrower, then the Agent shall promptly inform the Borrower of such IMUA Event and of any SIMEST Break Costs arising from the occurrence of such IMUA Event and the Borrower shall, within fifteen (15) Business Days of demand by SIMEST (or the ECA Agent on its behalf), pay to SIMEST (through the ECA Agent) such SIMEST Break Costs.

(b)	In this Agreement, "SIMEST Break Costs" means all amounts due to SIMEST or that SIMEST is entitled to charge to the Borrower (through the Agent) pursuant to the IMUA, upon the occurrence of an IMUA Event, equal to:

(i)	if the IMUA Event is an IMUA Termination Event the difference (if positive) between:

(A)	the present value (calculated at the cost of funding on the market and excluding the SIMEST Margin Contribution) of the interest which would, but for the occurrence of an IMUA Termination Event, have accrued, at the CIRR, on the principal amount of a Fixed Rate Loan which have been accelerated, prepaid or converted or (as applicable) on the amount of the Available Commitments which has been cancelled, in each case for the period from the date of that IMUA Termination Event to the final Repayment Date of that Fixed Rate Loan; and

(B)	the present value (calculated at the cost of funding on the market and excluding the SIMEST Margin Contribution) of the interest which would, but for the occurrence of an IMUA Termination Event, have accrued on the principal amount of that Fixed Rate Loan which has been accelerated, prepaid or converted, or (as applicable) on the amount of the Available Commitments which has been cancelled, in each case at the rate calculated by the sum of the Reference Rate Component payable by SIMEST under the IMUA plus the SIMEST Margin Contribution, for the period from the date of that IMUA Termination Event to the final Repayment Date of that Fixed Rate Loan, provided that, if SIMEST has entered into any hedging arrangement with respect to the relevant Fixed Rate Loan or with respect to any such amount of the Available Commitments which have been cancelled, SIMEST Break Costs shall instead be equal to any costs, expenses and fees (as these have been notified by SIMEST to the Agent) incurred by SIMEST in connection with the entry by it into any such hedging arrangement or as a result of the close-out, in whole or in part, of those hedging arrangements; and

(ii)	if the IMUA Event is an IMUA Revocation Event the costs, expenses and fees (as these have been notified by SIMEST to the Agent) incurred by SIMEST in connection with the entry by it into, or as a result of the close-out (in whole or in part) of, any hedging arrangement with respect to that part of the Fixed Rate Loan and/or that amount of the Available Commitments which has been affected by that IMUA Revocation Event, provided that if no hedging arrangement has been entered into by SIMEST with respect to that Fixed Rate Loan or with respect to that amount of the Available Commitments which has been affected by that IMUA Event, the SIMEST Break Costs shall be equal to zero.

and, in the case of both paragraphs (i) and (ii) above, for the calculation of SIMEST Break Costs, the zero floor provisions shall not apply.

(c)	The ECA Agent shall, as soon as reasonably practicable, request that SIMEST provide a certificate evidencing the amount of its SIMEST Break Costs for any period in which such amounts accrue and, promptly following receipt of the same, the ECA Agent shall provide such certificate to the Borrower.

(d)	The Borrower acknowledges and agrees that on any amount due by the Borrower, through the Agent, to SIMEST under the IMUA which is due but unpaid, interest shall accrue, from the relevant payment date (included) until the actual payment date (excluded) at the rate specified in Clause 8.5 (Default Interest), with automatic accrual simply for the non-payment on the due date and without the need of any notice of non-payment.

(e)	This Clause 10.9 (SIMEST Break Costs) shall not apply in the event of the circumstances specified in sub-paragraph (v) or (vi) of Clause 8.3 (Switch from the Fixed Interest Rate to the Floating Interest Rate) occurring.

10.10	SIMEST Refund Amounts

(a)	If:

(i)	the Agent has notified the Borrower that the IMUA or the subsidy thereunder in respect of that Fixed Rate Loan has been revoked or terminated; and

(ii)	with respect to the period starting from the date on which the event that resulted in the termination or revocation of the IMUA or the subsidy thereunder occurred and ending on the date of the notice referred to in sub-paragraph (i) above (the "IMUA Overrun Period"), interest net payments with respect to that Fixed Rate Loan have been made by SIMEST and/or the Lenders under the IMUA (each being an "IMUA Payment"), and:

(A)	if:

(1)	during the IMUA Overrun Period, the aggregate amount of all the IMUA Payments made by SIMEST is in excess of the aggregate amount of all the IMUA Payments made by the Lenders; and

(2)	SIMEST has requested to the Agent, pursuant to the IMUA, to return any such excess amount, the Borrower shall pay to the Agent (for the account of the Lenders) an amount equal to that excess within fifteen (15) Business Days of demand by the Agent; or

(B)	if during the IMUA Overrun Period the aggregate amount of all the IMUA Payments made by the Lenders are in excess of the aggregate amount of all the IMUA Payments made by SIMEST, the Borrower shall be entitled to request to the Lenders (acting through the Agent) to claim any such excess amount from SIMEST pursuant to the IMUA and the Lenders (acting through the Agent) shall:

(1)	claim that excess amount from SIMEST within fifteen (15) Business Days of the request made by the Borrower; and

(2)	return to the Borrower any amount paid by SIMEST in that respect promptly upon receipt.

(b)	If the Agent has notified the Borrower that the IMUA has been revoked by SIMEST due to an IMUA Revocation Event specified in sub-paragraph (ii) of paragraph (a) of Clause 10.9 (SIMEST Break Cost) which is attributable (in whole or in part) to an act or an omission of the Borrower, then the Borrower shall pay to SIMEST (through the Agent), within fifteen (15) Business Days of demand by SIMEST, an amount equal to the difference (if positive) between:

(i)	the aggregate amount of all IMUA Payments made by SIMEST in respect of that Fixed Rate Loan during the period starting from the date on which the IMUA has entered into force and the date of that IMUA Revocation Event; and

(ii)	the aggregate amount of all IMUA Payments made by the Lenders in respect of that Fixed Rate Loan during the same period.

(c)	The Agent shall promptly notify the Borrower of any amount payable under sub-paragraph (a) above.

(d)	The ECA Agent shall, as soon as reasonably practicable, request that SIMEST provide a certificate evidencing any amount payable under sub-paragraph (b) above and, promptly following receipt of the same, the ECA Agent shall provide such certificate to the Borrower.

(e)	The Borrower acknowledges and agrees that on any amount due by the Borrower to SIMEST (whether through the Agent or otherwise) pursuant to the IMUA which is due but unpaid, interest shall accrue on such amount from and including the date on which such amount was due to be paid until but excluding the actual payment date at the rate specified in Clause 8.5 (Default Interest), with automatic accrual simply for the non-payment on the due date and without the need of any notice of non-payment.

11	Fees

11.1	Commitment fee

The Borrower shall pay to the Agent for the benefit of the Lenders, a commitment fee in Dollars for the period from the first day of the Availability Period to, and including, the Delivery Date of the Ship, or the date of receipt by the Agent of the written cancellation notice sent by the Borrower as described in Clause 7.8 (Voluntary cancellation) whichever is the earliest, computed at the rate of [*] per cent. per annum and calculated on the undrawn amount of the Total Commitments and payable in arrears on the date falling six (6) months after the first day of the Availability Period and on each date falling at the end of each following consecutive six (6) month period, with the exception of the commitment fee due in respect of the last period, which shall be paid on the Delivery Date, or the date of receipt by the Agent of the written cancellation notice sent by the Borrower as described in Clause 7.8 (Voluntary cancellation), whichever is the earliest, such commitment fee to be calculated on the actual number of days elapsed divided by three hundred and sixty (360). For the purpose of the computation of the periodical commitment fee payable to the Lenders, the Total Commitments are assumed to be [*].

(a)	The accrued commitment fee is payable on the last day of each successive period of six Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Structuring fees

The Borrower shall pay to the Agent (for the account of each Finance Party), a structuring fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Agent structuring fee

The Borrower shall pay to the Agent (for its own account) an agent structuring fee in the amount and at the times agreed in a Fee Letter.

11.5	ECA Premium

(a)	The Borrower shall pay to the Agent the ECA Premium as follows:

(i)	the First Instalment being calculated by using the Base Rate and the ECA Premium Pricing Rate (as defined below) with a floor set at the ECA Premium Pricing Rate Floor (as defined below) which shall represent [*] per cent. of the ECA Premium, no later than the earlier of:

(A)	thirty (30) days after the issuance of the ECA Cover Document; and

(B)	the date falling 12 months after the date of SACE’s board approval or any other later date as communicated by SACE;

(ii)	the Second Instalment ([*] per cent) of the ECA Premium, which shall be paid on or prior to the Utilisation Date, it being provided that the payment of the Second Instalment shall be calculated by using the Conversion Rate and the ECA Premium Pricing Rate; and

(iii)	if the Disbursement Loan in respect of the Delivery Instalment is less than the Dollar Equivalent of eighty per cent. (80%) of the Contract Price instalment paid to the Builder under the Shipbuilding Contract to which that Loan relates, the Second Instalment of the ECA Premium applicable to such Loan and payable in accordance with this paragraph (iii) shall be adjusted pro rata.

(b)	The ECA premium pricing rate ("ECA Premium Pricing Rate") is defined as being the applicable pricing rate set out below which shall be based on the Guarantor’s highest unsecured corporate credit rating between S&P’s (the reference being the Issuer Credit Rating) or equivalent Moody’s (the reference being the Corporate Family Rating) (the "Guarantor’s Rating"), provided by the Borrower to the Agent, by way of a Rating Notice, (i) no later than 10 Business Days prior to the date of the payment of the First Instalment and (ii) on the Rating Fixing Date for the Utilisation Date:

Guarantor's Rating *	ECA Premium Pricing Rate (%)
BBB	[*]
BBB-	[*]
BB+	[*]
BB	[*]
BB-	[*]
B+	[*]
B	[*]

* S&P or equivalent Moody's unsecured corporate credit ratings

(c)	For the purposes of the First Instalment, the ECA premium pricing rate floor is equal to [*] per cent. ("ECA Premium Pricing Rate Floor").

(d)	The Parties acknowledge and agree that the aggregate amount of the Premium Loans to be advanced for the reimbursement of each of the First Instalment and of the disbursement of the Second Instalment shall not exceed the ECA Premium Financed Amount.

(e)	Where, due to a rating downgrade of the Guarantor and subsequent increase in the ECA Premium Pricing Rate, the aggregate amount of the First Instalment and the Second Instalment is greater than the ECA Premium Financed Amount, the Borrower shall pay to the Agent or (at its direction) to the Export Credit Agency the amount by which the ECA Premium exceeds the ECA Premium Financed Amount.

(f)	The Agent shall pay such amounts in respect of the ECA Premium to the Export Credit Agency following receipt of funds in relation to a Premium Request and, if relevant, the payment referred to in paragraph (e) above from the Borrower.

(g)	If the Agent has paid any amount of the ECA Premium to the Export Credit Agency (other than using the proceeds of a Premium Loan or without receiving the payment from the Borrower referred to in paragraph (e) above), the Borrower shall reimburse the Agent for such amount within five (5) Business Days of demand.

(h)	Each Obligor acknowledges that none of the Finance Parties or the Builder is responsible for the calculation or final determination of the ECA Premium and no Obligor will raise against any Finance Party or the Builder, any claim or defence of any kind whatsoever in relation to the calculation or payment of the ECA Premium.

(i)	The Borrower acknowledges that no part of the ECA Premium is refundable for any reason, other than as specified in this Agreement and/or the ECA Cover Document.

Section 6

Additional Payment Obligations

12	Tax Gross-up and Indemnities

12.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party or Italian Authority which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document or Italian Support Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by a Transaction Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 12 (Tax Gross-up and Indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Transaction Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that a Transaction Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by a Transaction Obligor, the amount of the payment due from that Transaction Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Transaction Obligor is required to make a Tax Deduction, that Transaction Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Transaction Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Each Obligor shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or an Italian Support Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party (other than an Italian Authority):

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors.

(d)	A Protected Party shall, on receiving a payment from a Transaction Obligor under this Clause 12.3 (Tax Indemnity), notify the Agent.

12.4	Tax Credit

If a Transaction Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Transaction Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Transaction Obligor.

12.5	Stamp taxes

Each Obligor shall pay and, within five (5) Business Days of demand, indemnify each Finance Party and Italian Authority against any cost, loss or liability that Finance Party or as applicable, that Italian Authority incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in the Value Added Tax Act 1994, Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction other than the United Kingdom or a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraph (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as the Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(v)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(vi)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Obligor and the Agent and the Agent shall notify the other Finance Parties.

13	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party and the Export Credit Agency the amount of any Increased Costs incurred by that Finance Party or the Export Credit Agency or any of its Affiliates as a result of (i) the introduction of or any change in (or the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) to the extent applicable, the implementation or application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement

"Basel III" means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"CRD IV" means EU CRD IV and UK CRD IV.

"EU CRD IV" means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012, as amended by, amongst others, Regulation (EU) 2019/876 ("CRR"); and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC ("CRD").

"Increased Costs" means:

(a)	with respect to a Finance Party:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(b)	with respect to the Export Credit Agency:

(i)	an additional or increased cost; or

(ii)	a reduction in any amount due and payable under any Finance Document and/or the ECA Cover Document,

which is incurred or suffered by the Export Credit Agency to the extent that it is attributable to the Export Credit Agency having entered into or performing its obligations under the ECA Cover Document.

"UK CRD IV" means:

(a)	CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");

(b)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 ("WAA")) implemented CRD and its implementing measures;

(c)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(d)	any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

13.2	Increased Cost claims

(a)	A Finance Party or the Export Credit Agency, as applicable, intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party or the Export Credit Agency, as applicable, shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by a Transaction Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the relevant Finance Party or the Export Credit Agency or its Affiliates of any law or regulation; or

(e)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14	Other Indemnities

14.1	Currency indemnity

(a)	If any sum due from a Transaction Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Transaction Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Transaction Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party or (as the case may be) the Export Credit Agency to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Transaction Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, within five (5) Business Days of demand, indemnify each Finance Party and Italian Authority against any cost, loss, expense or liability incurred by that Finance Party or Italian Authority as a result of:

(i)	the occurrence of any Event of Default;

(ii)	any indemnity or cost payable under an Italian Support Document;

(iii)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(iv)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	Each Obligor shall, within five (5) Business Days of demand, indemnify each Finance Party, each Affiliate of a Finance Party, each Italian Authority and each officer or employee of a Finance Party or its Affiliate or an Italian Authority (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(d)	Any Affiliate of a Finance Party, or any officer or employee of a Finance Party or any of its Affiliates, and any Italian Authority and any officer or employee of any Italian Authority, may rely on paragraph (b) above subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Indemnity to the Agent

Each Obligor shall, within five (5) Business Days of demand, indemnify the Agent against:

(a)	any cost, loss or liability incurred by it (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or

(iv)	being party to the ECA Cover Document (otherwise than by reason of the Agent's gross negligence or wilful misconduct); and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of its gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents or the ECA Cover Document.

14.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall, within five (5) Business Days of demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; or

(ii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 14.4 (Indemnity to the Security Agent) will not be prejudiced by any release under Clause 31.25 (Releases) or otherwise in accordance with the terms of this Agreement.

(c)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

14.5	Indemnity to the Italian Authorities

Each Obligor shall, within five (5) Business Days of demand, indemnify each Italian Authority against any cost, loss or liability incurred by that Italian Authority (acting reasonably) in connection with this Agreement as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts; and

(d)	being party to the relevant Italian Support Document.

15	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality and Sanctions), Clause 7.2 (Further illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1	Transaction expenses

Each Obligor shall promptly pay the Italian Authorities, the Agent, the Security Agent, the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents in connection with this Agreement or in a Security Document;

(b)	any other Finance Documents executed after the date of this Agreement; and

(c)	any Italian Support Document.

16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent to a Finance Document or Italian Support Document;

(b)	an amendment to a Finance Document is required in order to ensure that any Finance Document complies with the terms of the Italian Support Documents or any other requirement of the Italian Authorities or any other requirement under law;

(c)	an amendment or waiver is required in connection with Clause 40.4 (Changes to the Reference Rates);

(d)	a Transaction Obligor requests, and the Security Agent agrees to, the release of all or any part of the Charged Property from the Transaction Security; or

(e)	an amendment is required pursuant to Clause 34.10 (Change of currency),

the Obligors shall, within five (5) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Costs of delayed Delivery Date

The Borrower undertakes to pay to the Agent, within five (5) Business Days of demand, any costs incurred by the Lenders and/or the Italian Authorities in funding the Loan in the event that the Delivery Date is later than the Intended Delivery Date unless the Borrower has given the Agent at least five (5) Business Days' notification of such delay in the Delivery Date.

16.4	Enforcement costs

The Obligors shall, within five (5) Business Days of demand, pay to each:

(a)	Finance Party; and

(b)	Italian Authority,

the amount of all costs and expenses (including legal fees) incurred by that Finance Party or Italian Authority in connection with the enforcement of, or the preservation of any rights under, any Finance Document, or Italian Support Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7

Guarantee

17	Guarantee and Indemnity

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party and Italian Authority punctual performance by the Borrower of all the Borrower's obligations under or in connection with this Agreement and every other Finance Document;

(b)	undertakes with each Finance Party and Italian Authority that whenever the Borrower does not pay any amount when due under or in connection with this Agreement or any other Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party and Italian Authority that if any obligation guaranteed by it is, or becomes, unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party and that Italian Authority immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. Any such demand for indemnification shall be made through the Agent, for itself or on behalf of the other Finance Parties. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Guarantor intent

Without prejudice to the generality of Clauses 1.2 (Construction) and Clause 17.5 (Waiver of defences), the Guarantor expressly confirms that it intends that this Clause 17 (Guarantee and indemnity) and any Security Interest created by it under any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.5	Waiver of defences

The obligations of the Guarantor under this Clause 17 (Guarantee and indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17 (Guarantee and indemnity), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or any Finance Party), including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing, any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including, without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(g)	any release or loss whatsoever of any guarantee, right or Security Interest created by the Finance Documents;

(h)	any failure whatsoever promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest;

(i)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it;

(j)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(k)	any insolvency or similar proceedings.

17.6	Immediate recourse

(a)	Without prejudice to paragraph (b) below, the Guarantor waives any right it may have of first requiring any Finance Party or Italian Authority (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(b)	However, as against the Guarantor:

(i)	any judgment or order of a court in England or the jurisdiction of the Approved Flag or Bermuda or the United States of America in connection with this Agreement; and

(ii)	any statement or admission by the Borrower in connection with this Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

17.7	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party or Italian Authority (or any trustee or agent on its behalf, which shall include the Agent and the Security Agent) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party or Italian Authority (or any trustee or agent on its behalf, which shall include the Agent and the Security Agent) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17 (Guarantee and indemnity).

17.8	Additional security

This guarantee is in addition to and shall not impair, nor in any way be impaired by any other guarantee, Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Costs of preservation of rights, enforcement etc

Without prejudice to the Guarantor's liabilities in respect of the Obligors' obligations under Clauses 11 (Fees) and 12 (Tax gross-up and indemnities), the Guarantor shall pay to the Agent on its demand the amount of all expenses incurred by the Agent, or any other Secured Party in connection with any matter arising out of this Clause 17 (Guarantee and indemnity) or any Security Interest connected with it, including any advice, claim or proceedings relating to this Clause 17 (Guarantee and indemnity) or such a Security Interest.

17.10	Reinstatement of obligation to pay

The Guarantor shall pay to the Agent on its demand any amount which any Secured Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of any other Transaction Obligor (or similar person) on the ground that this Agreement or any other Finance Document, or a payment by the Borrower or of such other Transaction Obligor, was invalid or on any similar ground.

17.11	Subordination of rights of Guarantor

(a)	Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, all rights which the Guarantor at any time has (by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and indemnity) or any other transaction) against the Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents; and in particular, the Guarantor shall not:

(i)	claim, or in a bankruptcy of the Borrower or any other Transaction Obligor prove for, any amount payable to the Guarantor by the Borrower or any other Transaction Obligor, whether in respect of this Clause 17 (Guarantee and indemnity) or any other transaction;

(ii)	take or enforce any Security Interest for any such amount;

(iii)	exercise any right to be indemnified by a Transaction Obligor;

(iv)	bring legal or other proceedings for an order requiring the Borrower or any other Transaction Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause 17 (Guarantee and indemnity);

(v)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Transaction Obligor;

(vi)	claim any contribution from any third party providing security for, or any other guarantor of any Transaction Obligor's obligations under the Finance Documents;

(vii)	take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party; and/or

(viii)	claim or prove as a creditor of any Transaction Obligor in competition with any Finance Party.

(b)	If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with this Agreement and the Finance Documents.

(c)	The Guarantor will not be entitled to any right of contribution or indemnity from the Export Credit Agency and will not exercise any right that it may have to take the benefit (in whole or in part and whether by subrogation or otherwise) of any rights of the Finance Parties under the ECA Cover Document.

Section 8

Representations, Undertakings and Events of Default

18	Representations

Without prejudice to Clause 19 (Repetition of Representations), each Obligor makes the representations set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement (apart from the representations in Clause 18.32 (Representations on the Delivery Date), which shall be made on the Delivery Date) in respect of each relevant Transaction Obligor.

18.1	Status

(a)	Each Transaction Obligor is a company, an exempted company, an exempted limited liability company or body corporate duly organised or (as the case may be) incorporated or continued, constituted and validly existing and in good standing under the laws of the country of its formation or (as the case may be) incorporation or continuation, possessing perpetual existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

(b)	The Borrower has an authorised share capital of 12,000 ordinary shares of par value $1.00 each all of which have been issued to the Shareholder.

(c)	The legal title to and beneficial interest in the equity in the Borrower is held free of any security (other than pursuant to the Share Charge) or any other claim by the Shareholder.

(d)	None of the equity in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.

(e)	Each Transaction Obligor has the power to enter into and perform this Agreement and those of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Transaction Documents and such transactions.

18.2	Binding obligations

This Agreement and each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Transaction Obligor expressed to be a party thereto, which are enforceable in accordance with their respective terms, and in entering into this Agreement and borrowing the Loan, the Borrower is acting on its own account.

18.3	Non-conflict with other obligations

The entry into and performance of this Agreement and the other Transaction Documents by the Transaction Obligors and the transactions contemplated hereby and thereby do not and will not conflict with:

(i)	any law or regulation or any official or judicial order;

(ii)	the Constitutional Documents of any Transaction Obligor; or

(iii)	any agreement or document to which any Transaction Obligor is a party or any other obligation or restriction which is binding upon such Transaction Obligor or any of its assets,

nor result in the creation or imposition of any Security Interest on the Borrower or its assets pursuant to the provisions of any such agreement or document, except for Security Interests which qualify as Permitted Security Interests with respect to the Borrower.

18.4	Power and authority

(a)	All authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry of each Transaction Obligor into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents to which any Transaction Obligor is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect except authorisations, approvals, consents, licences, exemptions, filings and registrations required in the normal day to day course of the operation of the Ship and not already obtained by the Borrower.

(b)	Each Obligor is disregarded as an entity separate from its owner for U.S. federal Tax purposes.

18.5	Governing law

The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

18.6	Centre of main interest

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast) (the "Regulation"), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of the Borrower is situated outside of the European Union and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in a European Union country.

18.7	Shipbuilding Contract

(a)	The copy of the Shipbuilding Contract is a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its respective terms and, subject to paragraph (b) of Clause 22.19 (Shipbuilding Contract), no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

(b)	The Borrower is the sole legal and beneficial owner of all rights and interests the Shipbuilding Contract creates in favour of the Borrower.

(c)	The Shipbuilding Contract constitutes legal, valid, binding and enforceable obligations of the Builder.

(d)	Neither the Borrower nor the Builder has waived any of their respective rights under the Shipbuilding Contract.

18.8	Insolvency

(a)	The Borrower is and shall remain, after the advance to it of the Loan, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

(b)	Neither any Obligor nor any other Transaction Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the reorganisation, winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor has it sought any other relief under any applicable insolvency or bankruptcy law.

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that any stamp or similar taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents.

18.10	Deduction of Tax

The Borrower is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

18.11	No withholding taxes

All payments which the Guarantor is liable to make under the guarantee set out in Clause 17 (Guarantee and indemnity) may be made without deduction or withholding for or on account of any tax payable under any law of Bermuda or the United States of America.

18.12	No Default

(a)	The Borrower represents that no Event of Default has occurred, which is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document and, to the knowledge of the Guarantor, no Event of Default has occurred, which is continuing.

(b)	The Borrower represents that no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Transaction Obligor or the Builder is a party or by which any Transaction Obligor or the Builder may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Transaction Obligor is a party or by which any Transaction Obligor may be bound to an extent or in a manner which might have a material adverse effect on the ability of that Transaction Obligor to perform its obligations under the Transaction Documents to which it is a party.

18.13	No misleading information

(a)	All written information furnished by any Transaction Obligor relating to the business and affairs of any Transaction Obligor in connection with this Agreement and the other Transaction Documents (but excluding any forward looking statements and projections) was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

(b)	Each Transaction Obligor has fully disclosed to the Agent all facts relating to each Transaction Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

18.14	Financial statements

In relation to any date on which this representation is deemed to be repeated, the latest available annual consolidated audited accounts of the Guarantor at the date of repetition (which accounts satisfy the requirements of Clause 20.2 (Form of financial statements)) fairly represent the financial condition or state of affairs of the Guarantor as shown in such audited accounts and there has been no material adverse change in the financial position of the Guarantor from that disclosed in the latest of those accounts.

18.15	Information

All information which has been provided in writing by or on behalf of the Guarantor to the Agent or any other Secured Party in connection with any Finance Document satisfied the requirements of Clause 20.4 (Information provided to be accurate).

18.16	Pari passu ranking

The obligations of the Borrower, the Shareholder, the Charterer and the Guarantor under the Finance Documents rank at least pari passu with all their other present unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law.

18.17	No proceedings

No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the ability of a Transaction Obligor to perform its obligations under the Transaction Documents to which it is a party or that Transaction Obligor's financial position or profitability.

18.18	No breach of laws

Each Obligor is in all material respects (except in the case of compliance with Sanctions which each Obligor complies with in all respects) compliant with all laws or regulations relating to it and its business generally.

18.19	Taxation

To the best of its knowledge, each of the Transaction Obligors has complied with all taxation laws in all jurisdictions in which it is subject to taxation and has paid all material Taxes due and payable by it.

18.20	Title to assets

Each member of the Group has good and marketable title to all its assets which are reflected in the audited accounts referred to in Clause 18.14 (Financial statements).

18.21	No registration

None of the Transaction Obligors has a place of business in any jurisdiction (except as already disclosed to the Agent) which requires any of the Finance Documents to be filed or registered in that jurisdiction to ensure the validity of the Finance Documents to which it is a party.

18.22	Place of business

The Borrower does not have a place of business in any country (except as already disclosed to the Agent) other than that of its Original Jurisdiction.

18.23	No funds of Illicit Origin

No investments made and no payments made, received or to be made by the Borrower, the Shareholder, the Charterer or the Guarantor under this Agreement, the Transaction Documents or any Finance Document have been or shall be funded, whether directly or, to the knowledge of the Obligors, indirectly, out of funds of Illicit Origin or otherwise derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction or which would otherwise cause any Party to be in breach of any Sanctions and none of the sources of funds to be used by the Borrower, the Shareholder, the Charterer or the Guarantor in connection with the Transaction Documents, the construction of the Ship or its business are, whether directly or, to the knowledge of the Obligors, indirectly, of Illicit Origin or derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction.

18.24	No Prohibited Payments

No Prohibited Payment has been or will be received, made or provided, directly or indirectly, by (or on behalf of) the Borrower, the Shareholder, the Charterer or the Guarantor (with respect to the Shareholder, the Charterer and the Guarantor, to the best of each Obligor's knowledge), any of its Affiliates or its officers, directors or any other person acting on its behalf to, or for the benefit of, any authority or public or government entity (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any authority or public or government entity) in connection with the Ship, this Agreement and/or the Finance Documents.

18.25	Security and Financial Indebtedness

None of the assets or rights of any Obligor is subject to any Security Interest except any Security Interest which (i) qualifies as a Permitted Security Interest with respect to that Obligor or (ii) is permitted by Clause 22.4 (Negative pledge) of this Agreement.

18.26	No immunity

None of the Transaction Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, any legal action or proceeding including, without limitation, suit, attachment prior to judgment, execution or other enforcement in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

18.27	AML and Sanctions

(a)	Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and the other Transaction Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to the fight against money laundering and international terrorism, including, but not limited to, the European Directives on anti-money laundering (and notably Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015) and the Italian Legislative Decree 231 as well as laws and regulations imposing restrictions on export, transfer and/or supply of dual-use goods and technologies and/or services and assistance relating to them (including, without limitation the EU Regulation No 2021/821).

(b)	No Transaction Obligor, any director, officer, nor to its knowledge any Affiliate of any Transaction Obligor or any member of the Group:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	is the subject of any action or investigation under any applicable Sanctions;

(iv)	owns or controls a Prohibited Person;

(v)	has liaised, contracted, entered into arrangements or otherwise established any form of relationships related to this Agreement with any Prohibited Persons; or

(vi)	has acted in breach of any Sanctions.

(c)	No proceeds of the Loan shall be made available directly or indirectly to or for the benefit of a Prohibited Person or in a Prohibited Jurisdiction nor shall they be otherwise directly or indirectly applied in a manner or for a purpose prohibited by Sanctions or in any other manner that would result in a violation of any Sanctions by any Transaction Obligor or any Finance Party.

(d)	The Guarantor has instituted and maintains adequate policies and procedures designed to promote and achieve compliance by it and the other members of the Group with Sanctions.

18.28	Anti-Corruption laws

(a)	In relation to the transactions contemplated by the Transaction Documents, each Transaction Obligor and each member of the Group:

(i)	has conducted, and undertakes to conduct, its business in compliance with Anti-Corruption Laws and has instituted and shall maintain policies and procedures designed to promote and achieve compliance with such laws;

(ii)	has not made or received, or directed or authorised any person to make or receive, directly or indirectly, any offer, payment or promise to pay, of any money, gift or other thing of value, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Corruption Laws;

(iii)	save as disclosed in writing to the Lenders or the Agent prior to the date of this Agreement or in accordance with this Agreement, is not being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

(b)	Each Transaction Obligor, and their respective directors, officers and (to the best of their knowledge) each of their respective Affiliates, agents and employees has conducted its businesses in compliance with applicable anti-bribery and anti-money laundering laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.29	Environmental provisions

Each of the Transaction Obligors and each member of the Group:

(a)	is in compliance with all Environmental Laws and Environmental Approvals provided that any non-compliance would not be expected to result in a Material Adverse Effect;

(b)	has not received any notice or threat of any Environmental Claim against any member of the Group and no person has claimed that an Environmental Incident has occurred in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c)	confirms that no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred in each case that would reasonably be expected to result in a Material Adverse Effect.

18.30	Social Matters

Each Obligor represents and warrants that it has conducted, and undertakes to conduct, its activities in compliance with applicable human rights, social laws and regulations, including the Minimum Safeguards.

18.31	Italian compliance representations

(a)	Each Obligor has read and acknowledged the principles provided under the CDP Code of Ethics the CDP Model and the CDP Group Anti-Corruption Policy.

(b)	Each Obligor has implemented adequate internal procedures aimed at preventing commission of crimes provided under Legislative Decree 231.

(c)	No litigation is pending against an Obligor in relation to administrative liability provided under Legislative Decree 231.

(d)	No final judgment under Legislative Decree 231 has been issued against an Obligor and no plea bargain (also known as patteggiamento under Italian law) has been agreed by any Obligor pursuant to article 444 of the Italian code of criminal procedure.

(e)	No Obligor and none of the Obligors' assets are subject to any precautionary measure provided under Legislative Decree 231.

18.32	Representations on the Delivery Date

The Borrower further represents and warrants to each of the Secured Parties on the Delivery Date that:

(a)	the Ship is in its absolute and unencumbered ownership save as contemplated by the Finance Documents;

(b)	the Ship is registered in its name under the laws and flag of the Maritime Registry;

(c)	the Ship is classed with the highest classification available for a Ship of its type free of all recommendations and qualifications with the Approved Classification Society;

(d)	the Ship is operationally seaworthy and in compliance with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the laws and flag of the Maritime Registry;

(e)	the Ship is in compliance with the ISM Code, the ISPS Code and Annex VI as they relate to the Borrower, any Approved Manager and the Ship;

(f)	the Ship is insured in accordance with the provisions of Clause 24 (Insurance Undertakings) and in compliance with the requirements therein in respect of such insurances;

(g)	the Ship is managed by the Approved Manager and, in the event that the Approved Manager is not a member of the Group, on and subject to the terms set out in the Management Agreement;

(h)	there is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to the Borrower or any other member of the Group, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Agent in writing on or before the date of this Agreement;

(i)	no Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry;

(j)	the Borrower is in all material respects (except in the case of compliance with Sanctions which the Borrower complies with in all respects) compliant with all laws or regulations relating to the Ship, its ownership, employment, operation, management and registration;

(k)	the copies of any Management Agreement, any charter and any charter guarantee which require a notice of assignment to be served under the terms of the General Assignment (if any) and any other relevant third party agreements including but without limitation the copies of any documents in respect of the Insurances delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and, subject to Clause 23.2 (Management and employment), no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable; and

(l)	except for:

(i)	the filing of UCC-1 Financing Statements in such jurisdictions as the Security Agent may reasonably require;

(ii)	the recording of the Mortgage with the relevant Maritime Registry; and

(iii)	the registration of the Ship under an Approved Flag,

all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents to which any Transaction Obligor is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect except authorisations, approvals, consents, licences, exemptions, filings and registrations required in the normal day to day course of the operation of the Ship and not already obtained by the Borrower.

19	Repetition of Representations

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on each day (or, in the case of the representations in Clause 18.32 (Representations on the Delivery Date), on each day after the Delivery Date) until the end of the Security Period.

20	Information Undertakings

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders), may otherwise permit.

20.1	Financial statements

Each Obligor shall supply to the Agent for all the Lenders and the Export Credit Agency:

(a)	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of its financial year) a Certified Copy of the audited consolidated accounts of the Guarantor and its Subsidiaries for that year (commencing with accounts made up to 31 December 2024 in the case of the consolidated accounts of the Guarantor);

(b)	as soon as practicable (and in any event within 45 days after the end of each contemplated quarter in respect of the first three quarters of each fiscal year and 90 days in respect of the final quarter) a copy of the unaudited consolidated quarterly management accounts of the Guarantor certified as to their correctness by the chief financial officer of the Guarantor (it being understood that the delivery by the Guarantor of quarterly or annual reports as filed with the Securities and Exchange Commission in respect of the Guarantor and its consolidated subsidiaries shall satisfy all the requirements of this paragraph (b));

(c)	the Guarantor will send a Compliance Certificate to the Agent:

(i)	no later than fifteen (15) Business Days prior to the Utilisation Date on the basis of the latest available quarterly financial statements; and

(ii)	at the same time as there is delivered to the Agent, and together with, each set of unaudited consolidated quarterly management accounts under paragraph (b) and, if applicable, audited consolidated accounts under paragraph (a), duly signed by the chief financial officer of the Guarantor and certifying whether or not the requirements of Clause 21.1 (Financial Covenants) are then complied with;

(d)	such additional financial or other relevant information regarding the Obligors and the Group as the Agent may reasonably request; and

(e)	as soon as practicable (and in any event not later than January 31 of each fiscal year):

(i)	updated financial projections of the Group for at least the next five years (including an income statement, balance sheet statement and cash flow statement and quarterly break downs for the first of those five years); and

(ii)	an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings.

20.2	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 20.1 (Financial statements) will:

(a)	be prepared in accordance with GAAP;

(b)	when required to be audited, be audited by the auditors which are the Guarantor's auditors at the date of this Agreement or other auditors approved by the Agent, provided that, such approval by the Agent shall not be unreasonably withheld or delayed;

(c)	give a true and fair view of the state of affairs of the Guarantor and its Subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the Guarantor and its Subsidiaries.

20.3	Information: miscellaneous

(a)	The Borrower shall supply to the Agent (in sufficient copies for all the Lenders and the Export Credit Agency, if the Agent so requests):

(i)	promptly, such further information in its possession or control regarding the condition or operations of the Ship and its financial condition and operations of the Borrower and those of any company in the Group as the Agent may reasonably request for the benefit of the Secured Parties; and

(ii)	details of any material litigation, arbitration or administrative proceedings (including proceedings relating to any alleged or actual breach of Sanctions, the ISM Code of the ISPS Code) which affect any company in the Group as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they might, if adversely determined, have a Material Adverse Effect, provided that this qualifier shall not apply to any proceedings related to Sanctions); and

(iii)	any reasonably requested information which the Agent requests about any interest or right of any kind which the Borrower has at any time to, in or in connection with, each of the Shipbuilding Contract or in relation to any matter arising out of or in connection with the Shipbuilding Contract including the progress of the construction of the Ship, any material dispute, termination, cancellation or suspension, material breach of or under the Shipbuilding Contract or material claim proposed or actual amendments (excluding Minor Modifications) of or under the Shipbuilding Contract, and any material litigation, arbitration, proceeding or investigation in relation to the Borrower and of any other event or matter affecting the Shipbuilding Contract which has or is reasonably likely to have a Material Adverse Effect; and

(iv)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Transaction Obligors with the terms of any Security Documents; and

(v)	promptly, such further information as the Export Credit Agency requests from the Agent; and

(vi)	promptly, such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice.

(b)	The Guarantor will provide the Agent with:

(i)	at the same time as they are despatched, copies of all communications which are despatched to the Guarantor's shareholders or creditors generally or any class of them.

(ii)	details of any material legal or administrative action (including proceedings relating to any alleged or actual breach of Sanctions) involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted (and for this purpose proceedings shall be deemed to be material if they might, if adversely determined, have a Material Adverse Effect, provided that this qualifier shall not apply to any legal or administrative action related to Sanctions).

20.4	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Obligors under or in connection with this Agreement will be true and not misleading and will not omit any material fact or consideration.

20.5	Equator Principles Compliance

Upon the request of the Agent, the Borrower shall provide to the Agent information as may be reasonably requested by the Lenders for the purposes of monitoring that the Borrower conducts its operations in all material respects in accordance with the Equator Principles.

20.6	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless it is aware that another Obligor has already provided such notification).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or internal policy or procedure made after the date of this Agreement;

(ii)	any change in the status of a Transaction Obligor (or of a Holding Company of a Transaction Obligor) including, without limitation, a change of ownership of a Transaction Obligor (or of a Holding Company of a Transaction Obligor) after the date of this Agreement;

(iii)	any "know your customer" checks or similar identification procedures, internal policies of a Lender or the Agent, or any procedures required under any applicable money laundering and anti-terrorism acts applicable to a Finance Party; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Export Credit Agency, the Agent, or any Lender (or, in the case of sub-paragraph (iv) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures including, without limitation, in circumstances where the necessary information is not already available to it or the Lenders (acting reasonably) require any additional documents to supplement those already provided, the Borrower shall promptly upon the request of the Export Credit Agency, the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Export Credit Agency, the Agent (for itself or on behalf of any or any Lender) or any Lender (or, in the case of the event described in sub-paragraph (iv) above, any prospective new Lender) in order for the Export Credit Agency, the Agent or such Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly, upon the request of the Agent (for itself or on behalf of the Export Credit Agency), supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Export Credit Agency) in order for the Agent or the Export Credit Agency to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents and the ECA Cover Document.

20.8	Use of websites

(a)	Each Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information in relation to those Lenders (the "Website Lenders") which accept this method of communication by posting this information onto Debt Domain or any other electronic website designated by the Borrower and the Agent and at the Borrower's expense (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the relevant Obligor and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the relevant Obligor and the Agent.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors or any of them and the Agent.

(c)	An Obligor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	that Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Agent under sub-paragraph (i) or (v) of paragraph (c) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within ten (10) Business Days.

(e)	In this Clause 20.8 (Use of websites), "Debt Domain" means the debt domain website which is maintained by the Agent to store information, which is provided by the Group pursuant to the Finance Documents and to which certain of the Finance Parties have access.

21	Financial Covenants

21.1	Financial Covenants

(a)	The Guarantor will not permit the Free Liquidity to be less than fifty million Dollars ($50,000,000) at any time save that until 30 September 2026, this amount shall be increased to two hundred and fifty million Dollars ($250,000,000).

(b)	The Guarantor will not permit the ratio of Total Net Funded Debt to Total Capitalization to be greater than 0.70:1.00 at any time, save that from the date of this Agreement until 30 June 2028 (included), this ratio shall be computed in accordance with the table below:

Total Net Funded Debt to Total Capitalization	2Q 2025	3Q 2025	4Q 2025	1Q 2026	2Q 2026	3Q 2026	4Q 2026	1Q 2027	2Q 2027	3Q 2027	4Q 2027	1Q 2028	2Q 2028	3Q 2028
	0,87	0,85	0,84	0,84	0,82	0,80	0,80	0,79	0,77	0,76	0,75	0,73	0,72	0,70

(c)	The Guarantor will not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for the Group at the end of any fiscal quarter, computed for the period of the four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter, to be less than 1.25:1.00 unless the Free Liquidity of the Group at all times during such period of four consecutive fiscal quarters ending as at the end of such fiscal quarter was equal to or greater than one hundred million Dollars ($100,000,000), save that from the date of this Agreement until 30 September 2026, this amount shall be increased to three hundred million Dollars ($300,000,000).

21.2	Financial definitions

For the purposes of Clause 21.1 (Financial Covenants):

(a)	"Cash Balance" shall mean, at any date of determination, the unencumbered and otherwise unrestricted cash and Cash Equivalents of the Group;

(b)	"Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of two hundred million Dollars ($200,000,000), with maturities of not more than one year from the date of acquisition by any person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least B-1 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition by any other person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above;

(c)	"Consolidated Debt Service" shall mean, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the Group, other than:

(A)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the Group or by virtue of "cash sweep" or "special liquidity" cash sweep provisions (or analogous provisions) in any debt facility of the Group;

(B)	principal of any such Indebtedness for Borrowed Money prepaid upon a sale or a Total Loss of any ship (as if references in that definition were to all ships and not just the Ship) owned or leased under a capital lease by any member of the Group; and

(C)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a "balloon payment" shall not include any scheduled Repayment Instalment of such Indebtedness for Borrowed Money which forms part of the balloon);

(ii)	Consolidated Interest Expense for such period;

(iii)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the Group (other than the Guarantor, or one of its wholly owned Subsidiaries) or any dividends or distributions other than tax distributions in each case paid during such period; and

(iv)	all rent under any capital lease obligations by which the Guarantor or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortized in such period;

as calculated in accordance with GAAP and derived from the then latest accounts delivered under Clause 20.1 (Financial statements);

(d)	"Consolidated EBITDA" shall mean, for any relevant period, the aggregate of:

(i)	Consolidated Net Income from the Guarantor's operations for such period; and

(ii)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortization, impairment charges and any other non-cash charges and deferred income tax expense for such period.

(e)	"Consolidated Interest Expense" shall mean, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the Group for such period;

(f)	"Consolidated Net Income" shall mean, for any relevant period, the consolidated net income (or loss) of the Group for such period as determined in accordance with GAAP;

(g)	"Free Liquidity" shall mean, at any date of determination, the aggregate of the Cash Balance or any other amounts available for drawing under other revolving or other credit facilities of the Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six months;

(h)	"Indebtedness" shall mean any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent including, without limitation, pursuant to an Interest Rate Protection Agreement or Other Hedging Agreement;

(i)	"Indebtedness for Borrowed Money" shall mean Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of 180 days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Indebtedness falling within sub-paragraphs (i) to (v) above;

PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:

(A)	loans and advances made by other members of the Group which are subordinated to the rights of the Secured Parties;

(B)	loans and advances made by any shareholder of the Guarantor which are subordinated to the rights of the Secured Parties on terms reasonably satisfactory to the Agent; and

(C)	any liabilities of the Guarantor or any other member of the Group under any Interest Rate Protection Agreement or any Other Hedging Agreement or other derivative transactions of a non-speculative nature;

(j)	"Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement entered into between a Lender or its Affiliate, a Joint Coordinator or its Affiliate, a Joint Bookrunner or its Affiliate, a Mandated Lead Arranger or its Affiliate, a Lead Arranger or its Affiliate, an Arranger or its Affiliate and the Guarantor and/or the Borrower in relation to the Secured Obligations of the Borrower under this Agreement;

(k)	"Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements entered into between a Lender or its Affiliate, a Joint Coordinator or its Affiliate, a Joint Bookrunner or its Affiliate, , a Mandated Lead Arranger or its Affiliate, a Lead Arranger or its Affiliate, an Arranger or its Affiliate and the Guarantor and/or the Borrower in relation to the Secured Obligations of the Borrower under this Agreement and designed to protect against the fluctuations in currency or commodity values;

(l)	"Total Capitalization" means, at any date of determination, the Total Net Funded Debt plus the consolidated stockholders' equity of the Group at such date determined in accordance with GAAP and derived from the then latest accounts delivered under 20.1 (Financial statements); provided it is understood that the effect of any impairment of intangible assets and, in relation to exchangeable or convertible notes or other debt instruments containing similar equity mechanisms, any non-cash loss, charge or expense shall be added back to stockholders' equity;

(m)	"Total Net Funded Debt" shall mean, as at any relevant date:

(i)	Indebtedness for Borrowed Money of the Group on a consolidated basis; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the Group but which is guaranteed by a member of the Group as at such date;

less an amount equal to any Cash Balance as at such date; provided that any Commitments and other amounts available for drawing under other revolving or other credit facilities of the Group which remain undrawn shall not be counted as cash or indebtedness for the purposes of the guarantee under Clause 17 (Guarantee and indemnity).

21.3	Financial testing

The financial covenants set out in this Clause 21 (Financial Covenants) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements of the Guarantor and the Compliance Certificate delivered under paragraph (c) of Clause 20.1 (Financial statements).

22	General Undertakings

The undertakings of each Obligor in this Clause 22 (General undertakings) remain in force throughout the Security Period except as the Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

22.1	Sanctions and Illicit Payments

(a)	No Obligor shall (and shall procure that no other Transaction Obligor will) directly or indirectly use or make available any of the proceeds of the Loan to or for the benefit of a Prohibited Person or in a Prohibited Jurisdiction nor shall they be otherwise directly or indirectly applied in a manner or for a purpose prohibited by Sanctions or in any other manner that would result in a violation of any Sanctions by any Transaction Obligor or any Finance Party.

(b)	No payments made or received by a Transaction Obligor under this Agreement or any Finance Document shall be funded directly or, to the knowledge of the Borrower, indirectly out of funds of Illicit Origin or derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction or which would otherwise cause any Party to be in breach of any Sanctions, and none of the sources of funds to be used by a Transaction Obligor in connection with the Transaction Documents or the construction of the Ship or its business shall be of directly or, to the knowledge of the Borrower, indirectly Illicit Origin or derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction.

(c)	Without limiting the generality of the foregoing, no Loan nor any proceeds of the Loan shall be used to finance trade of equipment or any other kind of activity in relation to goods, technologies or sectors in a manner or for a purpose prohibited by Sanctions.

(d)	Each Obligor shall (and shall procure that all other Transaction Obligors will) comply, or procure compliance with all Sanctions.

(e)	The Guarantor shall maintain adequate policies and procedures designed to promote and achieve compliance by it and the other members of the Group with Sanctions.

22.2	Prohibited Payments

No Prohibited Payment shall be received, made or provided, directly or indirectly, by (or on behalf of) the Borrower, the Shareholder, the Charterer, the Guarantor or any of their Affiliates, officers, directors or any other person acting on its behalf to, or for the benefit of, any authority or public or governmental authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any authority or public or governmental authority) in connection with the Ship, this Agreement, the Finance Documents and/or the Shipbuilding Contract.

22.3	Consents and registrations

Each Obligor will procure that (and will promptly furnish Certified Copies to the Agent on the request of the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Transaction Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Utilisation Date the Borrower will procure the filing or registration within applicable time limits of each Finance Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Finance Documents.

22.4	Negative pledge

No Obligor shall create or permit to subsist any Security Interest on the whole or any part of its present or future assets, except for the following:

(a)	Security Interests created with the prior consent of the Agent and the Security Agent or otherwise permitted by the Finance Documents;

(b)	Security Interests qualifying as Permitted Security Interests with respect to the Borrower and described in paragraphs (a) and (b) of the definition of "Permitted Security Interests" in Clause 1 (Definitions and interpretation);

(c)	Security Interests qualifying as Permitted Security Interests with respect to the Borrower and described in sub-paragraphs (C), (E), (H) or (I) of paragraph (c) of such definition, provided that insofar as they are enforceable against the Ship they do not prevail over the Mortgage;

(d)	in the case of the Guarantor, Security Interests which qualify as Permitted Security Interests with respect to the Guarantor; or

(e)	Security Interests provided in favour of lenders under or in connection with any refinancing of the Existing Indebtedness or any financing arrangements entered into by any member of the Group for the acquisition of additional or replacement ship(s) (including any refinancing of any such arrangement) but limited to:

(i)	pledges of the share capital of the relevant ship owning subsidiary(/ies); and/or

(ii)	ship mortgages and other securities over or in relation to the financed ship(s),

and for the purposes of this paragraph (e) "refinancing" shall encompass without limitation any renewal of revolving facilities, any application of advances from one tranche under a facility to another tranche within the same facility and any refinancing of term or revolving facilities in markets for institutional investors or with the proceeds of a capital markets instrument.

22.5	Disposals

(a)	Except in the case of a sale of the Ship if the completion of the sale is contemporaneous with prepayment of the Loan in accordance with the provisions of Clause 7.7 (Mandatory prepayment – Sale and Total Loss) and except for charters and other arrangements complying with Clause 23.1 (Pooling of earnings and charters), the Borrower shall not without the consent of the Majority Lenders and the Export Credit Agency, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily:

(i)	sell, transfer, lease or otherwise dispose of the Ship or any of the Ship's equipment except in the case of items:

(A)	being replaced (by an equivalent or superior item) or renewed; or

(B)	that are being disposed of in the ordinary course of business,

provided that in the case of both sub-paragraphs (A) and (B) above the net impact does not reduce the value of the Ship and, in the case of sub-paragraph (B), the value of any such disposals during the term of this Agreement do not, in aggregate, exceed fifty million Dollars ($50,000,000);

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having the same effect in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(b)	The Guarantor will not, and shall procure that its Subsidiaries, as a group, shall not, transfer all or substantially all of the cruise vessels owned by them and shall procure that any cruise vessels which are disposed of in compliance with the foregoing shall be disposed on a willing seller willing buyer basis at or about market rate and at arm's length subject always to the provisions of any pertinent loan documentation.

22.6	Change of business

(a)	Except with the prior consent of the Agent, the Borrower shall not make or threaten to make any substantial change in its business as presently conducted, namely that of a single ship owning company for the Ship, or change its place of business to any country other than that of its Original Jurisdiction, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent, the Borrower's ability to perform its obligations hereunder.

(b)	The Guarantor will continue to be a Holding Company for a group of companies whose main business is the operation of cruise vessels as well as the marketing of cruises on board such vessels and the Guarantor will not change its main line of business so as to affect any Transaction Obligor's ability to perform its obligations under the Finance Documents or to imperil, in the opinion of the Security Agent, the security created by any of the Finance Documents or the ECA Cover Document.

22.7	Mergers

(a)	Except with the prior consent of all the Lenders and the Export Credit Agency and subject to compliance with all necessary "know your customer" requirements, the Borrower will not enter into any amalgamation, restructure, sub-division, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity (each of the foregoing being a "Transaction").

(b)	The Guarantor shall not enter into any Transaction unless:

(i)	the Guarantor has notified the Agent in writing of the agreed terms of the relevant Transaction promptly after such terms have been agreed as heads of terms (or similar) and thereafter notified the Agent in writing of any significant amendments to such terms during the course of the negotiation of the relevant Transaction;

(ii)	the relevant Transaction does not require or involve or result in any dissolution of the Guarantor so that at all times the Guarantor remains in existence;

(iii)	each notice delivered to the Agent pursuant to paragraph (i) above is accompanied by a certificate signed by the chief financial officer of the Guarantor whereby the Guarantor represents and warrants to the Agent that the relevant Transaction will not:

(A)	adversely affect the ability of any Transaction Obligor to perform its obligations under the Finance Documents;

(B)	imperil the Security created by any of the Finance Documents or the ECA Cover Document; or

(C)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 21.1 (Financial Covenants); and

(iv)	if the merger or analogous transaction involves the Guarantor or the Borrower, all the necessary "know your customer requirements" have been complied with.

22.8	Domicile and principal place of business

The Guarantor:

(a)	will maintain its domicile and registered office at the address stated at the date of this Agreement or at such other address in Bermuda as is notified promptly to the Agent;

(b)	will maintain its principal place of business and keep its corporate documents and records in the United States of America at 7665 Corporate Center Drive, Miami, 33126, Florida or at such other address in the United States of America as is notified promptly to the Agent; and

(c)	will not move its domicile out of Bermuda nor its principal place of business out of the United States of America without the prior agreement of the Agent, acting with the authorisation of the Secured Parties, such agreement not to be unreasonably withheld.

22.9	Maintenance of status and franchises

(a)	The Borrower will do all such things as are necessary to maintain its company existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

(b)	The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

22.10	Financial records

The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with GAAP.

22.11	Financial Indebtedness and subordination of indebtedness

The following restrictions shall apply:

(a)	otherwise than in the ordinary course of business as owner of the Ship, except as contemplated by this Agreement and except any loan, advance or credit extended by the Guarantor or any member of the Group which is a wholly owned Subsidiary of the Guarantor, the Borrower will not create, incur, assume or allow to exist any Financial Indebtedness, enter into any finance lease or undertake any material capital commitment (including but not limited to the purchase of any capital asset); and

(b)	the Borrower shall procure that:

(i)	any and all Financial Indebtedness (and in particular with any other Transaction Obligor) is at all times fully subordinated to the Finance Documents and the obligations of the Borrower hereunder; and

(ii)	if required by any applicable laws, the subordinated liabilities created pursuant to such indebtedness shall be subject to security (in form and substance satisfactory to the Secured Parties) in favour of the Security Agent ("Subordinated Debt Security") and any related legal opinions shall be issued if so required by the Secured Parties.

Upon the occurrence of an Event of Default, the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness. In this paragraph (b) "fully subordinated" shall mean that any claim of the lender against the Borrower in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Secured Parties under this Agreement and the other Finance Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Ship, her Earnings or Insurances or the Borrower and it will not compete with the Secured Parties or any of them in a liquidation or other winding-up or bankruptcy of the Borrower or in any proceedings in connection with the Ship, her Earnings or Insurances.

(c)	The Guarantor shall not, and shall procure that none of its Subsidiaries shall:

(i)	make loans to any person that is not the Guarantor or a direct or indirect subsidiary of the Guarantor; or

(ii)	issue or enter into one or more guarantees covering the obligations of any person which is not the Guarantor or a direct or indirect subsidiary of the Guarantor,

except if such loan is granted to a non-subsidiary or such guarantee is issued in the ordinary course of business covering the obligations of a non-subsidiary and the aggregate amount of all such loans and guarantees made or issued by the Guarantor and its Subsidiaries does not exceed the greater of (x) fifty million Dollars ($50,000,000) and (y) zero point two five per cent. (0.25%) of the Consolidated Total Assets as of the end of each relevant fiscal quarter, or is otherwise approved by the Agent which approval shall not be unreasonably withheld if such loan or guarantee in respect of a non-subsidiary would neither:

(A)	affect the ability of any Transaction Obligor to perform its obligations under the Finance Documents; nor

(B)	imperil the security created by any of the Finance Documents or the ECA Cover Document; nor

(C)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 21.1 (Financial Covenants) if such covenants were to be tested immediately following the grant of such loan or the issuance of such guarantee, as demonstrated by evidence satisfactory to the Agent.

22.12	Investments

The Borrower shall not:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Transaction Obligor assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement;

(d)	enter into any transaction on terms which are, in any respect, less favourable to that Transaction Obligor than those which it could obtain in a bargain made at arms' length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

22.13	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for any Transaction Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of any Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable if that cessation individually or together with any other cessations materially or adversely affects the interests of the Secured Parties under the Finance Documents;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security Interest; and

(e)	imperil or jeopardise the Transaction Security.

22.14	Dividends

(a)	The Borrower shall not make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital other than dividends and distributions that are transferred to the Shareholder or the Guarantor provided that no Event of Default has occurred or is continuing or would result from the payment of any dividend.

(b)	The Guarantor may:

(i)	at any time prior to the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Agent;

(ii)	at any time after the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Agent, subject to it on each such occasion satisfying the Agent that it will continue to meet all the requirements of Clause 21.1 (Financial Covenants), if such covenants were to be tested immediately following the payment of any such dividend; and

(iii)	pay dividends (x) to persons responsible for paying the tax liability in respect of consolidated, combined, unitary or affiliated tax returns for each Relevant Jurisdiction of the Group, or (y) to holders of the Guarantor's Capital Stock with respect to income taxable as a result of a member of the Group being taxed as a pass-through entity for U.S. Federal, state and local income tax purposes or attributable to any member of the Group, provided that the actions in paragraphs (ii) and (iii) above shall only be permitted if there is no Event of Default which is continuing and no Event of Default would arise from the payment of such dividend.

22.15	Loans and guarantees by the Borrower

Otherwise than in the ordinary course of business in its ownership and operation of the Ship following the Delivery Date, the Borrower will not make any loan or advance or extend credit to any person, firm or corporation (other than as permitted pursuant to paragraph (a) of Clause 22.12 (Investments)), or issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

22.16	Acquisition of shares

(a)	The Borrower will not:

(i)	acquire any equity, share capital, assets or obligations of any corporation or other entity; or

(ii)	permit any of its shares to be directly held other than by the Shareholder, who shall remain the legal holder and direct beneficial owner of all shares in the Borrower, free from any Security Interest, except that created in favour of the Security Agent.

(b)	The Guarantor shall remain the direct or indirect beneficial owner of the entire issued and allotted share capital of the Shareholder, free from any Security Interest.

22.17	Further assurance

The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents, the IMUA or the ECA Cover Document or securing to the Secured Parties the full benefit of the rights, powers and remedies conferred upon the Secured Parties or any of them in any such Transaction Document the IMUA or the ECA Cover Document.

22.18	Irrevocable payment instructions

The Borrower shall not modify, revoke or withhold the payment instructions set out in Clause 4.17 (Borrower's irrevocable payment instructions) without the agreement of the Builder (in the case of sub-paragraph (i) of paragraph (b) of Clause 4.17 (Borrower's irrevocable payment instructions) only), the Agent, the Export Credit Agency and the Lenders.

22.19	Shipbuilding Contract

(a)	The Borrower shall:

(i)	observe and perform all its obligations and meet all its liabilities under or in connection with the Shipbuilding Contract;

(ii)	use its best endeavours to ensure performance and observance by the other parties of their obligations and liabilities under the Shipbuilding Contract;

(iii)	take any action, or refrain from taking any action, which the Agent (always acting reasonably and in good faith towards the Borrower) may specify in connection with any material breach, or possible future material breach, of the Shipbuilding Contract by the Borrower or any other party or with any other matter which arises or may later arise out of or in connection with the Shipbuilding Contract which is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders; and

(iv)	use its best endeavours to ensure that all interests and rights conferred by the Shipbuilding Contract remain valid and enforceable in all respects and retain the priority which they were intended to have.

(b)	The Shipbuilding Contract constitutes legal, valid and binding and enforceable obligations of the Builder and accordingly the Borrower shall not:

(i)	waive, cancel or suspend the Shipbuilding Contract or assign or transfer any of its rights thereunder, and shall comply with any authorisations for the purposes of the Shipbuilding Contract; or

(ii)	make any material modification(s) to the Material Provisions of the Shipbuilding Contract (excluding Article 9 of the Shipbuilding Contract in respect of any increase of the price due to any modifications of the plans or the specification or the construction of the Ship under Article 24 of the Shipbuilding Contract), (including, but not limited to, any written amendments or modifications which could reasonably be expected to be adverse to the interests of the Secured Parties of the ECA Cover Document) without the prior written consent of the Lenders and in any event may not modify the Shipbuilding Contract, directly or indirectly, in such a manner that would result in a change of the type, principal dimensions or class of the Ship or decrease the value of the Ship by equal to or greater than 5 per cent. (in aggregate) or could reasonably be expected to be adverse to the interests of the Secured Parties or the ECA Cover Document.

(c)	The Borrower will, therefore, submit to the Agent any proposals for any such modification and the Italian Authorities and the Agent on behalf of the Lenders will indicate in a timely manner whether the modification proposed will allow the Loan to be maintained. The Borrower also undertakes to notify the Agent of any change in the Intended Delivery Date as soon as practicable after each change has occurred.

(d)	The Borrower shall notify the Agent promptly, and in any event within ten (10) Business Days of any changes to the Shipbuilding Contract (other than Minor Modifications) and provide copies of the same to the Agent.

(e)	The Borrower undertakes to notify the Agent promptly of any termination and/or repudiation of the Shipbuilding Contract (including a termination and/or repudiation pursuant to Article 20 of the Shipbuilding Contract).

(f)	The Borrower shall ensure that at all times during construction, the Ship is insured in accordance with the provisions of Article 23 of the Shipbuilding Contract.

22.20	FOREX Contracts

The Borrower shall:

(a)	provide the Agent with a copy of all FOREX Contracts together with all relevant details within ten (10) days of their execution; and

(b)	inform the Agent, when requested by the Agent, of its intended hedging policy for purchasing Euro with Dollars.

The Agent shall inform the Lenders within ten (10) days of receipt of such information from the Borrower.

22.21	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with:

(i)	in all material respects (except in the case of compliance with Sanctions which the Borrower shall comply with in all respects), all laws and regulations relating to it and its business generally; and

(ii)	in all material respects (except in the case of compliance with Sanctions which the Borrower shall comply with in all respects), all laws or regulations relating to the Ship, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals which are applicable to it; and

(c)	without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any Prohibited Jurisdiction or in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions and applicable Anti-Corruption Laws.

22.22	Anti-Corruption Laws

(a)	No Transaction Obligor shall directly or, knowingly, indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Corruption Laws or other similar legislation in other jurisdictions.

(b)	Each Transaction Obligor shall:

(i)	conduct its businesses in compliance, in all material respects, with applicable Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

(c)	No Transaction Obligor shall make or receive or direct or authorise any person to make or receive, directly or indirectly, any offer, payment or promise to pay, of any money, gift or other thing of value, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Corruption Laws.

22.23	Most favoured nations

The Guarantor undertakes and the Borrower shall procure that if at any time after the date of this Agreement the Guarantor enters into any financial contract or financial document relating to any Financial Indebtedness with or which has the support of any export credit agency and which contains pari passu provisions or cross default provisions which are more favourable to the Lenders than those contained in Clause 18.16 (Pari passu ranking) and Clause 26.5 (Cross default) respectively, the Borrower or the Guarantor shall immediately notify the Agent of such provisions and the relevant provisions contained in this Agreement shall be deemed amended so that such more favourable pari passu provisions or cross default provisions are granted to the Finance Parties pursuant to this Agreement.

22.24	Italian compliance undertakings

(a)	No Obligor shall behave so as to cause any of the following persons to violate the principles set out in the CDP Code of Ethics the CDP Model and the CDP Group Anti-Corruption Policy:

(i)	persons who are representatives, administrators or managers of CDP or of any of its organizational units with financial and functional independence;

(ii)	persons who are managed or supervised by one of the persons referred to in paragraph (i) above; or

(iii)	external advisors of CDP.

(b)	The Borrower shall maintain adequate internal procedures aimed at preventing liabilities provided under Legislative Decree 231.

(c)	The Borrower shall inform CDP of any (i) new pending litigation against it in relation to administrative liability provided under Legislative Decree 231; (ii) new final judgment under Legislative Decree 231, including, without limitation, any plea bargain (also known as patteggiamento under Italian law) pursuant to article 444 of the Italian code of criminal procedure; and (iii) new precautionary measures under Legislative Decree 231.

23	Ship Undertakings

The undertakings in this Clause 23 (Ship Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

23.1	Pooling of earnings and charters

The Borrower will not without the prior written consent of the Agent enter into in respect of the Ship (such consent for the purposes of paragraph (e) of Clause 23.1 (Pooling of earnings and charters) shall not be unreasonably withheld or delayed), nor permit to exist at any time following the Delivery Date:

(a)	any pooling agreement or other arrangement for the sharing of any of the Earnings or the expenses of the Ship except with a member of the Group and provided that it does not adversely affect the rights of the Secured Parties under the Finance Documents in the reasonable opinion of the Agent;

(b)	any demise or bareboat charter (other than the Bareboat Charter), provided however that such consent shall not be unreasonably withheld in the event that the Borrower wishes to enter into a bareboat charter in a form approved by the Agent with another member of the Group on condition that if so requested by the Agent and without limitation:

(i)	any such bareboat charterer shall enter into such deeds (including but not limited to a full subordination and assignment deed in respect of its rights under the bareboat charter and its interest in the Insurances and earnings payable to it arising out of its use of the Ship), agreements and indemnities as the Agent shall require prior to entering into the bareboat charter with the Borrower; and

(ii)	the Borrower shall assign the benefit of any such bareboat charter (including of any Earnings thereunder) and its interest in the Insurances to the Security Agent by way of further security for the Borrower's obligations under the Finance Documents;

(c)	any charter whereunder two (2) months' charter hire (or the equivalent thereof) is payable in advance in respect of the Ship;

(d)	any charter of the Ship or employment which, with the exercise of options for extension, could be for a period longer than twelve (12) months; or

(e)	any time charter of the Ship with a company outside the Group (other than a time charter entered into in the ordinary course of business which does not exceed thirteen (13) months provided that any such time charter (and earnings thereunder) (y) is assigned to the Security Agent and (z) during the period of such time charter, the Ship continues to be managed by the existing Approved Manager), provided however that such consent shall not be unreasonably withheld in the event that:

(i)	such time charter is assigned to the Security Agent and the Borrower agrees to:

(A)	serve a notice of assignment of any time charter, the earnings therefrom and any guarantee of the charterer's obligations on the time charterer and any time charter guarantor; and

(B)	use commercially reasonable endeavours to obtain an acknowledgement of such assignment,

and each of the notice of assignment and acknowledgement of assignment being substantially in the form appended to the General Assignment;

(ii)	the Agent is satisfied that the income from such time charter will be sufficient to cover the expenses of the Ship and to service repayment of the Loan and all other amounts from time to time outstanding under this Agreement; and

(iii)	during the term of such time charter, the Ship continues to be managed by the existing Approved Manager.

23.2	Management and employment

The Borrower will not as from the Delivery Date:

(a)	permit any person other than an Approved Manager to be the manager of, including providing crewing services to, the Ship, at all times acting upon terms approved in writing by the Agent and having entered into (in the case of the Approved Manager) an Approved Manager's Undertaking;

(b)	permit any amendment to be made to the terms of any Management Agreement unless the amendment is advised by the Borrower's tax counsel or is deemed necessary by the parties thereto to reflect the prevailing circumstances or Group operations but provided that the amendment does not imperil the security to be provided pursuant to the Finance Documents or adversely affect the ability of any Transaction Obligor to perform its obligations under the Transaction Documents; or

(c)	permit the Ship to be employed other than within the Norwegian Cruise Line brand unless the Borrower notifies the Facility Agent that it intends to employ the Ship within another brand of the Group and the Ship remains employed within the Group.

23.3	Trading with the United States of America

The Borrower shall in respect of the Ship take all reasonable precautions as from the Delivery Date to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America (as the same may be amended and/or re-enacted from time to time hereafter) or any similar legislation applicable to the Ship in any other jurisdiction in which the Ship shall trade (a "Trading Jurisdiction") where the Ship trades in the territorial waters of the United States of America or a Trading Jurisdiction.

23.4	Valuation of the Ship

The following shall apply in relation to the valuation of the Ship:

(a)	the Borrower will on or before 31 May of each year that commences after the delivery of the Ship and at annual intervals thereafter unless an Event of Default has occurred and remains unremedied (in which case such valuation shall be procured by the Borrower as often as the Agent may consider necessary), at the Borrower's expense, procure that the Ship is valued by an Approved Broker (such valuation to be made without taking into account the benefit or otherwise of any fixed employment relating to the Ship);

(b)	the Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 23.4 (Valuation of the Ship) a copy thereof is sent directly to the Agent for review; and

(c)	in the event that the Borrower fails to procure a valuation in accordance with paragraph (a) of Clause 23.4 (Valuation of the Ship), the Agent shall be entitled to procure a valuation of the Ship on the same basis.

23.5	Earnings

The Borrower will procure that the Earnings (if any) are paid in full without set off and free and clear of and without deduction for any taxes, levies, duties, imposts, charges, fees, restrictions or conditions of any nature whatsoever.

23.6	Operation and maintenance of the Ship

From the Delivery Date until the end of the Security Period at its own expense the Borrower will keep the Ship in a good and efficient state of repair so as to maintain it to the highest classification notation available for the Ship of its age and type free of all recommendations and qualifications with the Approved Classification Society. On the Delivery Date and annually thereafter, it will furnish to the Agent a statement by such Approved Classification Society that such classification notation is maintained. It will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to the Ship and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of the Ship. It will not make any substantial modifications or alterations to the Ship or any part thereof which would reduce the market and commercial value of the Ship determined in accordance with Clause 23.4 (Valuation of the Ship).

23.7	Surveys and inspections

The Borrower will:

(a)	submit the Ship to continuous survey in respect of its machinery and hull and such other surveys as may be required for classification purposes and, if so required by the Agent, supply to the Agent copies in English of the survey reports; and

(b)	permit surveyors or agents appointed by the Agent to board the Ship to inspect its condition or satisfy themselves as to repairs proposed or already carried out and afford all proper facilities for such inspections provided that, unless an Event of Default has occurred or there is an accident to the Ship involving repairs the cost of which will or is likely to exceed one hundred million Dollars ($100,000,000), such inspections shall be limited to one a year and shall be all at reasonable times and having regard to the Ship's operational schedule.

23.8	ISM Code

The Borrower will comply, or procure that the Approved Manager will comply, with the ISM Code (as the same may be amended from time to time) or any replacement of the ISM Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:

(a)	hold, or procure that the Approved Manager holds, a valid Document of Compliance duly issued to the Borrower or the Approved Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate duly issued to the Ship pursuant to the ISM Code;

(b)	provide the Agent with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued; and

(c)	keep, or procure that there is kept, on board the Ship a copy of any such Document of Compliance and the original of any such Safety Management Certificate.

23.9	ISPS Code

The Borrower will comply, or procure that the Approved Manager will comply, with the ISPS Code (as the same may be amended from time to time) or any replacement of the ISPS Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISPS Code and at all times thereafter:

(a)	keep, or procure that there is kept, on board the Ship the original of the International Ship Security Certificate required by the ISPS Code;

(b)	maintain the International Ship Security Certificate;

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the International Ship Security Certificate; and

(d)	keep, or procure that there is kept, on board the Ship a copy of the ship security plan prepared pursuant to the ISPS Code.

23.10	Annex VI

The Borrower will comply with Annex VI (as the same may be amended from time to time) or any replacement of Annex VI (as the same may be amended from time to time) and in particular, without limitation, to:

(a)	procure that the Ship's master and crew are familiar with, and that the Ship complies with, Annex VI; and

(b)	maintain for the Ship throughout the Security Period a valid and current IAPPC and provide a copy to the Agent; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

23.11	Employment of Ship

The Borrower shall:

(a)	not employ the Ship or permit its employment in any trade or business which is forbidden by any applicable law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose the Ship to penalties. In the event of hostilities in any part of the world (whether war be declared or not) it will not employ the Ship or permit its employment in carrying any contraband goods; and

(b)	promptly provide the Agent with (i) all information which the Agent may reasonably require regarding the Ship, its employment, earnings, position and engagements (ii) particulars of all towages and salvages and (iii) copies of all charters and other contracts for its employment and otherwise concerning it.

23.12	Provision of information

The Borrower shall give notice to the Agent promptly and in reasonable detail upon the Borrower or any other Transaction Obligor becoming aware of:

(a)	accidents to the Ship involving repairs the cost of which will or is likely to exceed an amount equal to five per cent. (5%) of the Ship’s insured Total Loss value at the time of such accident;

(b)	the Ship becoming or being likely to become a Total Loss;

(c)	any recommendation or requirement made by any insurer or an Approved Classification Society or by any competent authority which is not complied with, or cannot be complied with, within any time limit relating thereto and that might reasonably affect the maintenance of either the Insurances or the classification of the Ship;

(d)	any writ or claim served against or any arrest of the Ship or the exercise of any lien or purported lien on the Ship, her Earnings or Insurances, the value of which will, or is likely to, exceed fifty million Dollars ($50,000,000) or any value but which is frivolous or vexatious and is being contested in good faith by appropriate means;

(e)	the Ship ceasing to be registered under the flag of the Maritime Registry or anything which is done or not done whereby such registration may be imperilled;

(f)	it becoming impossible or unlawful for it to fulfil any of its obligations under the Finance Documents; and

(g)	anything done or permitted or not done in respect of the Ship by any person which is likely to imperil the security created by the Finance Documents.

23.13	Payment of liabilities

The Borrower shall promptly pay and discharge:

(a)	all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Ship and keep proper books of account in respect thereof provided always that the Borrower shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds fifty million Dollars ($50,000,000) shall forthwith be provided to the Agent. As and when the Agent may so require the Borrower will make such books available for inspection on behalf of the Agent and provide evidence satisfactory to the Agent that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew's wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

(b)	all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Ship under the laws of all countries to whose jurisdiction the Ship may from time to time be subject and in particular the Borrower hereby agrees to indemnify and hold the Secured Parties, their successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all claims, losses, liabilities, damages, expenses (including attorneys, fees and expenses and consultant fees) and injuries of any kind whatsoever asserted against the Secured Parties, with respect to or as a result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Ship or other properties owned or operated by the Borrower of any hazardous substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies, regardless of whether or not caused by or within the control of the Borrower subject to the following:

(i)	it is the Parties' understanding that the Secured Parties do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Ship or any other properties and operations owned or operated by the Borrower, nor in the past, presently, or intend in the future to, maintain an ownership interest in the Ship or any other properties owned or operated by the Borrower except as may arise upon enforcement of the Lenders' rights under the Mortgage;

(ii)	unless and until an Event of Default shall have occurred and without prejudice to the right of each Lender to be indemnified pursuant to this paragraph (b):

(A)	each Lender will, if it is reasonably practicable to do so, notify the Borrower upon receiving a claim in respect of which the relevant Lender is or may become entitled to an indemnity under this paragraph (b); and

(B)	subject to the prior written approval of the relevant Lender which the Lender shall have the right to withhold, the Borrower will be entitled to take, in the name of the relevant Lender, such action as the Borrower may see fit to avoid, dispute, resist, appeal, compromise or defend any such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this paragraph (b) or to recover the same from any third party, subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred, provided always that the Borrower shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed fifty million Dollars ($50,000,000) shall be forthwith provided to the Agent. If the Ship is arrested or detained for any reason it will procure its immediate release by providing bail or taking such other steps as the circumstances may require.

23.14	Certificate as to liabilities

The Borrower shall give to the Agent at such times as it may from time to time reasonably require a certificate, duly signed on its behalf, as to the total amount of any debts, damages and liabilities relating to the Ship and details of such of those debts, damages and liabilities as are over a certain amount to be specified by the Agent at the relevant time and, if so required by the Agent, forthwith discharge such of those debts, damages and liabilities as the Agent shall require other than those being contested in good faith.

23.15	Modifications

The Borrower shall maintain the type of the Ship as at the Delivery Date and not put the Ship into the possession of any person for the purpose of work being done on it in an amount exceeding or likely to exceed fifty million Dollars ($50,000,000) unless such person shall first have given to the Agent a written undertaking addressed to the Agent in terms satisfactory to the Agent agreeing not to exercise a lien on the Ship or her Earnings for the cost of such work or for any other reason (or the Borrower is able to demonstrate to the reasonable satisfaction of the Agent that the Borrower or the relevant Group company has set aside and will have funds readily available for payment when due of the cost of the work (to the extent not fully covered by insurance proceeds in the case of a partial loss)).

23.16	Registration of Ship

The Borrower shall maintain the registration of the Ship under and fly the flag of the Maritime Registry and not do or permit anything to be done whereby such registration may be forfeited or imperilled.

23.17	Environmental Law

The Borrower shall comply with all Environmental Laws, obtain, maintain and ensure compliance with all requisite Environmental Approvals, and implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

23.18	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a Certified Copy or original of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Agent.

23.19	Environmental Claims

Each Transaction Obligor shall, (through the Guarantor), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim which is likely to result in a Material Adverse Effect against any member of the Group, which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group which is likely to result in a Material Adverse Effect.

23.20	Trading in war zones

In the event of hostilities in any part of the world (whether war is declared or not), the Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by the Ship's war risks insurers unless:

(a)	the prior written consent of the Agent has been given; and

(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

23.21	Poseidon Principles

The Borrower shall, upon the request of the Agent and at the cost of the Borrower, on or before 31st July in each calendar year, supply to the Agent and the Export Credit Agency through the ECA Agent all information necessary in order for the Lenders and the Export Credit Agency to comply with their obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Ship for the preceding calendar year provided always that, for the avoidance of doubt, such information shall be "Confidential Information" for the purposes of Clause 41.1 (Confidentiality) but the Parties acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Lenders' and the Export Credit Agency's portfolio climate alignment.

23.22	Inventory of Hazardous Materials

The Borrower shall maintain the Inventory of Hazardous Materials.

24	Insurance Undertakings

24.1	General

The undertakings in this Clause 24 (Insurance Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Agent may otherwise permit.

24.2	Maintenance of obligatory insurances

The Borrower shall insure the Ship in its name and keep the Ship insured on an agreed value basis for an amount in the currency in which the Loan is denominated approved by the Agent (acting on the instructions of the Majority Lenders) but not being less than the greater of (x) one hundred and twenty per cent. (120%) of the amount of the Loan; and (y) the full market and commercial value of the Ship determined in accordance with Clause 23.4 (Valuation of the Ship) from time to time through internationally recognised independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Agent (acting on the instructions of the Majority Lenders), acting reasonably, in each instance on terms and conditions approved by the Agent having regard to market practice for vessels of a similar type and size including as to deductibles but at least in respect of:

(a)	fire and marine risks including but without limitation hull and machinery and all other risks customarily and usually covered by first-class and prudent shipowners in the global insurance markets under English or Norwegian marine policies or Agent-approved policies containing the ordinary conditions applicable to similar Ships;

(b)	war risks (including terrorism, piracy, blocking and trapping and protection and indemnity war risks) up to the insured amount;

(c)	excess risks that is to say the proportion of claims for general average and salvage charges and under the running down clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding the insured value;

(d)	protection and indemnity risks with full standard coverage as offered by first-class protection and indemnity associations which are a member of the International Group of P&I Association and up to the highest limit of liability available (for oil pollution risk the highest limit currently available is one billion Dollars ($1,000,000,000) and this to be increased if reasonably requested by the Agent and the increase is possible in accordance with the standard protection and indemnity cover for Ships of its type and is compatible with prudent insurance practice for first class cruise shipowners or operators in waters where the Ship trades from time to time from the Delivery Date until the end of the Security Period);

(e)	when and while the Ship is laid-up, in lieu of hull insurance, normal port risks; and

(f)	such other risks as the Agent may from time to time reasonably require, having regard to market practice for vessels of a similar type and size,

and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage provided that if any of such insurances are also effected in the name of any other person (other than the Borrower and/or a Secured Party) such person shall if so required by the Agent execute a first priority assignment of its interest in such insurances in favour of the Secured Parties in similar terms mutatis mutandis to the relevant provisions of the General Assignment.

24.3	Mortgagee's interest and pollution risks insurances

(a)	Subject to paragraph (b) below, the Agent shall take out mortgagee interest insurance on such conditions as the Agent may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed each for an amount in the currency in which the Loan is denominated of one hundred and twenty per cent. (120%) of the amount of the Loan, the Borrower having no interest or entitlement in respect of such policies; the Borrower shall within five (5) Business Days of demand of the Agent reimburse the Agent for the costs of effecting and/or maintaining any such insurance(s).

(b)	The Agent shall inform the Lenders and the Export Credit Agency in writing if it is not possible to take out mortgagee interest insurance and mortgagee interest insurance for pollution risks each for an amount as specified in paragraph (a) above and the Agent shall take out such insurances each for an amount as near as possible to one hundred and twenty per cent. (120%) of the amount of the Loan and on a best case basis.

24.4	Trading in the United States of America

If the Ship shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the "EEZ") as such term is defined in the US Oil Pollution Act 1990 ("OPA"), to comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which the Ship presently trades or may or will trade at any time during the existence of this Agreement and in particular before such trade is commenced and during the entire period during which such trade is carried on:

(a)	to pay any additional premiums required to maintain full standard protection and indemnity cover for oil pollution up to the highest limit available to it for the Ship in the market;

(b)	to make all such quarterly or other voyage declarations as may from time to time be required by the Ship's protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Agent copies of such declarations;

(c)	to submit the Ship to such additional periodic, classification, structural or other surveys which may be required by the Ship's protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Agent copies of reports made in respect of such surveys;

(d)	to implement any recommendations contained in the reports issued following the surveys referred to in paragraph (c) of Clause 24.4 (Trading in the United States of America) within the time limit specified therein and to provide evidence satisfactory to the Agent that the protection and indemnity insurers are satisfied that this has been done;

(e)	in particular strictly to comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the Borrower or the Ship with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and to provide the Agent on demand with such information or evidence as it may reasonably require of such compliance;

(f)	to procure that the protection and indemnity insurances do not contain a clause excluding the Ship from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and to provide the Agent with evidence that this is so; and

(g)	strictly to comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times the Ship falls within the provisions which limit strict liability under OPA for oil pollution.

24.5	Protections for Secured Parties

(a)	The Borrower shall give notice forthwith of any assignment of its interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Agent.

(b)	The Borrower shall execute and deliver all such documents and do all such things as may be necessary to confer upon the Secured Parties legal title to the Insurances in respect of the Ship and to procure that the interest of the Secured Parties is at all times filed with all slips, cover notes, policies and certificates of entry and to procure that:

(i)	a loss payable clause in the form approved by the Agent shall be filed with all the hull, machinery and equipment and war risks policies in respect of the Ship; and

(ii)	a loss payable clause in the form approved by the Agent shall be endorsed upon the protection and indemnity certificates of entry in respect of the Ship.

(c)	In the event of the Borrower making default in insuring and keeping insured the Ship as hereinbefore provided then the Agent may (but shall not be bound to) insure the Ship or enter the Ship in such manner and to such extent as the Agent in its discretion thinks fit and in such case all the cost of effecting and maintaining such insurance together with interest thereon at the interest rate shall be paid on demand by the Borrower to the Agent.

24.6	Copies of policies; letters of undertaking

The Borrower will procure that each of the relevant brokers and associations furnishes the Agent with a letter of undertaking in the standard form available in the relevant insurance market or otherwise in such form as may be required by the Agent and waives any lien for premiums or calls except in relation to premiums or calls solely attributable to the Ship.

24.7	Payment of premiums

The Borrower shall punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances on the Ship and to produce all relevant receipts within five (5) Business Days of written request by the Agent.

24.8	Renewal of obligatory insurances

The Borrower shall notify the Agent of the renewal of the obligatory insurances at least five (5) days before the expiry thereof and shall procure that the relevant brokers or associations shall promptly confirm in writing to the Agent that such renewal is effected it being understood by the Borrower that any failure to renew the Insurances on the Ship at least two (2) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default.

24.9	Guarantees

The Borrower shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association.

24.10	Provision of insurances information

The Borrower will furnish the Agent from time to time on request with full information about all Insurances maintained on the Ship and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed.

24.11	Alteration to terms of insurances

The Borrower shall not make or agree to any variation in the terms of any of the Insurances on the Ship without the prior approval of the Agent nor to do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit the Ship to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose.

24.12	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim in respect of any of the Insurances on the Ship other than a claim of less than fifty million Dollars ($50,000,000) or the equivalent in any other currency and not being a claim arising out of a Total Loss.

24.13	Application of insurance proceeds

The Borrower shall apply or ensure the appliance of all such sums receivable in respect of the Insurances on the Ship for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance monies shall have been received.

24.14	Insurance advisers

The Agent shall be entitled, immediately prior to the Delivery Date and thereafter no more frequently than annually on renewals but also additionally at any time when there is a proposed change of underwriters or the terms of any Insurances, to instruct independent reputable insurance advisers for the purpose of obtaining any advice or information regarding any matter concerning the Insurances which the Agent shall deem necessary, it being hereby specifically agreed that the Borrower shall reimburse the Agent on demand for the costs and expenses incurred by the Agent in connection with the instruction of such advisers subject to a limit of ten thousand Dollars ($10,000) at the time of delivery of the Ship or in the event of a change of underwriters or of terms of any Insurances and otherwise ten thousand Dollars ($10,000) annually thereafter.

25	Security Value Maintenance

25.1	Security Shortfall

If, upon receipt of a valuation of the Ship in accordance with Clause 23.4 (Valuation of the Ship), the Security Value shall be less than the Security Requirement, the Agent may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless the Ship has become a Total Loss) either:

(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Agent's said notice such sum in Dollars as will result in the Security Requirement after such repayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Agent's said notice constitute to the reasonable satisfaction of the Agent such further security for the Loan as shall be reasonably acceptable to the Agent having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

Clauses 25.2 (Costs) and 25.4 (Documents and evidence) and paragraph (a) of Clause 7.9 (Voluntary prepayment of Loans) shall apply to prepayments under paragraph (a) of Clause 25.1 (Security Shortfall).

25.2	Costs

All costs in connection with the Agent obtaining any valuation of the Ship referred to in Clause 23.4 (Valuation of the Ship), and obtaining any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to paragraph (b) of Clause 25.1 (Security Shortfall) shall be borne by the Borrower.

25.3	Valuation of additional security

For the purpose of this Clause 25 (Security Value Maintenance), the market value of any additional security provided or to be provided to the Agent shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason thereto.

25.4	Documents and evidence

In connection with any additional security provided in accordance with this Clause 25 (Security Value Maintenance), the Agent shall be entitled to receive such evidence and documents of the kind referred to in Clause 4 (Conditions of Utilisation) in respect of other Finance Documents as may in the Agent's opinion be appropriate.

25.5	Valuations binding

Any valuation under this Clause 25 (Security Value Maintenance) shall be binding and conclusive as regards the Borrower.

25.6	Provision of information

(a)	The Borrower shall promptly provide the Agent and any shipbroker acting under this Clause 25 (Security Value Maintenance) with any information which the Agent or the shipbroker may reasonably request for the purposes of the valuation.

(b)	If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Agent considers prudent.

26	Events of Default

Each of the events or circumstances set out in Clause 26 (Events of Default) is an Event of Default (save for Clause 26.22 (Acceleration)).

26.1	Non-payment

Any Transaction Obligor fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document and such failure is not remedied within three (3) Business Days of the due date or (if payable on demand) within three (3) Business Days of receiving the demand.

26.2	Specific obligations

A breach occurs of Clause 21 (Financial covenants), Clause 22.1 (Sanctions and Illicit payments), Clause 22.2 (Prohibited Payments), Clause 22.4 (Negative pledge), Clause 22.5 (Disposals), Clause 22.7 (Mergers) or Clause 22.15 (Loans and guarantees by the Borrower).

26.3	Other obligations

(a)	Any Transaction Obligor fails to comply with any provision of any Finance Document (other than those referred to in Clause 22.24 (Italian compliance undertakings), Clause 26.1 (Non-payment) and Clause 26.2 (Specific obligations)) or there is any material breach in the opinion of the Majority Lenders and SACE of any of the Underlying Documents.

(b)	No Event of Default under paragraph (a) above shall be deemed to have occurred if, in the opinion of the Majority Lenders and SACE, such failure or material breach is capable of remedy and is remedied within the Relevant Period (as defined below) from the date of its occurrence, if the failure or material breach was known to that Transaction Obligor, or from the date the relevant Transaction Obligor is notified by the Agent of the failure or material breach, if the failure or material breach was not known to that Transaction Obligor, unless in any such case as aforesaid the Majority Lenders and SACE consider that the failure or material breach is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders, "Relevant Period" meaning for the purposes of this Clause 26.3 fifteen (15) days in respect of a remedy period commencing after the date of this Agreement.

26.4	Misrepresentation

Any representation, warranty or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of a Transaction Obligor under or in connection with any Finance Document or the ECA Cover Document (other than any representation in Clause 18.31 (Italian compliance representations)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Cross default

(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of the Borrower; or

(b)	any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise; or

(c)	any other Financial Indebtedness of any member of the Group other than the Borrower is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any Security securing the same becomes enforceable by reason of default provided that no Event of Default will arise if the aggregate amount of the relevant Financial Indebtedness and liabilities secured by the relevant Security is less than seventy-five million Dollars ($75,000,000) or its equivalent in other currencies; or

(d)	any other Security over any assets of any member of the Group other than the Borrower securing any alleged liability that does not qualify as Financial Indebtedness becomes enforceable where the alleged liability is in respect of a sum of, or sum aggregating seventy-five million Dollars ($75,000,000) or more (or the equivalent in other currencies), unless the alleged liability is being contested in good faith by appropriate means by the relevant Group member and the Agent is reasonably satisfied that the relevant member of the Group has reasonable grounds for succeeding in its action.

26.6	Winding-up

Any order is made or an effective resolution passed or other action taken for the suspension of payments or reorganisation, dissolution, termination of existence, liquidation, winding-up or bankruptcy of any Transaction Obligor.

26.7	Appointment of liquidators etc.

A liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer is appointed in respect of any Transaction Obligor or in respect of all or any substantial part of the assets of any Transaction Obligor.

26.8	Repudiation

There is a repudiation or termination of any Transaction Document (save for the Shipbuilding Contract, and, to the extent replaced, the Management Agreement and any charter) or any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

26.9	Enforcement of any security

Any corporate action, legal proceeding or other procedure or step is taken in relation to enforcement of any Security Interests over any assets of the Borrower.

26.10	Insolvency

(a)	A Transaction Obligor is unable or admits inability to pay its debts as they fall due, is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts.

(b)	The value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent liabilities).

(c)	A moratorium in respect of all or any debts of any Transaction Obligor or a compromise, composition, assignment or an arrangement with creditors of any Transaction Obligor or any similar proceeding or arrangement by which the assets of any Transaction Obligor are submitted to the control of its creditors is applied for, ordered or declared or any Transaction Obligor commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.11	Legal process

Any corporate action, legal proceeding, distress, execution, attachment or other process affects the whole or any substantial part of the assets of any Transaction Obligor and remains undischarged for a period of forty-five (45) days, any step is taken in relation to enforcement of any security interests over any assets of any Transaction Obligor (other than the Borrower) or any uninsured judgment which, in each case, is in excess of seventy-five million Dollars ($75,000,000) following final appeal, remains unsatisfied for a period of fifteen (15) days.

26.12	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in Clauses 26.6 (Winding-up) to 26.11 (Legal process) shall occur under the laws of any applicable jurisdiction.

26.13	Cessation of business

Any Transaction Obligor ceases to carry on all or a substantial part of its business.

26.14	Revocation of consents

Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Transaction Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent reasonably considers that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Transaction Obligor and the Majority Lenders and the Export Credit Agency are satisfied that the Lenders' interests might reasonably be expected to be materially adversely affected.

26.15	Unlawfulness

At any time it is unlawful or impossible for any Transaction Obligor to perform any of its material (to the Secured Parties or any of them) obligations under any Transaction Document to which it is a party or it is unlawful or impossible for the Secured Parties or any Lender to exercise any of their or its rights under any of the Transaction Documents provided that no Event of Default shall be deemed to have occurred where the unlawfulness or impossibility does not relate to the payment obligation of any Transaction Obligor under any Transaction Document and is cured within the period of twenty-one (21) days of the date of occurrence of the event giving rise to the unlawfulness or impossibility and the affected Transaction Obligor performs its obligation within such period.

26.16	Insurances

The Borrower fails to insure the Ship in the manner specified in Clause 24 (Insurance Undertakings) or fails to renew the Insurances at least five (5) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent provided that if the insurers withdraw their cover an Event of Default shall be deemed to have occurred upon issue of the insurer's notice of withdrawal.

26.17	Disposals

If the Borrower or any other Transaction Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

26.18	Prejudice to security

Anything is done or suffered or omitted to be done by any Transaction Obligor which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Finance Documents.

26.19	Governmental intervention

The authority of any Transaction Obligor in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any Transaction Obligor and the Majority Lenders and the Export Credit Agency are satisfied that the Lenders' interest might reasonably be expected to be materially adversely affected.

26.20	Material Adverse Change

(a)	Any event or circumstance occurs which results in a Material Adverse Effect; and/or

(b)	any event or circumstance occurs, which results in a material adverse effect on the ability of the Borrower, also under an economic and/or financial standpoint, to perform its obligations under this Agreement.

26.21	Conditions subsequent

The Borrower fails to comply with the condition subsequent set out in Clause 4.13 (Conditions subsequent) unless waived in writing by the Agent.

26.22	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders and the Export Credit Agency:

(a)	by notice to the Borrower:

(i)	cancel the Available Commitment of each Lender, whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(ii)	declare that all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

and the Agent may serve notices under sub-paragraphs (i), (ii) and (iii) of paragraph (a) above simultaneously or on different dates and the Agent may take any action referred to in paragraph (b) above or Clause 26.23 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any such notice.

26.23	Enforcement of security

On and at any time after the occurrence of an Event of Default the Security Agent may, and shall if so directed by the Majority Lenders and the Export Credit Agency, take any action which, as a result of the Event of Default or any notice served under Clause 26.22 (Acceleration), the Security Agent is entitled to take under any Finance Document or any applicable law or regulation.

27	ECA Provisions

27.1	Subrogation

(a)	Each Party acknowledges that the Export Credit Agency will be immediately and automatically subrogated to the rights of the Agent and of the Lenders under all Finance Documents (including with respect to the guarantee and indemnity under Clause 17 (Guarantee and Indemnity) to the extent of any payment made by or on behalf of the Export Credit Agency under the ECA Cover Document in accordance with the ECA Cover Document). Following such subrogation, SACE may exercise, also in court proceedings, the relevant rights and actions, including the rights and actions of the Republic of Italy.

(b)	Nothing in any Finance Document shall prejudice the right of the Export Credit Agency to be subrogated, pursuant to the ECA Cover Document or applicable law, to the rights of the Agent and of any Lender under this Agreement and each other Finance Document and each Party shall provide all assistance required by the Export Credit Agency for enforcement of the rights of the Export Credit Agency under this Agreement and the other Finance Documents following such subrogation to the rights of the Agent and of the Lenders.

(c)	Each Party agrees and consents that subrogation pursuant to the ECA Cover Document by the Export Credit Agency, in whole or in part, to the rights of the Agent and of any Lender shall be construed as legal subrogation and shall not constitute a novation of any Secured Obligations or of the Finance Documents, and the Finance Documents will continue and the relevant subrogee will acquire (pro-quota to the amount transferred or subrogated to it) the same rights and obligations of the subrogor prior to the subrogation.

27.2	Reimbursement

(a)	Without prejudice to Clause 28.1 (Assignments and transfers by the Lenders) and Clause 27.1 (Subrogation), the Transaction Obligors shall reimburse the Export Credit Agency for, and keep the Export Credit Agency indemnified from and against, each and every amount paid (whether by direct payment or set-off) by the Export Credit Agency to the Finance Parties or any person on any of their behalf under the ECA Cover Document within five (5) Business Days of demand from the Export Credit Agency.

(b)	Each Transaction Obligor undertakes to pay to the Export Credit Agency an amount in Euro/USD equal to:

(i)	for each payment made by the Export Credit Agency to any of the Finance Parties or any person on any of their behalf under the ECA Cover Document, an amount equal to the amount of such payment; and

(ii)	for each deduction or withholding imposed, levied, collected, withheld or assessed on any payment by the Export Credit Agency to any of the Finance Parties or any person on any of their behalf under the ECA Cover Document, an amount equal to the amount of such deduction or withholding, together with interest thereon (calculated in accordance with Clause 8.5 (Default Interest) of this Agreement) accruing from the date the Export Credit Agency made the payment referred to in sub-paragraph (i) above or the withholding or deduction referred to in sub-paragraph (ii) above until receipt of the amounts due under this Clause from the Transaction Obligors.

(c)	Each Transaction Obligor further agrees that its obligations under this Clause 27.2 (Reimbursement) are separate from and in no way conditional upon that Transaction Obligor's obligations to the Finance Parties under this Agreement and will not be affected or discharged by any matter relating thereto including, but not limited to, whether or not that Transaction Obligor is itself liable to make payment, or is disputing its liability to make payment, under this Agreement or any Finance Documents.

27.3	Obligations Absolute

The obligations of the Transaction Obligors under Clause 27.2 (Reimbursement) above, to the extent permitted by applicable law:

(a)	are absolute and unconditional;

(b)	are to be discharged and/or performed strictly in accordance with this Agreement under all circumstances;

(c)	are continuing obligations and will extend to the ultimate balance of sums payable by the Export Credit Agency to any of the Finance Parties or any person on any of their behalf under the ECA Cover Document, regardless of any intermediate payment or discharge in whole or in part;

(d)	will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under Clause 27.2 (Reimbursement) (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with any Transaction Obligor;

(ii)	any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to, any of the Finance Documents;

(iii)	any reduction or release of any other obligations under this Agreement;

(iv)	the release of any Transaction Obligor or any other person under the terms of any composition or arrangement;

(v)	the taking, variation, compromise, exchange, renewal, discharge, substitution or release of, or refusal or neglect to perfect, take up, realise or enforce, any rights against, or security over assets of, the Transaction Obligors or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(vi)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Transaction Obligor any of the Finance Parties or any other person;

(vii)	any amendment (however fundamental) or replacement of a Finance Document, the ECA Cover Document or any other document or security;

(viii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, the ECA Cover Document or any other document or security;

(ix)	any insolvency or similar proceedings;

(x)	the existence of any claim, set-off, defence, reduction, abatement or other right which any Transaction Obligor may have at any time against the Export Credit Agency;

(xi)	any document presented in connection with the ECA Cover Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(xii)	any payment by the Export Credit Agency against presentation of a demand for payment substantially, on its face, in the form of a claim under the ECA Cover Document where any certificate or other document required to be provided with such claim in accordance with the terms of the ECA Cover Document either is not provided or does not comply with the terms of the ECA Cover Document; and

(xiii)	any other circumstances which might otherwise constitute a defence available to, or discharge of any Transaction Obligor.

27.4	No double-counting

For the avoidance of any doubt, any irrevocable payment made by any Transaction Obligor to the Export Credit Agency as a result of subrogation or following a demand by the Export Credit Agency under Clause 27.2 (Reimbursement) (as applicable) shall automatically discharge to the extent of such payment:

(a)	the corresponding payment obligation to the Export Credit Agency, respectively, pursuant to Clause 27.2 (Reimbursement) and subrogation; and

(b)	to the extent not already discharged by a payment made by the Export Credit Agency under the ECA Cover Document, the corresponding payment obligation owed to the Finance Parties under the Finance Documents.

27.5	Export Credit Agency payment rights

The Parties agree that the following clauses shall be applicable to any payments made or to be made by the Transaction Obligor to the Export Credit Agency under or in connection with this Agreement and/or pursuant to any subrogation referred to in Clause 27.1 (Subrogation), except for the obligations and restrictions imposed on any Finance Party under such Clauses, which obligations and restrictions shall not apply to the Export Credit Agency:

(a)	Clause 8.5 (Default Interest)

(b)	Clause 12.2 (Tax gross-up) and, for the purposes of this Clause, the Export Credit Agency shall be deemed a Protected Party and any reference to "Lender" of "Finance Party" shall be references to the Export Credit Agency;

(c)	Paragraphs (a) and (b) of Clause 12.3 (Tax indemnity) and, for the purposes of this Clause, the Export Credit Agency shall be deemed a Protected Party;

(d)	Clause 12.6 (VAT) as if any reference to Finance Party therein was a reference to the Export Credit Agency; and

(e)	Clause 14.1 (Currency Indemnity).

Section 9

Changes to Parties

28	Changes to the Lenders

28.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 28 (Changes to the Lenders), a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to:

(A)	the Export Credit Agency by way of an ECA Transfer;

(B)	any person specified by the Export Credit Agency; or

(C)	another bank or financial institution or to a trust, fund, insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets,

(the "New Lender").

(b)	The consent of the Italian Authorities is required for an assignment or transfer by an Existing Lender. The consent of SIMEST is not required if the assignment or transfer is an ECA Transfer.

(c)	The Borrower shall, within five (5) Business Days of demand, reimburse the Agent and the Export Credit Agency for the amount of any costs and expenses (including legal fees) reasonably incurred by the Agent or the Export Credit Agency in connection with any ECA Transfer or in connection with an assignment or transfer to a person specified by the Export Credit Agency.

28.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required (subject to the provisions of Clause 28.1 (Assignments and transfers by the Lenders)) for an assignment or transfer (other than an ECA Transfer) by an Existing Lender unless (i) there is an Event of Default or (ii) the assignment or transfer is to another Lender or an Affiliate of a Lender or a vehicle (including trusts or funds) whose majority shares or notes are held by a Lender or an Affiliate of a Lender, provided that in each case the Agent shall notify the Borrower of any assignment or transfer under this Agreement.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by that Borrower within that time.

(c)	Except where an assignment or transfer is an ECA Transfer, the assignment or transfer must be with respect to a minimum Commitment of twenty million Dollars ($20,000,000) or, if less, the Existing Lender's full Commitment.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender (other than where such assignment constitutes an ECA Transfer) (without prejudice to paragraph (e) of Clause 28.6 (Procedure for assignment)); and

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender (other than where such assignment constitutes an ECA Transfer), the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	Subject to paragraph (d) of Clause 28.5 (Procedure for transfer), a transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility or in respect of an ECA Transfer.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)	In addition to the other rights provided to Lenders under this Clause 28 (Changes to the Lenders), each Lender may, without consulting with, or obtaining the consent of, any Transaction Obligor at any time, assign or transfer its rights under this Agreement and each other Finance Document, if such assignment or transfer constitutes an ECA Transfer.

28.3	Assignment or transfer fee

Other than in respect of an ECA Transfer, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of five thousand Euros (€5,000).

28.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security, the ECA Cover Document or any other documents;

(ii)	the financial condition of any Transaction Obligor or the Export Credit Agency;

(iii)	the performance and observance by any Transaction Obligor or any other member of the Group or any Italian Authority of its obligations under the Transaction Documents, the Italian Support Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document, the Italian Support Documents or any other document,

and any representations or warranties implied by law are excluded.

(b)	Other than in respect of an ECA Transfer, each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties and Italian Authorities that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement, and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)	has made (and shall continue to make) its own independent investigation and assessment of the Italian Support Documents and has not relied exclusively on any information provided to it by the Existing Lender in connection with the Italian Support Documents.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of:

(A)	the non-performance by any Transaction Obligor of its obligations under the Transaction Documents; or

(B)	any non-performance by any Italian Authority of its obligations under the Italian Support Documents,

or otherwise.

28.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied:

(i)	it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender; and

(ii)	that each Italian Authority has consented to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Transaction Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;

(iii)	the Agent, the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers, the Security Agent and the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(d)	If the Export Credit Agency so requires, the procedure for a transfer specified in this Clause 28.5 (Procedure for transfer) shall not apply to any ECA Transfer, provided that the Agent is notified of that ECA Transfer promptly after the date of execution of the relevant transfer instrument.

28.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied:

(i)	it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender; and

(ii)	that each Italian Authority has consented to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 28.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 28.5 (Procedure for transfer), to obtain a release by that Transaction Obligor from the obligations owed to that Transaction Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).

(e)	If the Export Credit Agency so requires, the procedure for an assignment specified in this Clause 28.6 (Procedure for assignment)shall not apply to any ECA Transfer, provided that the Agent is notified of that ECA Transfer promptly after the date of execution of the relevant assignment instrument.

28.7	Copy of Transfer Certificate or Assignment Agreement to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

28.8	Assignments and transfers to the Export Credit Agency and by the Export Credit Agency

(a)	Each Transaction Obligor acknowledges and agrees that the Lenders may assign their rights, benefit and/or interest in, under or in connection with the Finance Documents to the Export Credit Agency in accordance with the ECA Cover Document.

(b)	Notwithstanding anything herein to the contrary, a Lender may, without consulting with, or obtaining the consent of any Transaction Obligor, at any time assign or transfer to the Export Credit Agency all or any of its rights, benefits and claims as such Lender may have against the Transaction Obligors in, under and in connection with the Finance Documents in accordance with the procedures set out in Clause 28.5 (Procedure for transfer) and Clause 28.6 (Procedure for assignment) (subject to the provision of paragraph (d) of each of those Clauses), and pursuant to an agreement in the form agreed by the relevant Lender(s) and the Export Credit Agency and such assignment or transfer constitutes an ECA Transfer.

(c)	The Export Credit Agency may assign or transfer all or any of its rights, benefits and/or interests in, under or in connection with the Finance Documents and the ECA Cover Document without the consent of any Transaction Obligor to:

(i)	providers of reinsurance/counter-guarantee or any form of risk enhancement;

(ii)	the Ministry of Economy and Finance of the Republic of Italy, any other Ministry of the Republic of Italy, any other Italian authority, agency, governmental entity and any other entity specified by the Ministry of Economy and Finance of the Republic of Italy;

(iii)	pursuant to article 6 of Italian law decree n. 269/2003 converted, with modifications, into law 326/2003 and/or in connection with article 2 of law decree 23/2020 converted, with modifications, into law 40/2020; or

(iv)	to any person following any payment under the ECA Cover Document.

(d)	Nothing in the Finance Documents including without limitation in this Clause 28 (Changes to the Lender) shall prejudice or otherwise limit the rights of any Lender to assign its rights, or transfer its rights and obligations, under, or in connection with, any Finance Document to the Export Credit Agency or as directed by the Export Credit Agency or the rights of the Export Credit Agency to assign its rights, or transfer its rights and obligations.

28.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 28 (Changes to the Lender), each Lender may, without consulting with or obtaining consent from any Transaction Obligor but subject to the consent of the Italian Authorities, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank or a multilateral development bank (including the European Investment Bank and the European Investment Fund);

(b)	any charge, assignment or other Security granted to an Affiliate of that Lender (which Affiliate may, without consulting with or obtaining consent from any Transaction Obligor but subject to the consent of the Italian Authorities, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of the rights charged, assigned or otherwise granted in its favour by that Lender to secure its obligations to one of its other Affiliates); and

(c)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustees or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that (unless otherwise provided for in this Clause 28.9) no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(d)	The provisions of Clauses 28.1 (Assignments and Transfers by the Lenders), 28.2 (Conditions of Assignment or Transfer), 28.3 (Assignment or Transfer Fee), 28.5 (Procedure for Transfer), 28.6 (Procedure for Assignment) or 28.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower) are not, and shall not be interpreted as being, applicable to any charge, assignment or Security Interest made, created or enforced pursuant to paragraph (b) above.

28.10	Definition of Affiliate

For the purposes of this Clause 28 (Changes to the Lenders), the definition of "Affiliate" in respect of Crédit Agricole Corporate and Investment Bank shall, for the avoidance of doubt, include any other member of Crédit Agricole Group, and in particular:

(a)	Crédit Agricole SA;

(b)	Caisses Régionales de Crédit Agricole;

(c)	Crédit Agricole Assurances;

(d)	LCL S.A.;

(e)	Amundi;

(f)	any company in which one (1) or more of the companies referred to in paragraphs (a) to (e) above, together or separately, own a direct majority interest; or

(g)	any securitisation fund (including any French Fonds Communs de Titrisation) or compartment thereof whose units, bonds or any type of securities being issued by it would be held by the company described in paragraph (c) above or any Subsidiary thereof.

29	Changes to the Transaction Obligors

29.1	Assignments and transfer by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10

The Finance Parties

30	Role of the Agent and the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers and the Arrangers

30.1	Appointment of the Facility Agent and the ECA Agent

(a)	Each of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers and the Lenders appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)	Each of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers and the Lenders appoints the ECA Agent to act as its ECA agent under and in connection with:

(i)	the Italian Support Documents; and

(ii)	the Finance Documents in relation to matters involving any Italian Authority or Italian Support Document.

(c)	Each of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers and the Lenders authorises the Agent, in its capacities as Facility Agent and ECA Agent, to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents and the Italian Support Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Where the context permits, references to the Agent shall include the roles of the Facility Agent and/or ECA Agent. The Facility Agent and the ECA Agent shall be the same entity throughout the Security Period.

(e)	With the prior written consent of each of the Lenders, the ECA Agent may require the Export Credit Agency or SIMEST to amend or modify the ECA Cover Document and the IMUA.

30.2	Instructions

(a)	The Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by Export Credit Agency and (to the extent relevant for the IMUA) SIMEST or in accordance with the terms of the Italian Support Documents;

(ii)	in the absence of instructions from Export Credit Agency and (as the case may be) SIMEST or the necessary terms of the Italian Support Documents and unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(iii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraphs (i) or (ii) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Export Credit Agency, SIMEST or the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Unless a contrary indication appears in the Italian Support Documents, any instructions given to the Agent by the Export Credit Agency and (as the case may be) SIMEST shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	In the absence of instructions from the Export Credit Agency and (as the case may be) SIMEST, save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document or an Italian Support Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(e)	The Agent may refrain from acting in accordance with any instructions of the Export Credit Agency, SIMEST or any Lender or group of Lenders, until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(f)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document or Italian Support Document. This paragraph (g) does not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

(h)	Each Lender authorises the Agent to follow any instructions that it receives from the Export Credit Agency or SIMEST which are in accordance with the terms and conditions of, respectively, the ECA Cover Document or the IMUA.

(i)	Each Lender acknowledges that any failure by the Agent to conform to any instructions above, or to the terms and conditions of the ECA Cover Document or the IMUA (as applicable), may result in lapse of coverage thereunder.

30.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents and under the Italian Support Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (d) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	The Agent shall promptly forward to the Lenders a copy of any instructions given to it as ECA Agent by an Italian Authority and details of any actions that it has taken or proposes to take pursuant to such instructions.

(d)	Without prejudice to Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate or similar transfer document or Assignment Agreement.

(e)	Except where a Finance Document or an Italian Support Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(f)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and the Italian Authorities.

(g)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or a Mandated Lead Arranger or a Lead Arranger or an Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties and the Italian Authorities.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents and the Italian Support Documents to which it is expressed to be a party (and no others shall be implied).

30.4	Role of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers and the Arrangers

None of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers has any obligations of any kind to any other Party under or in connection with any Transaction Document or Italian Support Document.

30.5	No fiduciary duties

(a)	Nothing in any Finance Document or Italian Support Document constitutes the Agent or any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.6	Business with the Group

The Agent and each of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.7	Rights and discretions

(a)	The Agent may:

(i)	rely on:

(A)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Italian Support Documents and the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; and

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate; and

(iv)	inform the Italian Authorities of any increase or material change in any risk covered by the Italian Support Documents to the extent it is required to do so under the terms of the Italian Support Documents or for the purposes of ensuring the continuing validity of the Italian Support Documents (and the Agent will so inform the Italian Authorities if instructed to do so by the Majority Lenders).

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders or the Export Credit Agency or SIMEST) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents as Facility Agent, in relation to the Italian Support Documents as ECA Agent and in relation to the Security Property through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as facility agent or ECA agent under this Agreement or the Italian Support Documents.

(h)	Notwithstanding any other provision of any Finance Document or Italian Support Document to the contrary, neither the Agent nor any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document or Italian Support Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.8	Responsibility for documentation

Neither the Agent nor the any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers are responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers, a Transaction Obligor, an Italian Authority, or any other person in or in connection with any Transaction Document, Italian Support Document or the transactions contemplated in the Transaction Documents, the Italian Support Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or Italian Support Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, thee Security Property Italian Support Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property or Italian Support Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor, Party, any Italian Authorities or any other person of its obligations under any Transaction Document or Italian Support Document; or

(c)	whether any other event specified in any Transaction Document or Italian Support Document has occurred.

30.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable to any Party for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or Italian Support Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, or the Security Property or any Italian Support Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property or any Italian Support Document, other than by reason of its gross negligence or wilful misconduct;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of sub-paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document, or any Security Property, the ECA Cover Document or the IMUA and any officer, employee or agent of the Agent may rely on this paragraph (b) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents, the ECA Cover Document or the IMUA to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document or Italian Support Document excluding or limiting the Agent's liability, any liability (including, without limitation, for negligence or any other category or liability whatsoever) of the Agent to any Party arising under or in connection with any Finance Document or the Security Property or any Italian Support Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

30.11	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category or liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents or in being party to the Italian Support Documents (unless the Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document or by an Italian Authority pursuant to the relevant Italian Support Document).

30.12	Resignation of the Agent

(a)	The Agent may (with the prior consent of the Italian Authorities) resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may (with the prior consent of the Italian Authorities) resign by giving thirty (30) days' notice to the other Finance Parties and the Borrower, in which case the Lenders (after consultation with the Borrower) may (with the prior consent of the Italian Authorities) appoint a successor Agent.

(c)	If the Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may (with the prior consent of the Italian Authorities) appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents and the Italian Support Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor (including within the same successor entity both the roles of Facility Agent and Security Agent).

(f)	As from the date on which the Agent's resignation notice takes effect, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of any indemnity to the Agent relating to the agency roles, given by the Transaction Obligors under the Finance Documents and this Clause 30.12 (Resignation of the Agent) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.13	Resignation of the Agent in relation to FATCA

(a)	The Agent shall resign in accordance with paragraph (a) of Clause 30.2 (Instructions) above (and, to the extent applicable, shall use all reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) of Clause 30.2 (Instructions) above) if on or after the date which is 3 Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

30.14	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may (with the prior consent of the Italian Authorities), by giving thirty (30) days' notice to the Agent, replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the later of:

(i)	the date specified in the notice from the Majority Lenders to the retiring Agent; and

(ii)	the date of the transfer of the Italian Support Documents to that successor.

(d)	As from the date on which the appointment of the successor Agent takes effect, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 30.14 (Replacement of the Agent) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(f)	The appointment of a successor Agent pursuant to this Clause 30.12 (Resignation of the Agent) shall be subject to compliance with all necessary "know your customer" requirements of the Lenders.

30.15	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.16	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document or Italian Support Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document or Italian Support Document made or delivered on that day, unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may, by notice to the Agent, appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents or the Italian Support Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 36.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and sub-paragraph (ii) of paragraph (a) above and paragraph (a) of Clause 36.5 (Electronic communication), and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	The Agent may notify the Italian Authorities of the identity and notice details of each Lender.

30.17	Credit appraisal by the Lenders

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document or Italian Support Document, each Lender confirms to the Agent and each of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document, any Italian Authority and any Italian Support Document, including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and the Italian Authorities;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property or any Italian Support Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, or the Security Property or any Italian Support Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any Italian Authority, or any of their respective assets under or in connection with any Transaction Document, the Security Property, or any Italian Support Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Security Property, or any Italian Support Document;

(d)	the adequacy, accuracy or completeness of any Utilisation Request or any other document required from a Transaction Obligor, the Builder or other person under any Finance Document or Italian Support Document or by an Italian Authority for the purposes of or in connection with any Utilisation or the cover or support provided under any Italian Support Document or of any other Italian Support Document and any other information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document or Italian Support Document, the transactions contemplated by any Transaction Document, any Italian Support Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or Italian Support Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

30.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents or the Italian Support Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents or the Italian Support Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents or the Italian Support Documents that Party shall be regarded as having received any amount so deducted.

30.19	Full freedom to enter into transactions

Notwithstanding any rule of law or equity to the contrary, the Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

30.20	Amounts paid in error

(a)	If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 30.20 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)	All payments to be made by a Party to the Agent (whether made pursuant to this Clause 30.20 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, "Erroneous Payment" means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

30.21	Italian Support Documents

Each Lender confirms to the Agent that:

(a)	it has made (and shall continue to make) its own independent investigation and assessment of each Italian Support Document;

(b)	it understands that the Agent will be entering into the Italian Support Documents on behalf of the Lenders and authorises the Agent to do so;

(c)	the Agent and the Italian Authorities have been provided with all information requested from that Lender by the Agent in order for the Agent to enter into the Italian Support Documents;

(d)	all information provided by that Lender to the Agent in relation to the Italian Support Documents is correct, complete and up to date and is not misleading; and

(e)	any representations and warranties or declaration made or to be made by the Agent (on behalf of that Lender) to each Italian Authority in the respective Italian Support Document were or will be true in all material respects as at the date such representations or warranties were made, so far as that Lender is aware.

30.22	Examination of documents

(a)	The Agent shall examine any Utilisation Request or any other document provided to it in connection with any Italian Support Document in accordance with the UCP (except that no time limit for presentation of documents shall apply) and, accordingly, the Borrower agrees that the sole responsibility of the Agent for the examination of any Utilisation Request or any other document provided to it in connection with any Italian Support Document, shall be limited to determining that any such document appears on its face to constitute a complying presentation in accordance with the UCP, taking into account the requirements of this Agreement, the Italian Support Documents and/or the UCP, as applicable. The Agent shall not otherwise be obliged to enquire as to, or be responsible for, the validity and genuineness of any such Utilisation Request or any other document provided to it in connection with any Italian Support Document or of any signatures thereon or any of the statements set out therein and shall be entitled to rely on the accuracy of any such statements.

(b)	The Agent shall not be responsible to any person for any delay in the making of any Loan occasioned by any reasonable request for evidence or documentation which the Agent may require in order to:

(i)	be satisfied that the Italian Support Documents shall apply to such Loan when made; and/or

(ii)	resolve any discrepancy in any Utilisation Request or any other document attached to any Utilisation Request and/or referred to in Clause 4.2 (No later than the date of this Agreement).

31	The Security Agent

31.1	Security Agent as trustee

(a)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties and the Export Credit Agency on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 31 (The Security Agent) and the other provisions of the Finance Documents.

(b)	Each of the Agent, each any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers, the Arrangers, each Lender and the Export Credit Agency authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Parallel debt (covenant to pay the Security Agent)

(a)	Notwithstanding any other provision of this Agreement, each Transaction Obligor irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties and the Export Credit Agency, sums equal to and in the currency of each amount payable by each Transaction Obligor to each of the Secured Parties and the Export Credit Agency under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or the ECA Cover Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Transaction Obligor, to preserve its entitlement to be paid that amount.

(b)	The Security Agent shall have its own independent right to demand payment of the amounts payable by any Transaction Obligor under this Clause 31.2 irrespective of any discharge of any of the Transaction Obligors' obligation to pay those amounts to the other Secured Parties the Export Credit Agency resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Transaction Obligor, to preserve their entitlement to be paid those amounts.

(c)	Any amount due and payable by a Transaction Obligor to the Security Agent under this Clause 31.2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by that Transaction Obligor to the other Secured Parties or the Export Credit Agency under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 31.2.

31.3	Enforcement through Security Agent only

The Secured Parties and the Export Credit Agency shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

31.4	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraphs (d) and (e) below exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent;

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders and the Export Credit Agency in accordance with instructions given to it by that Lender or group of Lenders and the Export Credit Agency).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent (or, if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders, from that Lender or group of Lenders) or the Export Credit Agency as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary intention appears in the relevant Finance Document, any instructions given to the Security Agent by the Agent (including where instructed by the Export Credit Agency in accordance with the ECA Cover Document) shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 31.7 (No duty to account) to Clause 31.12 (Exclusion of liability), Clause 31.15 (Confidentiality) to Clause 31.21 (Custodians and nominees) and Clause 31.24 (Acceptance of title) to Clause 31.28 (Disapplication of Trustee Acts); or

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 31.29 (Order of application); and

(B)	Clause 31.32 (Permitted deductions).

(e)	If giving effect to instructions given by the Agent on behalf of the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 40.2 (All Lender matters), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to sub-paragraph (iv) of paragraph (d) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the provisions of the remainder of this Clause 31.4, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

31.5	Duties of the Security Agent

(a)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Transaction Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.6	No fiduciary duties to Transaction Obligors

Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

31.7	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

31.8	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.9	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Agent, Majority Lenders, the Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent for the Secured Parties and the Export Credit Agency) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice made by the Borrower is made on behalf of and with the consent and knowledge of the Guarantor.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)	Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Lenders and/or the Agent) if the Security Agent in its reasonable opinion deems this to be necessary.

(f)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct.

(h)	Unless a Finance Document expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as Security Agent under this Agreement.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.10	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, a Transaction Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.11	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

31.12	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, nor any Receiver or any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property, other than by reason of its gross negligence or wilful misconduct;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of sub-paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Security Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this paragraph (b) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any other Secured Party,

on behalf of any other Secured Party and each other Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

31.13	Lenders' indemnity to the Security Agent

(a)	Each Lender shall (in the proportion that its Commitments bear to the Total Commitments for the time being (or, if the Total Commitments are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category or liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

31.14	Resignation of the Security Agent

(a)	The Security Agent may (with the prior consent of the Italian Authorities) resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Security Agent may resign by giving thirty (30) days' notice to the Lenders and the Borrower, in which case the Majority Lenders may (with the prior consent of the Italian Authorities) appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent and with the prior consent of the Italian Authorities) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent's resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer, by way of a document expressed as a deed, of all the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 31.26 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of this Clause 31 (The Security Agent) and Clause 14.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

31.15	Confidentiality

(a)	In acting as trustee for the Secured Parties and the Export Credit Agency, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

31.16	Information from the Lenders

Each Lender and the Export Credit Agency shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

31.17	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.18	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Transaction Obligor's auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor's liability and the extent to which that certificate or report may be relied on or disclosed).

31.19	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Transaction Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Transaction Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

31.20	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document.

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders and the Export Credit Agency request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

31.21	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

31.22	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

31.23	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

31.24	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Transaction Obligor to remedy, any defect in its right or title.

31.25	Releases

Upon a disposal of any of the Charged Property pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

31.26	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor pursuant to the Finance Documents, then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 31.14 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

31.27	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

31.28	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement and the other Finance Documents. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and any other Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

31.29	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents, under Clause 31.2 (Parallel debt (covenant to pay the Security Agent)), or in connection with the realisation or enforcement of all or any part of the Security Property shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law and subject to any different allocation provided under the Italian Support Documents, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) (other than pursuant to Clause 31.2 (Parallel debt (covenant to pay the Security Agent))), any Receiver or any Delegate;

(b)	in payment or distribution to the Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Transaction Obligor under any of the Finance Documents in accordance with Clause 34.6 (Partial payments);

(c)	if none of the Transaction Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Transaction Obligor; and

(d)	the balance, if any, in payment or distribution to the relevant Transaction Obligor.

31.30	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 31.29 (Order of application) the Security Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of Clause 31.29 (Order of application).

31.31	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.32	Permitted deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

31.33	Good discharge

(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and the Export Credit Agency and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

31.34	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

31.35	Application and consideration

In consideration for the covenants given to the Security Agent by each Obligor in relation to Clause 31.2 (Parallel debt (covenant to pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 31 (The Security Agent).

32	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33	Sharing among the Finance Parties

33.1	Payments to Finance Parties

(a)	If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from a Transaction Obligor other than in accordance with Clause 34 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.6 (Partial payments).

(b)	This Clause shall not apply to any payment made to the Export Credit Agency by a Lender or the Borrower following a payment by the Export Credit Agency to any Lender under the ECA Cover Document, in the event the Export Credit Agency has fully indemnified the Lenders under the ECA Cover Document.

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 34.6 (Partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, as between the relevant Transaction Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.

33.5	Exceptions

(a)	This Clause 33 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11

Administration

34	Payment Mechanics

34.1	Payments to the Agent

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents or the ECA Cover Document for another Party shall, subject to Clause 34.4 (Distributions to a Transaction Obligor) and Clause 34.5 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

34.3	Distributions in respect of Utilisations

The Borrower and each Lender authorises and directs the Agent to pay the proceeds of any:

(a)	Disbursement Loan, directly to the Builder; and

(b)	Premium Loan:

(i)	directly to the Export Credit Agency, in the case that it is made for the purpose set out in paragraph (a) of Clause 3.1 (Purpose); or

(ii)	directly to the Borrower, in the case that it is made for the purpose set out in paragraph (b) of Clause 3.1 (Purpose).

34.4	Distributions to a Transaction Obligor

The Agent may (with the consent of the Transaction Obligors or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Transaction Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.5	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents or the ECA Cover Document for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents or Italian Support Document from or on behalf of a Transaction Obligor or under the ECA Cover Document that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (including, without limitation, any amount due to SIMEST under Clause 10.9 (SIMEST Break Costs) or Clause 10.10 (SIMEST Refund Amounts)),

(in each case, without prejudice to the requirements of Article 13 of the general conditions of the IMUA).

(b)	The Agent shall, if so directed by each Italian Authority or the Majority Lenders (with the instructions of the Italian Authority prevailing in the event its instructions conflict with those of the Majority Lenders), vary the order set out in sub-paragraphs (ii) to (iv) of paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.

(d)	A payment by the Export Credit Agency to the Finance Parties under the ECA Cover Document will not discharge any Transaction Obligor from its payment obligations to such Finance Party under any Finance Document.

34.7	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

34.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event it shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligor as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11 (Disruption to payment systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35	Set-Off

A Finance Party may set-off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

36.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower or the Guarantor, that specified in Schedule 1 (The Original Parties);

(b)	in the case of each Lender, or any other Obligor, that specified in Schedule 1 (The Original Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Agent on or before the date on which it becomes a Party;

(c)	in the case of the Agent, that specified in Schedule 1 (The Original Parties);

(d)	in the case of the Security Agent, that specified in Schedule 1 (The Original Parties);

or any substitute address or electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to a Transaction Obligor shall be sent through the Agent unless otherwise specified in any Finance Document.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address and electronic mail address

Promptly upon changing its address or electronic mail address, the Agent shall notify the other Parties.

36.5	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 36.5 (Electronic communication).

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	Subject to paragraph (c) below, all other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(c)	The following documents provided under or in connection with the Finance Documents, and any notices thereunder, may be provided in Italian:

(i)	the Italian Support Documents;

(ii)	the SIMEST Builder Declaration; and

(iii)	any other document or notice requested or required solely by an Italian Authority after the date of this Agreement, including in connection with the documents listed under sub-paragraphs (i) and (ii) above, as the case may be.

37	Calculations and Certificates

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

38	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party and SIMEST, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40	Amendments and Waivers

40.1	Required consents

(a)	Subject to Clause 40.2 (All Lender matters) and Clause 40.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Obligors and (if required pursuant to the IMUA) SIMEST and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40 (Amendments and Waiver).

40.2	All Lender matters

Subject to Clause 40.4 (Changes to the reference rates) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Fixed Rate Margin or Floating Rate Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to any Transaction Obligor other than in accordance with Clause 29 (Changes to Transaction Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 1.10 (Sanctions – Restricted Finance Party), Clause 2.2 (Finance Parties' rights and obligations), Clause 3.1 (Purpose), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality and Sanctions), Clause 7.3 (Change of control), Clause 7.4 (ECA Mandatory Prepayment Event), Clause 7.12 (Application of prepayments), Clause 8 (Interest), Clause 10 (Changes to the calculation of Interest), Clause 28 (Changes to the Lenders), Clause 33 (Sharing among the Finance Parties), this Clause 40.2 (All lender matters) or Clause 46 (Enforcement), the governing law of any Finance Document;

(i)	Clause 18.27 (AML and Sanctions), Clause 22.1 (Sanctions and Illicit Payments) or the definition of "Sanctions", or "Prohibited Person" in Clause 1.1 (Definitions);

(j)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity); or

(ii)	the ECA Cover Document; or

(k)	the release of any guarantee and indemnity granted under Clause 17 (Guarantee and indemnity); or

(l)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; or

(m)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required,

shall not be made without the prior consent of all the Lenders.

40.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent or any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent or any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers as the case may be.

(b)	Any amendment or waiver of any term of any Finance Document may not be affected without the consent of the Export Credit Agency and, in the case that the IMUA is effective, SIMEST.

40.4	Changes to the reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders), the Export Credit Agency and SIMEST (if applicable) and the Borrower.

(b)	If an amendment is required as contemplated in this Clause 40.4 (Changes to the reference rates), the Obligors shall reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees and other professional expenses) incurred by each Secured Party in relation to such amendment.

(c)	In this Clause 40.4 (Changes to the reference rates):

"Published Rate" means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

"Published Rate Contingency Period" means, in relation to:

(a)	Term SOFR (all Quoted Tenors), ten (10) US Government Securities Business Days; and

(b)	SOFR, ten (10) US Government Securities Business Days.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Borrower materially changed;

(b)

(i)

(A)	the administrator of the Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(B)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under sub-paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor or alternative to a Published Rate.

41	Confidential Information

41.1	Confidentiality

(a)	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.5 (Disclosure to information services), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	No Party will issue any press release or make any public announcement in relation to the transaction without the prior consent of each Italian Authority and the other Parties, which will not be unreasonably withheld.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to the Italian Authorities, to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, reinsurers, reinsurance advisors, reinsurance brokers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Representatives and professional advisers;

(ii)	who is an insurer or reinsurer of any Finance Party and requests such information;

(iii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iv)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 30.16 (Relationship with the Lenders));

(v)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(vi)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	which is a classification society or other entity which a Lender has engaged to make the calculations necessary to enable that Lender to comply with its reporting obligations under the Poseidon Principles;

(ix)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(x)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document;

(xi)	any employee, officer, director or Representative of any Italian Authorities to whom information is required to be disclosed in the course of such person's employment or duties;

(xii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.9 (Security over Lenders' rights);

(xiii)	who is a Party;

(xiv)	who is a Related Fund of (x) the Italian Authorities under paragraph (a), (y) an assignee or transferee under paragraph (b)(i) or (z) a participant in a transaction under paragraph (b)(iii), in each case with the consent of the Obligors; or

(xv)	with the consent of the Obligors,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii), (iii) and (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (vi), (vii) and (viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to the Export Credit Agency (and any of its officers, directors, employees, professional advisers, auditors, partners and Representatives), such Confidential Information as that Finance Party shall consider appropriate;

(d)	to any person appointed by that Finance Party or by a person to whom sub-paragraph (i), (ii) or (iii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (d) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(e)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure by the Italian Authorities

Each Party acknowledges and accepts that each Italian Authority may disclose any Confidential Information provided to it:

(i)	to its ultimate shareholder, holding, subsidiary, parent and Affiliate companies;

(ii)	to the Ministry of Economy and Finance of the Republic of Italy and its departments, other Italian Ministries (including any of their department), Inter-ministerial committees of the Italian Government and any other Italian committee, authority, agency or governmental entity;

(iii)	to any of their legal representatives, directors, officers, employees, agents and/or collaborators and/or advisers and/or consultants (either internal or external) subject to such persons undertaking confidentiality obligations with such Italian Authority, unless they are subject to professional duties of confidentiality;

(iv)	with reference to the Export Credit Agency:

(A)	to providers of reinsurance/counter guarantee or any form of risk enhancement (including their agents, brokers and consultants) subject to such persons undertaking confidentiality obligations with SACE, unless they are subject to professional duties of confidentiality;

(B)	for the purposes of the State guarantee in favour of SACE and/or the coinsurance regime between SACE and the Republic of Italy pursuant to article 6 of law-decree n. 269/2003 converted, with modifications, into law 326/2003 and/or for the purposes of article 2 of law decree 23/2020 converted, with modifications, into law 40/2020; or

(C)	following any payment due under the ECA Cover Document;

(v)	with reference to SIMEST, to providers of hedging arrangements entered into by SIMEST and/or the Ministry of Economy and Finance of the Republic of Italy and its departments in connection with the Facilities (including their agents, brokers and consultants), subject to such persons undertaking confidentiality obligations with SIMEST and/or the Ministry of Economy and Finance of the Republic of Italy and its departments, unless they are subject to professional duties of confidentiality;

(vi)	in the case that such Confidential Information is required to be disclosed by applicable law, regulation, rule or order of a competent authority in the context of litigation, arbitration or administration proceedings, or upon request by an international organization of which that Italian Authority is a member, or by other export credit or similar agencies.

41.4	ECA Confidential Information

Each Obligor agrees to keep any and all information relating to each Italian Support Document (including, without limitation, the ECA Premium) of which that Obligor becomes aware or which is received by an Obligor from any Finance Party or the relevant Italian Authority ("ECA Confidential Information") confidential and not to disclose it to anyone without the consent of the relevant Italian Authority, save as permitted by paragraph (a), sub-paragraph (vi), (vii) and (xiii) of paragraph(b) of Clause 41.2 (Disclosure of Confidential Information) (as if reference in such Clause to any Finance Party was a reference to the Obligors), and to ensure that all the ECA Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.5	Disclosure to information services

(a)	Any Finance Party may disclose to any national or international information service company such as Dealogic, TF, GTR, TXF, IFR and any other similar information service company appointed by that Finance Party, the following information:

(i)	names of Parties;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation or formation, as the case may be, of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 45 (Governing Law);

(vi)	the name of the Agent;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility; and

(xi)	duration of Facility,

to enable such information service company to provide its usual services.

(b)	Each Transaction Obligor represents that none of the information set out in sub-paragraphs (i) to (xi) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(c)	The Agent shall notify the Guarantor and the other Finance Parties of the name of any national or international information service company appointed by the Agent in respect of this Agreement, the Facility and/or one or more Transaction Obligors.

41.6	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 45 (Governing Law);

(vi)	the names of the Agent and any of the Joint Coordinators, the Joint Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers or the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for the Facility;

(xiii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents, on behalf of itself and the other Transaction Obligors, that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Guarantor and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Transaction Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more of the Transaction Obligors by such numbering service provider.

41.7	Entire agreement

This Clause 41 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.8	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.9	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (vi) of paragraph (b) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.9 (Notification of disclosure).

41.10	Continuing obligations

The obligations in this Clause 41.10 (Continuing obligations) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42	Confidentiality of Funding Rates

42.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the Export Credit Agency and to the extent permitted by paragraphs (b), (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 8.6 (Notification of Interest Periods and Interest Rate); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

42.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42 (Confidentiality of Funding Rates).

42.3	No Event of Default

No Event of Default will occur under Clause 26.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 42 (Confidentiality of Funding Rates).

43	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44	Bail In

The provisions of this Clause 44 (Bail in) shall not apply to CDP.

44.1	Contractual recognition of Bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

44.2	Definitions

In this Clause 44 (Bail In):

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part A of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

Section 12

Governing Law and Enforcement

45	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

46	Enforcement

46.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

46.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints HT Corporate Services Limited at its registered office (currently 107 Cheapside, London EC2V 6DN, UK) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

47	Waiver of Immunity

47.1	To the fullest extent permitted by applicable law, each Obligor hereby irrevocably and unconditionally:

(a)	submits to the jurisdiction of the English courts in accordance with Clause 46 (Enforcement) and agrees not to claim any sovereign or other immunity from the jurisdiction of any such court;

(b)	submits to the jurisdiction of the English courts in respect of any proceedings arising out of or connected with the enforcement and/or execution of any judgment made against it and waives and agrees not to claim any sovereign or other immunity from the jurisdiction of the English courts or the courts of any other jurisdiction in relation to the recognition of any such judgment or court order and agrees to ensure that no such claim is made on its behalf;

(c)	consents generally in respect of any such proceedings to the giving of any relief in the English courts and the courts of any other jurisdiction whether before or after a final judgment including, without limitation: suit, relief by way of interim or final injunction or order for specific performance or recovery of any property, attachment of its assets prior to judgment, other attachment, the obtaining of judgment and enforcement or execution against any property, revenues or other assets whatsoever (irrespective of their use or intended use) and waives and agrees not to claim any sovereign or other immunity from the jurisdiction of the English courts or the courts of any other jurisdiction in relation to such enforcement and the giving of such relief (including to the extent that such immunity may be attributed to it) against itself or with respect to its assets, and agrees to ensure that no such claim is made on its behalf or with respect to its assets;

(d)	waives any right of immunity which it or its assets or revenues now have or may subsequently acquire; and

(e)	agrees not to claim any sovereign or other immunity from service of process against its assets or revenues for the enforcement of a judgment or an action in rem, for the arrest, detention or sale of any of its assets and revenues.

Each Obligor agrees that in any proceedings in the English courts this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 (the "Act") and that this waiver is intended to be irrevocable for the purposes of such Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Execution Page

BORROWER

SIGNED by	)	/s/ Matilda Bennett
	)	Matilda Bennett, Attorney-in-Fact
for and on behalf of	)
NCL NEXTGEN CLASS II LTD.	)
)
in the presence of:	)	/s/ Ece Birinci
Ece Birinci

GUARANTOR

SIGNED by	)	/s/ Matilda Bennett
	)	Matilda Bennett, Attorney-in-Fact
for and on behalf of	)
NCL CORPORATION LTD.	)
)
in the presence of:	)	/s/ Ece Birinci
Ece Birinci

JOINT COORDINATORS

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
BNP PARIBAS	)
)
in the presence of:	)	/s/ Zachary Goodwill
Zachary Goodwill

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

JOINT BOOKRUNNERS

SIGNED by	)	/s/ Matteo Primicerio
	)	Matteo Primicerio
for and on behalf of	)
CASSA DEPOSITI E PRESTITI S.P.A.	)
)
in the presence of:	)	/s/ Francesco Ferro
Francesco Ferro

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
BNP PARIBAS	)
)
in the presence of:	)	/s/ Zachary Goodwill
Zachary Goodwill

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CAIXABANK, S.A.,	)
SUCCURSALE IN ITALIA	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SIGNED by	)	/s/ Oscar Castro Fernandez
	)	Oscar Castro Fernandez
for and on behalf of	)
BANCO BILBAO VIZCAYA	)
ARGENTARIA, S.A., MILAN BRANCH	)
)
in the presence of:	)	/s/ Gonzalo Garcia
Gonzalo Garcia

SIGNED by	)	/s/ José Luis Vicent
	)	José Luis Vicent
)
for and on behalf of	)	/s/ Rocío Toledano
BANCO SANTANDER, S.A.	)	Rocío Toledano
)
in the presence of:	)	/s/ Natalia San Miguel
Natalia San Miguel

MANDATED LEAD ARRANGERS

SIGNED by	)	/s/ Matteo Primicerio
	)	Matteo Primicerio
for and on behalf of	)
CASSA DEPOSITI E PRESTITI S.P.A.	)
)
in the presence of:	)	/s/ Francesco Ferro
Francesco Ferro

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
BNP PARIBAS	)
)
in the presence of:	)	/s/ Zachary Goodwill
	)	Zachary Goodwill

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CAIXABANK, S.A.,	)
SUCCURSALE IN ITALIA	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SIGNED by	)	/s/ Oscar Castro Fernandez
	)	Oscar Castro Fernandez
for and on behalf of	)
BANCO BILBAO VIZCAYA	)
ARGENTARIA, S.A., MILAN BRANCH	)
)
in the presence of:	)	/s/ Gonzalo Garcia
Gonzalo Garcia

SIGNED by	)	/s/ José Luis Vicent
	)	José Luis Vicent
)
for and on behalf of	)	/s/ Rocío Toledano
BANCO SANTANDER, S.A.	)	Rocío Toledano
)
in the presence of:	)	/s/ Natalia San Miguel
Natalia San Miguel

SIGNED by	)	/s/ Clara Desmond
	)	Clara Desmond
for and on behalf of	)
KFW IPEX-BANK GMBH	)
)
in the presence of:	)	/s/ Mathilde Carenzi
Mathilde Carenzi

SIGNED by	)	/s/ Ivan Caliandro
	)	Ivan Caliandro
for and on behalf of	)
INTESA SANPAOLO BANK	)
LUXEMBOURG S.A.	)
)
in the presence of:	)	/s/ Ana-Maria Cretu
Ana-Maria Cretu

LEAD ARRANGERS

SIGNED by	)	/s/ Pedro Bell
	)	Pedro Bell
for and on behalf of	)
COMMERZBANK AG,	)	/s/ Michael Ravelo
NEW YORK BRANCH	)	Michael Ravelo
)
in the presence of:	)	/s/ John Ostensen
John Ostensen

SIGNED by	)	/s/ Sam Lippitt
	)	Sam Lippitt
for and on behalf of	)
HSBC BANK PLC	)
)
in the presence of:	)	/s/ Wisdom Odusanya
Wisdom Odusanya

ARRANGERS

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
UNICREDIT S.P.A.	)
)
in the presence of:	)	/s/ Zachary Goodwill
	)	Zachary Goodwill

SIGNED by	)	/s/ Nur R. Puri Purini
	)	Nur R. Puri Purini
for and on behalf of	)
BANCO BPM	)	/s/Roberta Zanaboni
	)	Roberta Zanaboni
)
in the presence of:	)	/s/ Stefano Cordara
Stefano Cordara

SIGNED by	)	/s/ Charlotte Delormel Rhymes
	)	Charlottes Delormel Rhymes
for and on behalf of	)
JP MORGAN CHASE BANK N.A.,	)
LONDON BRANCH	)
)
in the presence of:	)	/s/ Andres Barsenas
Andres Barsenas

LENDERS

SIGNED by	)	/s/ Matteo Primicerio
	)	Matteo Primicerio
for and on behalf of	)
CASSA DEPOSITI E PRESTITI S.P.A.	)
)
in the presence of:	)	/s/ Francesco Ferro
Francesco Ferro

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
BNP PARIBAS	)
)
in the presence of:	)	/s/ Zachary Goodwill
Zachary Goodwill

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
BNP PARIBAS FORTIS S.A./N.V.	)
)
in the presence of:	)	/s/ Zachary Goodwill
Zachary Goodwill

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CAIXABANK, S.A.,	)
SUCCURSALE IN ITALIA	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SIGNED by	)	/s/ Oscar Castro Fernandez
	)	Oscar Castro Fernandez
for and on behalf of	)
BANCO BILBAO VIZCAYA	)
ARGENTARIA, S.A., MILAN BRANCH	)
)
in the presence of:	)	/s/ Gonzalo Garcia
Gonzalo Garcia

SIGNED by	)	/s/ José Luis Vicent
	)	José Luis Vicent
)
for and on behalf of	)	/s/ Rocío Toledano
BANCO SANTANDER, S.A.	)	Rocío Toledano
)
in the presence of:	)	/s/ Natalia San Miguel
Natalia San Miguel

SIGNED by	)	/s/ Clara Desmond
	)	Clara Desmond
for and on behalf of	)
KFW IPEX-BANK GMBH	)
)
in the presence of:	)	/s/ Mathilde Carenzi
Mathilde Carenzi

SIGNED by	)	/s/ Pedro Bell
	)	Pedro Bell
for and on behalf of	)
COMMERZBANK AG,	)	/s/ Michael Ravelo
NEW YORK BRANCH	)	Michael Ravelo
)
in the presence of:	)	/s/ John Ostensen
John Ostensen

SIGNED by	)	/s/ Sam Lippitt
	)	Sam Lippitt
for and on behalf of	)
HSBC BANK PLC	)
)
in the presence of:	)	/s/ Wisdom Odusanya
Wisdom Odusanya

SIGNED by	)	/s/ Ivan Caliandro
	)	Ivan Caliandro
for and on behalf of	)
INTESA SANPAOLO BANK	)
LUXEMBOURG S.A.	)
)
in the presence of:	)	/s/ Ana-Maria Cretu
Ana-Maria Cretu

SIGNED by	)	/s/ Panagiotis Pantos
	)	Panagiotis Pantos
for and on behalf of	)
UNICREDIT S.P.A.	)
)
in the presence of:	)	/s/ Zachary Goodwill
	)	Zachary Goodwill

SIGNED by	)	/s/ Charlotte Delormel Rhymes
	)	Charlottes Delormel Rhymes
for and on behalf of	)
JP MORGAN CHASE BANK N.A.,	)
LONDON BRANCH	)
)
in the presence of:	)	/s/ Andres Barsenas
Andres Barsenas

SIGNED by	)	/s/ Nur R. Puri Purini
	)	Nur R. Puri Purini
for and on behalf of	)
BANCO BPM	)	/s/ Roberta Zanaboni
	)	Roberta Zanaboni
)
in the presence of:	)	/s/ Stefano Cordara
Stefano Cordara

FACILITY AGENT

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

ECA AGENT

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos

SECURITY AGENT

SIGNED by	)	/s/ Zachary Goodwill
	)	Zachary Goodwill
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
)
in the presence of:	)	/s/ Panagiotis Pantos
Panagiotis Pantos